 As filed with the Securities and Exchange Commission on February 18, 2000
                                                      Registration No. 333-92461
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------

                            AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                              PRIME RESPONSE, INC.
             (Exact name of registrant as specified in its charter)
                              -------------------

         Delaware                     7372                    13-3972166
      (State or Other     (Primary Standard Industrial     (I.R.S. Employer
      Jurisdiction of     Classification Code Number)   Identification Number)
     Incorporation or
       Organization)

                            150 CambridgePark Drive
                         Cambridge, Massachusetts 02140
                                 (617) 876-8300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------
                                 Peter J. Boni
                     President and Chief Executive Officer
                              Prime Response, Inc.
                            150 CambridgePark Drive
                         Cambridge, Massachusetts 02140
                                 (617) 876-8300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------
                                   Copies to:

          John A. Burgess, Esq.                  Mark H. Burnett, Esq.
           Peter B. Tarr, Esq.                   Kathy A. Fields, Esq.
            Hale and Dorr LLP               Testa, Hurwitz & Thibeault, LLP
             60 State Street                        125 High Street
       Boston, Massachusetts 02109            Boston, Massachusetts 02110
        Telephone: (617) 526-6000              Telephone: (617) 248-7000
        Telecopy: (617) 526-5000                Telecopy: (617) 248-7100

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]
                              -------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2000

                            [LOGO OF PRIME RESPONSE]

                                3,500,000 Shares

                                  Common Stock

  Prime Response, Inc. is offering 3,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "PRME" for the shares we are offering. We have also applied to list the shares we are offering on EASDAQ under the symbol "PRME." We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to Prime Response, Inc.................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Prime Response has granted the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens

                Dain Rauscher Wessels

                               SG Cowen

                                                                 DLJdirect Inc.

                  The date of this Prospectus is      , 2000.

Prime@Vantage.com, the name of our principle product, followed by:

Prime@Vantage.com is a Web-based, multi-channel marketing solution that integrates Internet channels - such as e-mail and the Web - with traditional marketing channels like direct mail, call centers, direct sales systems and mass marketing advertising.

Underneath this description is a two tone wheel the center of which contains the product name Prime@Vantage.com(TM) and the perimeter of which contains the following words: Point of Sale; Call Center; Direct Mail; Web; Sales Automation Systems; Retail/Branch; E-mail; Mass Market and Advertising, each of which is attached to the center by circular arrows. The perimeter circle is surrounded by descriptions of the various product functions. These functions are: Compiles real time customer behavioral data from various media channels; dedicated support, flexibility and scalability; collects data to create personalized web pages; automated e-mail marketing; act fast to launch personalized marketing campaigns in various media.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Prime Response," "we," "us" and "our" refer to Prime Response, Inc. together with its wholly owned subsidiaries Prime Response U.S., Inc., Prime Response Limited, Prime Response Pty. and Prime Response SARL (unless the context otherwise requires).

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Note Regarding Forward-Looking Statements................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  22
Business.................................................................  34
Management...............................................................  47
Certain Transactions.....................................................  56
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Material United States Federal Tax Consequences for Non-U.S. Holders.....  68
EASDAQ Information.......................................................  70
Legal Matters............................................................  73
Experts..................................................................  73
Where You Can Find More Information......................................  73
Index to Financial Statements............................................ F-1

                             ---------------------

    Prime Response, Prime Vantage, Vantage, Prime-Response.com and Prime-Vantage.com are trademarks of Prime Response. All other trademarks and trade names used in the prospectus are the property of their respective owners.

                                    SUMMARY

    You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  Our Company

    We develop and sell advanced software solutions that permit a company to promote its products or services over both the Internet and more traditional marketing channels on an automated and integrated basis. Our solutions enable businesses with large numbers of customers to create, manage and execute targeted Internet and traditional marketing campaigns to build more loyal and profitable customer relationships. We have drawn on over twelve years of experience in the design, implementation and management of marketing campaigns to develop products that draw on all of the business's data regarding its customers, including information generated by its sales, marketing, service and accounting organizations, to formulate highly targeted marketing campaigns. Our products are designed to permit clients to more effectively market and sell to their customers by delivering highly personalized marketing messages over a customer's marketing channel, whether it is the Internet, or traditional channels such as direct mail or radio and television advertising.

    Using our products, business are able to:

  .   lower the cost of acquiring and retaining customers;

  .   focus marketing efforts on their most profitable customers;

  .   optimize the use of marketing channels based on customer preferences;

  .   increase customer retention and loyalty; and

  . maximize their lifetime value of customers through more effective cross selling.

    Our latest product offerings, Prime@Vantage and Prime@Vantage.com, which were released in December 1999, provide clients with a web-based, multi-channel marketing solution. Using Prime@Vantage.com, our clients are able to create and manage comprehensive marketing campaigns that utilize inbound and outbound e-mail, customized website content, banner advertising and other internet advertising, along with more traditional direct and indirect marketing techniques, to develop and deploy immediate, personalized marketing messages to existing and potential customers.

    We focus on key vertical industries that have a critical need for advanced marketing management solutions, including communications and media, financial services and retail and e-commerce. Our clients include Fortune 1000 businesses as well as leading e-commerce businesses. Today, more than 70 clients use our products to manage millions of customer relationships. Our clients include leaders in communications and media, including Air Touch and Media One, in the financial services industry, such as Deutsche Bank and the Royal Bank of Scotland, in retail and e-commerce, including Boots and CVS, as well as such other major enterprises as British Airways and Dell Computer. We utilize our direct sales force and key industry partners such as Andersen Consulting, NCR and SAS Institute to sell and market our products.

    We were founded in 1987 in the United Kingdom. Prior to 1999, our corporate headquarters were located in London, and our primary focus was on the European market. In 1998, we began to increasingly target the United States market, and in July 1999, moved our corporate headquarters to Cambridge, Massachusetts. Our strategy is to become a leading supplier of integrated eMarketing solutions by building on our position in Europe, rapidly expanding our presence in the United States and other key markets, continuing to grow our direct sales force and expanding our strategic marketing relationships.

                                  Our Address

    Prime Response's principal executive offices are located at 150 CambridgePark Drive, Cambridge, Massachusetts 02140 and our telephone number at that location is (617) 876-8300. Our website is located at www.primeresponse.com. Information contained in our website is not part of this prospectus.

                              --------------------

                                  The Offering

 Common stock offered............................ 3,500,000 shares

 Common stock outstanding after the offering..... 19,566,530 shares

 Use of proceeds................................. An aggregate of approximately
                                                  $10.4 million of the net
                                                  proceeds will be paid to some
                                                  holders of series B preferred
                                                  stock upon the closing of
                                                  this offering in accordance
                                                  with the terms of the
                                                  preferred stock,
                                                  approximately $4.3 million
                                                  will be used to pay a
                                                  promissory note to be issued
                                                  to one of our stockholders,
                                                  and the remaining net
                                                  proceeds will be used to
                                                  expand our United States
                                                  operations and to fund
                                                  continued growth and
                                                  expansion of our business,
                                                  product development,
                                                  potential acquisitions and
                                                  other general corporate
                                                  purposes. See "Use of
                                                  Proceeds."

 Proposed Nasdaq National Market symbol.......... PRME

 Proposed EASDAQ symbol.......................... PRME


                              --------------------

    Common stock outstanding after the offering is based on the number of shares outstanding as of December 31, 1999, and except as otherwise noted, all information in this prospectus:

  . reflects the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of 6,323,867 shares of common stock upon completion of this offering;

  . reflects the conversion of 427,807 shares of redeemable common stock into common stock upon completion of this offering;

  . reflects the issuance of an aggregate of 2,861,350 shares of common stock to holders of the preferred stock upon completion of this offering in payment of accrued dividends and as required by other terms of the preferred stock and assumes the closing of this offering on February 15, 2000 (includes 19,867 shares of common stock issued for dividends accrued in the period January 1, 2000 through February 15,
      2000);

  . reflects the exercise of the option to repurchase 1,249,500 shares of redeemable common stock from a principal shareholder at $3.42 per share upon completion of this offering;

  . excludes 3,851,538 shares issuable under our 1998 stock option Stock Issuance Plan and upon the exercise of outstanding warrants, for additional information regarding these shares. Please see
      "Capitalization.";

  . reflects a three-for-four reverse stock split of all of our outstanding shares of common stock which was effected on February 2, 2000; and

  .   assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                 (dollars in thousands, except per share data)

    Set forth below are summary consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999. Also set forth below are summary consolidated balance sheet data as of December 31, 1999, which were prepared as follows:

  . on an actual basis, without any adjustments to reflect subsequent events or anticipated events;

  .   on a pro forma basis to reflect the following:

     . automatic conversion of all outstanding shares of preferred stock into an aggregate of 6,323,867 shares of common stock;

     . reflects the conversion of 427,807 shares of redeemable common stock into common stock upon completion of this offering;

     . issuance of an aggregate of 2,841,483 shares of common stock to holders of the preferred stock in payment of accrued dividends and participation feature and an aggregate cash payment of $10.3 million to some holders of preferred stock; and

  .   on a pro forma as adjusted basis to reflect the following:

     . sale of the 3,500,000 shares of common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering;

     . accretion of preferred stock dividends of approximately $331,000 from January 1, 2000 through February 15, 2000 which will be paid in a cash payment of approximately $93,000 and 19,867 shares of common stock;

     . exercise of option to repurchase 1,249,500 shares of redeemable common stock from a principal shareholder at $3.42 per share.

    This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     Year Ended December 31,
                                                    ---------------------------
                                                     1997      1998      1999
                                                    -------  --------  --------
                                                    (in thousands, except per
                                                           share data)
Consolidated Statement of Operations Data:
Revenues:
 Software licenses................................  $ 2,933  $  8,495  $ 10,134
 Services and support.............................    2,495     4,214     6,519
 Applications hosting.............................    4,754     3,827     3,869
                                                    -------  --------  --------
  Total revenues..................................   10,182    16,536    20,522
Net loss..........................................   (2,245)  (14,603)  (20,419)
Preferred stock dividends and recognition of
  beneficial conversion feature on preferred
  stock...........................................     (607)   (2,015)   (5,034)
                                                    -------  --------  --------
Net loss attributable to common
  stockholders....................................  $(2,852) $(16,618) $(25,453)
Net loss per share--basic and diluted.............  $ (2.43) $  (2.36) $  (3.44)
Weighted average shares used in computing basic
  and diluted net loss per share..................    1,173     7,035     7,405
Unaudited pro forma net loss per share--basic and
  diluted.........................................                     $  (1.71)
Shares used in computing unaudited pro forma basic
  and diluted net loss per share..................                       14,906

                                                     December 31, 1999
                                               -------------------------------
                                                           Pro      Pro Forma
                                                Actual    Forma    As Adjusted
                                               --------  --------  -----------
                                                             (unaudited)
                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  3,999  $    --     $32,657
Working capital...............................   (1,280)  (11,589)    21,772
Total assets..................................   25,515    21,516     53,466
Short-term and long-term debt and capital
  lease obligations...........................    2,600     2,600      6,873
Redeemable convertible preferred stock and
  redeemable common stock.....................   51,371     4,275        --
Stockholders' equity (deficit)................  (44,496)   (7,709)    29,927

                                 RISK FACTORS

    You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                         Risk Related To Our Business

We have incurred substantial operating losses, and we may not be profitable in the future.

    In 1995, we began to transition from a marketing database service bureau to a software company. Since that time, we have incurred substantial operating losses. We cannot be certain if or when we will become profitable. Failure to achieve profitability within the timeframe expected by investors or to maintain profitability may adversely affect the market price of our common stock. At December 31, 1999, we had an accumulated deficit of $46.1 million and negative equity of $44.5 million. In recent periods, we have increased expenditures in certain areas, particularly in sales and marketing in the United States and in product development. We expect our sales and marketing expenses to continue to increase. As a result, we expect to incur net losses and negative operating cash flow for the foreseeable future. Although we have experienced revenue growth in recent periods, we cannot be certain that these growth rates are sustainable, or that we will ever generate revenues at a level sufficient to cover our anticipated expenses, if at all.

    Our independent accountants have included in their report an explanatory paragraph relating to our ability to continue as a going concern. This explanatory paragraph includes the following language: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations since its reorganization in 1997, which raise substantial doubt about the Company's ability to continue as a going concern." We cannot be certain that we will be able to continue as a going concern. The report of our independent accountants on our financial statements for the year ending December 31, 2000 may also contain an explanatory paragraph relating to our ability to continue as a going concern.

Our quarterly operating results may fluctuate because we depend on a small number of large orders.

    We derive a significant portion of our software license revenues in each quarter from a small number of relatively large orders. The criteria for a client's acceptance of a product may delay our ability to recognize revenue from the products we ship. Our operating results for a particular fiscal period could be materially adversely affected if we are unable to complete those transactions, or satisfy our clients' acceptance criteria, on schedule at anticipated levels.

Disappointing quarterly revenues or operating results could cause the price of our common stock to fall.

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Therefore, you should not rely on period-to-period comparisons of revenues or results of operations as an indication of future performance. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

    Our quarterly license revenues may fluctuate as a result of a variety of factors, including the following:

  . software license revenues in any quarter depend on contracts closed, orders shipped and the satisfaction of clients' acceptance criteria in that quarter;

  .   the market in which we compete is relatively new and rapidly evolving;

  . we expect that, for the foreseeable future, revenues will come from licenses to a small number of clients, so delays, cancellations of orders, or acceptance of our software by a few clients can significantly impact revenues within a quarter;

  .   our sales cycle is relatively long; and

  . revenues will be affected by the timing of introduction of new products or product enhancements by us or our competitors.

    Any decline in license revenues could also cause a decline in our services and support revenues in the same quarter or in subsequent quarters.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

    In the future, we may experience seasonality in our business, particularly because we do a significant percentage of our business in Europe, which typically experiences a slowdown in business during August, and because our products typically involve a significant initial investment, the availability of which is often dependent on a client's fiscal period. Accordingly, we may generate lower revenues during the summer months and higher revenues during the calender year-end months. If we do experience these revenue fluctuations, market analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of market analysts or investors, the price of our common stock could decline.

Our results of operations would be adversely affected if our investments in personnel and infrastructure do not correspond with the timing of revenue generated as a result of such investments.

    Most of our expenses, such as employee compensation, sales and marketing expenses, computer equipment costs and rent for properties, are either relatively fixed in the short term or incurred in advance of sales. Moreover, our expense levels are based in part on our expectations regarding future revenues. As a result, if revenues for a particular quarter are below expectations, we will most likely not be able to proportionately reduce operating expenses for that quarter. Therefore, a shortfall in revenues would have a disproportionate effect on our expected operating results for that quarter and could cause the trading price of our common stock to decline.

We may incur charges against our earnings which could have an adverse impact on our results of operations.

    We have issued warrants which become exercisable upon the attainment of certain revenue targets and market capitalization levels. Because we cannot predict if and when these targets will be attained, we cannot predict when charges to expenses related to these warrants will be incurred. Furthermore, the amount of these charges will depend on the price of our common stock when the warrants are earned.

We are releasing a new product family and are dependent on its market acceptance.

    We have released the latest generation of our marketing management solutions--Prime@Vantage, which introduces a new software architecture, and Prime@Vantage.com, which introduces new functionality, including the ability to generate immediate and personalized marketing initiatives over the internet. Achievement of our overall business goals is dependent upon the sustained market acceptance at desired pricing levels of these new products. If these products do not achieve and sustain market acceptance due to bugs, a lack of functionality considered important in the marketplace, or any other reason, we will experience a material adverse effect on our business, prospects, operating results and financial condition.

Our management team may not successfully implement our business strategy because it has only recently begun to work together.

    Only two members of our senior management team in the United States were employed with us before January 1, 1999. Members of our senior management team in the United States have worked together, and with members of our senior management outside the United States, for only a short period of time. They may not work together successfully and may be unable to implement our growth plans in the United States or elsewhere.

Our failure to increase our United States revenues and operations would adversely affect our operating results and financial condition.

    Although to date a significant portion of our revenues have been derived from our international operations, and the growth of such revenues will remain an important factor to the successful growth of our business, we believe that we must continue to expand our marketing and sales activities, product and service offerings and operations in the United States in order to achieve and maintain profitability. Our failure to effectively manage expansion in the United States could have a material adverse effect on the delivery of our products and services, our ability to attract and retain key personnel and our business operations and prospects.

We may not be able to continue to develop new products or enhance existing products on a timely basis.

    To be competitive, we must continue to develop and introduce on a timely basis new products and product enhancements. Our failure to develop and introduce new products and enhancements successfully and on a timely basis, or the failure of new products to achieve and sustain market acceptance, could have a material adverse effect on our business, prospects, operating results and financial condition. We are obligated under a limited number of client contracts to deliver new products or product enhancements by specified dates, and failure to do so could result in the loss of one or more of those clients or expose us to contractual liability. We have in the past encountered circumstances that made it impractical to provide required enhancements to a customer, and we may be unable to do so on future occasions.

Our sales cycle is relatively long and difficult to predict.

    The decision by a prospective client to purchase our products frequently involves several functional departments within its business. In addition, the purchase and implementation of our products typically involve a significant cost to our clients, including training and integration costs. These implementations can also include a substantial commitment of resources by our clients or their consultants over an extended period of time. As a result, our sales cycle generally ranges from three to nine months, with our average sales cycle lasting approximately six months. Consequently, the relatively long and unpredictable nature of our sales cycle makes it difficult to predict our revenues.

Intense competition may adversely affect our financial condition and operating results.

    The market for internet-based integrated eMarketing solutions is becoming intensely competitive. If we are unable to compete effectively, our business, prospects, financial condition and operating results would be materially adversely affected. Some of our current and potential competitors have greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements.

    In addition, we expect that new competitors will enter the market with competing products as the size and visibility of the market opportunity increases. We also expect that competition will increase as a result of consolidations and formations of alliances among industry participants. Increased competition could result in pricing pressures, reduced margins, and failure of our products to achieve or maintain market acceptance.

We depend on a few industries for most of our sales, and we may not continue to be successful in those markets and in expanding beyond those limited markets.

    A substantial portion of our revenues have been derived from sales to communications and media businesses, financial institutions, and retail and e-commerce businesses. In order to reach and maintain profitability, we must continue to succeed in these markets. We may not be successful in doing so. In addition, we must expand the number of markets we address in order for our business to grow as planned, and we may not be successful in doing so.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, information systems, network and other resources. To manage future growth effectively, we must continue to improve our financial and accounting systems and controls, enhance our reporting systems and procedures, integrate new personnel and manage expanded operations. We will also need to hire additional personnel and we may be unable to recruit qualified employees as needed.

We are largely dependent on our international operations.

    In addition to our presence in the United States, we have offices in five other countries and customers in more than 19 other countries. In the year ended December 31, 1999, 83.0% of our total revenues resulted from sales outside the United States, reflecting our historical presence in the United Kingdom and elsewhere in Europe. Although we believe that we must increase our operations in the United States to reach and maintain profitability, we must also continue to expand our sales in international markets for our business to grow as planned. This may require us to establish additional international operations and hire additional personnel. Our failure to do so in a timely and effective manner would have a material adverse effect on our business, prospects, financial condition and operating results. Our operations and our plans to expand internationally may be affected by a number of risks, including:

  .   challenges inherent in managing geographically dispersed operations;

  .   the need to develop local distribution channels through third parties;

  .   multiple, conflicting and changing governmental laws and regulations;
      and

  .   foreign currency exchange rate fluctuations.

Our failure to expand our direct sales force would impede our revenue growth and financial condition.

    To increase our revenues, we must increase the size of our direct sales force. It can take a considerable amount of time to hire, train and integrate new sales personnel. In addition, there is intense competition for qualified sales personnel. We may not be successful in attracting, integrating, motivating or retaining qualified personnel for these positions on a timely basis or at all. A failure to do so would have a material adverse effect on our business and operating results.

Failure to expand our relationships with consulting firms and systems integrators would impede acceptance of our products and growth of our revenues.

    Consultants, systems integrators, and service providers who recommend, install and support our products with their customers are a major source of our sales. To increase our revenues and implementation capabilities, we must continue to develop and expand relationships with consultants, systems integrators, service providers and other potential industry partners. A failure to do so would have a material adverse effect on our ability to generate increased revenues. Consultants, systems integrators and service providers may market or recommend products that compete with ours. Moreover, if these firms fail to implement our products successfully for their clients, we may not have the resources to implement our products on the schedule required by the client, which could have a material adverse effect on our ability to generate increased revenues.

Our business will be adversely affected if internet solutions are not widely adopted.

    Because one of our new products addresses, among other markets, the emerging market for internet marketing solutions, our future success depends in part upon the widespread adoption of the internet as a primary medium for commerce and business applications. The failure of this market to develop, or a delay in the development of this market, would have a material adverse effect on our business, financial condition and operating results. The internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The internet infrastructure may not be able to support the demands placed on it by the continued growth upon which our success in part depends. Moreover, critical issues concerning the commercial use of the internet, such as security, reliability, cost, accessibility, taxation of e-commerce and quality of service, remain unresolved and may negatively affect the growth of internet use or the attractiveness of commerce and business communication over the internet. In addition, the internet could suffer declines in its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of internet commerce.

Our revenues might be harmed by a resistance to adopt our software by internal information technology departments.

    Some businesses may have already made a substantial investment in other third-party or internally developed software designed to integrate data from disparate sources and analyze this data or manage marketing campaigns. These businesses may be reluctant to abandon these investments in favor of our software. In addition, information technology departments of potential clients may resist purchasing our software for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the demand for our products does not grow for any of these reasons, our revenues may be harmed.

If our security system is breached, our business and reputation could suffer.

    We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our failure to prevent security breaches could damage our reputation, expose us to risk of loss or liability, result in a loss of our clients and adversely affect our ability to obtain new clients. Although we have implemented network security measures, our servers are vulnerable to computer viruses, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

If the delivery of our e-mails is limited or blocked, then our clients may discontinue the use of our products thereby reducing demand for our products.

    Our business model relies on our ability to deliver e-mails to recipients over the internet through internet service providers, commonly referred to as ISPs, and to recipients in major corporations. America Online and other ISPs are able to block unwanted messages to their users. In addition, certain currently available internet browsers allow users to modify their browser settings to return unwanted e-mails. If these companies or individual users limit or halt the delivery of our e-mails, demand for our products could decrease which would have a material adverse affect on our business.

Our failure to operate our professional services organization at a profit would adversely affect our financial condition.

    Our failure to operate our professional services organization at a profit would have a material adverse effect on our operating results and financial condition. To gain initial acceptance of our products by clients in our targeted industries, we may elect on occasion to assist customers with the implementation of our products at a loss. In the past, our cost of services revenues have been significantly higher than our services revenues. We cannot be certain that our professional services organization will achieve or sustain profitability.

Loss of key personnel could adversely affect our business.

    Our future success depends to a significant degree on the skills, experience and efforts of James Carling, our founder and Chief Technology Officer, Peter J. Boni, our President and Chief Executive Officer, Allen Swann, our President, International, Paul Lavallee, our President, Americas, and Frederick Phillips, our Chief Financial Officer. The loss of the services of any of these individuals could have a material adverse effect on us. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. The loss of one or more of our executive officers and other members of senior management could have a material adverse effect on us. Many of our executive officers, members of senior management or other employees are not subject to an agreement that prohibits them from competing with us after the termination of their employment with us. We do not maintain "key man" insurance on any of our executive officers or senior management personnel.

We may be unable to hire and retain the skilled personnel we need to succeed.

    Qualified personnel are in great demand throughout the software industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel and other senior personnel. Our failure to attract and retain the highly-trained technical personnel that are integral to our product development, professional services and support teams may limit the rate at which we can develop new products or product enhancements. This could have a material adverse effect on our business, prospects, operating results and financial condition.

We may be unable to protect our proprietary technology rights.

    Our success depends to a significant degree upon the protection of our software and other proprietary technology rights. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Moreover, the laws of the countries in which we develop and market our products may afford little or no effective protection of our proprietary technology. The reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on us. Legal proceedings to enforce our intellectual property rights could divert the time and attention of management, be expensive and involve uncertainty of success.

Claims by other companies that our products infringe their proprietary rights, copyrights or patents could adversely affect our financial condition.

    If any of our products are alleged to violate third-party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue offering our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may be unsuccessful and, in any case, could substantially increase our costs and have a material adverse effect on us. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

Claims by other companies that our names infringe their proprietary rights could adversely affect our financial condition.

    Third parties have claimed, and may in the future claim, that our company name or our product names violate their trademark or trade name rights. We have applied for registration of some of our trademarks in the United States, Canada and the European Community but have not yet received any approvals. Our use of the names Prime Response, Prime@Vantage and Prime@Vantage.com, as well as the use of other names, may result in costly litigation, divert management's attention and resources, cause product shipment delays, or require us to pay damages or to enter into royalty or license agreements. We may be required to stop using certain names currently used for our products. Any of these events could have a material adverse effect on our business, prospects, operating results and financial condition.

Our business could be adversely affected if our products fail to perform properly.

    Software products as complex as ours may contain undetected errors, or bugs, which result in product failures, or otherwise fail to perform in accordance with client expectations. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of internet technologies and the stress that may be placed on our products by the full deployment of our products over the internet. Product performance problems could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, or injury to our reputation, any of which could have a material adverse effect on our business, prospects, operating results and financial condition.

We could incur substantial costs as a result of product liability claims relating to our clients' marketing efforts.

    Our products may be critical to our clients' marketing efforts. If one of our products fails, a client may assert a claim for substantial damages against us, regardless of our responsibilities for such failure. Although our form of license agreement contains provisions limiting liability, product liability claims could require us to spend significant time and money in litigation or to pay significant damages. There can be no assurance that our product liability, errors and commissions or general liability insurance will prove sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

We may be affected by Year 2000 technology problems.

    Many existing computer systems and software products do not properly recognize dates after December 31, 1999. As a result, many companies' software and computer systems may need to be upgraded or replaced to become Year 2000 compliant. In addition, despite the fact that many computer systems are currently processing 21st century dates correctly, these companies, including us, could experience latent Year 2000 problems.

    Changing purchasing patterns of clients impacted by Year 2000 issues or Year 2000 concerns may result in reduced resources available for purchases of integrated eMarketing solutions. In addition, there can be no assurance that Year 2000 errors or defects will not be discovered in our products or in our internal software systems. If such errors or defects are discovered, the cost of making such systems Year 2000 compliant could be material.

    Year 2000 errors or defects in the internal systems maintained by our vendors could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

Acquisitions could cause financial or operational problems.

    Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. To this end, we may choose to acquire new and complementary businesses, products, or technologies instead of developing them ourselves. We may face competition for acquisition targets from larger and more established companies with greater financial resources, making it more difficult for us to complete acquisitions. We do not know if we will be able to complete any acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time-consuming, could disrupt our ongoing business and could distract our management. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on terms that are not favorable to us and, ultimately, our stockholders. Specifically, in the case of an equity financing, the issuance of additional stock would result in dilution to our stockholders, and in the case of a debt financing, we may be forced to accept restrictions on our ability to incur additional debt, make prepayments on certain indebtedness, make acquisitions and other investments, issue additional capital stock and engage in mergers and consolidations, all of which could impede our long term plans for expansion and on our ability to pay dividends to our stockholders. If we are unable to integrate any acquired entities, products or technologies effectively, our business, financial condition and operating results will suffer. In addition, any amortization of goodwill or other assets or charges resulting from the costs of acquisitions could harm our business and operating results.

Our business is subject to government regulation of the internet and other legal uncertainties, which could negatively impact our operations.

    Laws and regulations directly applicable to communications or commerce over the internet are becoming more prevalent. The United States Congress recently enacted internet laws regarding privacy, copyrights, taxation and other matters. In addition, the European Union recently enacted privacy regulations. The laws governing the use of the internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the internet could adversely affect our business. In particular, new regulations affecting the use of unsolicited e-mail advertising would impair our clients' marketing efforts and could reduce the demand for our products.

Privacy concerns and legislation may limit the information our clients can gather, which could reduce the demand for our products.

    Privacy concerns may cause website visitors to resist providing personal data or avoid websites that track the internet behavioral information necessary to support online profiling capabilities. Even the perception of security or privacy concerns, whether or not valid, may have a similar effect. The European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding internet users. This directive may limit our clients' ability to target advertising or collect and use information in certain European countries. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify website users that the data captured after visiting their websites may be used to direct product promotion and advertising to that user. Other countries and political entities, such as the European Union, have adopted these types of restrictions. The United States may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business, prospects, financial condition and operating results could be harmed.

    Websites typically use bits of information keyed to a specific server, file pathway or directory location, commonly referred to as "cookies," which are placed on a customer's hard drive, possibly without the customer's knowledge or consent, to track demographic information and target advertising. Our clients may use cookies for a variety of reasons, including the collection of data derived from the customer's internet activity. Most currently available internet browsers allow our clients' customers to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our clients' sales and marketing efforts. The Federal Trade Commission and several states are investigating the use by internet companies of personal information. New regulations regarding the use of personal information could adversely impact the demand for our products.

            Risks Associated with This Offering of Our Common Stock

The price of our common stock after this offering may be lower than the price you pay.

    The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon several factors. See "Underwriting."

Our common stock is particularly subject to volatility because of our industry.

    The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.

We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract our management and could result in substantial costs or large judgments against us.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

The significant control over stockholder voting matters that may be exercised by our executive officers and directors will deprive you of the ability to influence corporate actions.

    After this offering, our executive officers and directors and their affiliates will together control 15,837,373 shares or approximately 80.1% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Prime Response, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Prime Response and might affect the market price of our common stock.

We plan to adopt anti-takeover provisions that could affect the market price of our common stock or our ability to sell our business.

    Certain provisions of our amended and restated certificate of incorporation and our by-laws, which will be in effect upon the closing of this offering, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, certain provisions of Delaware law may also have the effect of discouraging, delaying or preventing a sale.

Our existing stockholders will receive a substantial benefit from this offering.

    Our preferred stock will convert into common stock and holders of our preferred stock will receive either common stock or cash in payment of liquidation preferences and accrued dividends. Pursuant to the terms of our charter, some holders of our series B preferred stock will receive an aggregate payment of approximately $10.4 million (including $93,000 in respect of dividends which accrued during the period from January 1, 2000 to February 15,
2000) from us upon the closing of this offering. Another existing stockholder will also receive a payment in the principal amount of approximately $4.3 million in satisfaction of a promissory note to be issued to him.

Future sales by existing security holders could depress the market price of our common stock.

    If our existing stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. Moreover, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of the common stock. Immediately after this offering, approximately 19,566,530 shares will be outstanding. Of these shares, 3,500,000 shares will be available for resale in the public market without restriction immediately following this offering. In addition, 671,443 shares will be available for resale in the public market without restriction 90 days after the date of this prospectus. All of which shares are subject to lock-up agreements restricting their sale for at least 180 days after the date of this prospectus. The remaining 15,395,087 shares held by existing stockholders become eligible for resale in the public market at various dates thereafter, all of which shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus.

    Some of our existing stockholders have the right to require us to register their shares of common stock with the Securities and Exchange Commission. If we register their shares of common stock, they can freely sell those shares in the public market.

    After this offering, we intend to register approximately 3,773,225 shares of our common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up provisions contained in our 1998 Stock Option/Stock Issuance Plan.

Our broad discretion in using the proceeds from this offering may negatively impact our financial condition.

    Our decisions regarding the use of the proceeds of this offering could have a material adverse effect on our business, operating results and financial condition. We have not identified specific uses for a portion of the proceeds from this offering, and we will have broad discretion in how we use them. In addition, we are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the unallocated proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds.

Investors will experience immediate and substantial dilution in the book value of their investment.

    If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that earlier investors in Prime Response paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of 3,500,000 shares of common stock offered by us are estimated to be $37.9 million ($43.7 million if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming an initial public offering price of $12.00.

    The principal purposes of this offering are:

  .   to increase our equity capital;

  .   to create a public market for our common stock;

  .   to facilitate future access by us to public equity markets;

  . to provide increased visibility and credibility in a marketplace in light of the fact that several of our current and potential competitors are, or may in the future be, public companies; and

  . to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

    We intend to pay approximately $10.4 million of our net proceeds to General Atlantic Partners 48, L.P., General Atlantic Partners 52, L.P., GAP Coinvestment Partners L.P. and GAP Coinvestment Partners II, L.P., which are each holders of series B preferred stock in accordance with the provisions of our certificate of incorporation. This amount, which represents accrued but unpaid dividends and other payments, will be payable as a result of the completion of this offering. Approximately $4.3 million of the net proceeds from this offering will be used to pay a promissory note to be issued to Kite Limited, one of our stockholders. The note will be issued for the purpose of purchasing 1,249,500 shares from Kite Limited which we will make available for issuance upon the exercise of options under our 1998 Stock Option/Stock Issuance Plan. We have an option to acquire such shares for that purpose at an exercise price of $3.42 per share through September 30, 2000, on which date Kite Limited has a right to put these shares to us at the same price. The series B preferred stock, along with our other outstanding series of preferred stock, will convert into common stock automatically upon the completion of this offering. We expect to use the remaining net proceeds from this offering for working capital and other general corporate purposes and capital expenditures, expansion of our business, product development and potential acquisitions. We have not identified specific uses for such proceeds and management will have discretion over their use and investment. Pending such uses, we will invest the net proceeds from this offering in investment grade, interest-bearing securities.

    We intend to seek acquisitions of businesses, products and technologies that are complementary to ours, and a portion of the net proceeds may be used for such acquisitions. While we discuss potential acquisitions from time to time, we currently have no commitments or agreements for any such acquisitions and there can be no assurances that any acquisitions will be made.

                                DIVIDEND POLICY

    We have not declared or paid cash dividends on our common stock since our reorganization in October 1997. Upon closing of this offering, we will be paying accrued dividends to our preferred stockholders in cash and in shares of common stock in accordance with the terms of the preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our financing agreement with Greyrock Capital prohibits the payment of cash dividends.

                                 CAPITALIZATION

    The following table describes our capitalization as of December 31, 1999:

  . on an actual basis, without any adjustments to reflect subsequent events or anticipated events;

  .   on a pro forma basis to reflect the following:

     . automatic conversion of all outstanding shares of preferred stock into an aggregate of 6,323,867 shares of common stock;

     . reflects the conversion of 427,807 shares of redeemable common stock into common stock upon completion of this offering;

     . issuance of an aggregate of 2,841,483 shares of common stock to holders of the preferred stock in payment of accrued dividends and participation feature and an aggregate cash payment of $10.3 million to some holders of preferred stock; and

  .   on a pro forma as adjusted basis to reflect the following:

     . sale of 3,500,000 shares of common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering;

     . accretion of preferred stock dividends of approximately $331,000 from January 1, 2000 through February 15, 2000 which will be paid in a cash payment of approximately $93,000 and 19,867 shares of common stock;

     . exercise of option to repurchase 1,249,500 shares of redeemable common stock from a principal shareholder at $3.42 per share.

                                                      December 31, 1999
                                                --------------------------------
                                                            Pro     Pro Forma As
                                                 Actual    Forma      Adjusted
                                                --------  --------  ------------
                                                               (unaudited)
                                                 (in thousands, except share
                                                            data)
Short-term and long-term debt and capital
  lease obligations...........................  $  2,600  $  2,600    $ 6,873
Redeemable common stock, $0.01 par value,
  1,677,307 shares issued and outstanding at
  December 31, 1999 and 1,249,500 shares
  issued and outstanding on a pro forma basis
  and 0 shares issued and outstanding on a pro
  forma as adjusted basis.....................     8,295     4,275        --
Series A redeemable convertible preferred
  stock, $0.01 par value, 1,155,000 shares
  authorized; 1,155,000 shares issued and
  outstanding at December 31, 1999 and 0
  shares issued and outstanding on a pro forma
  basis and a pro forma as adjusted basis.....    27,842       --         --
Series B redeemable convertible preferred
  stock, $0.01 par value, 1,700,000 shares
  authorized;  1,699,834 shares issued and
  outstanding at December 31, 1999, and 0
  shares issued and outstanding on a pro forma
  basis and a pro forma as adjusted basis.....    10,343       --         --
Series C redeemable convertible preferred
  stock, $0.01 par value, 1,000,000 shares
  authorized; 1,833,331 shares issued and
  outstanding at December 31, 1999, and 0
  shares issued and outstanding on a pro forma
  basis and a pro forma as adjusted basis.....     4,891       --         --
Common stock, $0.01 par value, 27,750,000
  shares authorized (including redeemable
  common stock); 6,453,506 shares issued and
  outstanding at December 31, 1999;
  16,046,663 shares issued and outstanding on
  a pro forma basis, and 19,566,530 shares
  issued and outstanding on a pro forma as
  adjusted basis..............................        65       161        196
Treasury stock, at cost, 0 and 0 shares issued
  and outstanding at
  December 31, 1999 and on a pro forma basis,
  and 1,249,500 shares issued and outstanding
  on a pro forma as adjusted basis............       --        --      (4,275)
Additional paid-in capital....................     6,520    83,936    125,812
Accumulated other comprehensive income........       (12)      (12)       (12)
Accumulated deficit...........................   (46,127)  (86,852)   (86,852)
Note receivable from shareholder..............    (2,545)   (2,545)    (2,545)
Deferred compensation.........................    (2,397)   (2,397)    (2,397)
                                                --------  --------    -------
     Total capitalization.....................  $  9,475  $   (834)   $36,800
                                                ========  ========    =======

    The number of shares of common stock outstanding as of December 31, 1999 does not reflect 1,387,473 shares issuable under options outstanding as of December 31, 1999 with a weighted-average exercise price of $4.88 per share and 1,217,746 additional shares reserved for issuance under our stock plans or 1,246,319 shares issuable under outstanding warrants as of December 31, 1999 with a weighted-average exercise price of $5.98.

                                    DILUTION

    The pro forma net tangible book value of our common stock as of December 31, 1999 was $(10,696,000), or $(0.62) per share, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock, and the issuance and payment of all required shares and amounts, upon the closing of this offering and recognition of significant events which occurred subsequent to December 31, 1999. After giving effect to the sale of 3,500,000 shares of common stock pursuant to this offering at an assumed initial public offering price of $12.00 per share and deducting estimated underwriting discounts and offering expenses, the pro forma as adjusted net tangible book value at December 31, 1999 would have been $22,666,000 or $1.16 per share.

    Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total pro forma tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding as of December 31, 1999. This offering will result in an immediate increase pro forma as adjusted net tangible book value per share of $1.78 to existing stockholders and dilution in pro forma as adjusted net tangible book value per share of $10.84 to new investors who purchase shares in this offering. Dilution is determined by subtracting pro forma as adjusted net tangible book value per share from an assumed initial public offering price of $12.00 per share. The following table illustrates this dilution:

Assumed initial public offering price per share................          $12.00
  Pro forma net tangible book value per share at December 31,
    1999.......................................................  $(0.62)
  Increase attributable to sale of common stock in this
    offering...................................................    1.78
                                                                 ------
Pro forma as adjusted net tangible book value per share after
  this offering................................................            1.16
                                                                         ------
Dilution of net tangible book value per share to new investors
  who purchase shares in this offering.........................          $10.84
                                                                         ======

    If the underwriters exercise their option to purchase additional shares in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $1.42 per share, the immediate increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $2.04 per share and the dilution to persons who purchase shares in the offering would be $10.58 per share.

    The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based upon an assumed initial public offering price of $12.00 per share:

                           Shares Purchased  Total Consideration
                          ------------------ ------------------- Average Price
                            Number   Percent   Amount    Percent   Per Share
                          ---------- ------- ----------- ------- -------------
Shares purchased in this
  offering...............  3,500,000   17.9% $42,000,000   47.7%    $12.00
Shares owned by existing
  stockholders........... 16,066,530   82.1   46,051,000   52.3       2.87
                          ----------  -----  -----------  -----
  Total.................. 19,566,530  100.0% $88,051,000  100.0%
                          ==========  =====  ===========  =====

    These tables assume no exercise of stock options or warrants outstanding as of December 31, 1999. At December 31, 1999, there were 1,387,473 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.88 per share. As of December 31, 1999, there were warrants exercisable for 1,246,319 shares of common stock at a weighted-average exercise price of $5.98 per share. To the extent that outstanding options or warrants are exercised in the future, there will be further dilution to new investors. Since December 31, 1999, we authorized options for the issuance of an additional 311,182 shares at an exercise price of $10.80 and 11,500 shares at an exercise price of $12.00.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data at December 31, 1996, 1997, 1998 and 1999 and for the years ended December 31, 1996, 1997, 1998 and 1999 are derived from the financial statements of Prime Response, Inc., which have been audited by PricewaterhouseCoopers LLP, independent auditors.

    You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus.

                                                Year Ended December 31,
                                           -------------------------------------
                                            1996      1997      1998      1999
                                           -------  --------  --------  --------
                                            (in thousands, except per share
                                                         data)
Consolidated Statement of Operations
  Data:
Revenues:
 Software licenses.......................  $   795  $  2,933  $  8,495  $ 10,134
 Services and support....................    1,410     2,495     4,214     6,519
 Applications hosting ...................    4,764     4,754     3,827     3,869
                                           -------  --------  --------  --------
  Total revenues.........................    6,969    10,182    16,536    20,522
                                           -------  --------  --------  --------
Cost of revenues:
 Software licenses.......................      144        83       152       --
 Services and support....................    1,927     3,052     6,477     4,522
 Applications hosting....................    1,777     1,923     2,477     2,776
 Non-cash cost of revenues...............      --        --        --        113
                                           -------  --------  --------  --------
  Total cost of revenues.................    3,848     5,058     9,106     7,411
                                           -------  --------  --------  --------
Gross profit.............................    3,121     5,124     7,430    13,111
                                           -------  --------  --------  --------
Operating expenses:
 Sales and marketing.....................    1,195     2,788     9,459    13,285
 Non-cash sales and marketing............      --        --        --        266
 Research and development................    1,307     2,947     6,289    10,185
 Non-cash research and development.......      --        --        --         63
 General and administrative..............    1,184     1,396     4,843     4,112
 Non-cash general and administrative.....      --        --        --      1,732
 Amortization of goodwill and other
   intangible assets.....................      --        --      1,279     1,245
                                           -------  --------  --------  --------
  Total operating expenses...............    3,686     7,131    21,870    30,888
                                           -------  --------  --------  --------
Loss from operations.....................     (565)   (2,007)  (14,440)  (17,777)
Other income (expense):
 Interest income.........................        5       155       219       115
 Interest expense........................      (64)     (227)     (294)     (184)
 Interest expense related to beneficial
   conversion feature....................      --        --        --     (2,500)
 Loss on foreign exchange................      --         (7)      (88)      (58)
                                           -------  --------  --------  --------
Loss before income taxes.................     (624)   (2,086)  (14,603)  (20,404)
Provision for income taxes...............      (26)     (159)      --        (15)
                                           -------  --------  --------  --------
Net loss.................................     (650)   (2,245)  (14,603)  (20,419)
Preferred stock dividends and recognition
  of beneficial conversion feature on
  preferred stock .......................      --       (607)   (2,015)   (5,034)
                                           -------  --------  --------  --------
Net loss attributable to common
  stockholders...........................  $  (650) $ (2,852) $(16,618) $(25,453)
                                           =======  ========  ========  ========
Net loss per share--basic and diluted....  $(6,500) $  (2.43) $  (2.36) $  (3.44)
                                           =======  ========  ========  ========
Weighted average shares used in computing
  basic and diluted net loss per share...      --      1,173     7,035     7,405
                                           =======  ========  ========  ========
                                                      December 31,
                                           -------------------------------------
                                            1996      1997      1998      1999
                                           -------  --------  --------  --------
                                                     (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents................  $   458  $ 22,106  $    530  $  3,999
Working capital..........................     (751)   11,482        62    (1,280)
Total assets.............................    3,026    26,722    10,152    25,515
Short-term and long-term debt and capital
  lease obligations .....................      563     1,296       973     2,600
Redeemable convertible preferred stock
  and redeemable common stock............      --     28,328    35,536    51,371
Stockholders' equity (deficit)...........     (865)  (16,227)  (32,860)  (44,496)

    Prior to 1996, Prime Response financial statements were prepared under accounting principles generally accepted in the United Kingdom and reported results for fiscal years ending on August 31. During that time, Prime Response earned revenue from applications hosting only, and had no license contracts or services and support revenue. Prime Response has prepared selected financial data including revenue and net loss for the year ended December 31, 1995 from statutory accounts prepared under accounting principles generally accepted in the United Kingdom for the year ended August 31, 1995 and other available information. Prime Response has recorded necessary adjustments to report results for the year ended December 31, 1995 under accounting principles generally accepted in the United States.

    The unaudited selected financial data includes, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth. The preparation of the following unaudited selected financial data in conformity with accounting principles generally accepted in the United States required management to make estimates and assumptions that affect the reported amounts.

    The available unaudited selected financial data for the twelve months ended December 31, 1995 is as follows (in thousands, except per share data):

      Revenue......................................................... $4,955
      Net loss........................................................ $  (62)
      Net loss per share--basic and diluted........................... $ (620)
      Cash dividends per share........................................ $2,210
      Weighted average shares used in computing basic and diluted net
        loss per share................................................    100

    The available unaudited selected financial data as of December 31, 1995 is as follows:

      Total assets.................................................... $2,095
      Total long term obligations..................................... $  201

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with Prime Response's consolidated financial statements, the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Prime Response's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with Prime Response's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

    Prime Response is a leading provider of integrated eMarketing software solutions that enable businesses with large customer bases to create, manage and execute highly targeted internet and traditional marketing campaigns that build more loyal and profitable customer relationships. We have over 12 years of experience in the use of technology to plan and manage marketing programs. We were founded in 1987 in the United Kingdom. Prior to 1999, our corporate headquarters were in London, England, and our primary focus was on the European market. In 1998, we began to increasingly target the United States market, and in July 1999, moved our corporate headquarters to Cambridge, Massachusetts.

    Since 1995, we have incurred significant development costs to develop our technology and new software products, particularly to introduce our latest generation of internet-based marketing management solutions. With the introduction of these products, we anticipate that research and development expenses will stabilize and will decrease as a percentage of total revenues. We intend to continue to expand our direct sales force and increase marketing expenditures relating to the introduction of our new product offerings, and as a result, we expect sales and marketing expenses to continue to grow, in dollars.

    We generate revenues principally from:

  .   licensing our software products directly to clients;

  . providing related professional services, including implementation, consulting, support and training; and

  . providing applications hosting services, including providing marketing database outsourcing services.

    Our license agreements typically require our clients to pay an upfront license fee for one or more software solutions for a specified number of customer records in their database. The amount of the license fee varies principally depending upon the size of the client's database and number of databases. Clients can subsequently pay additional license fees to allow additional entities within their corporate structure to access our applications or to purchase additional solutions.

 Revenue Recognition

    Prime Response sells software licenses under master license agreements and recognizes revenue when the agreement has been signed, the software has been shipped (or software has been electronically delivered), the license fee is fixed or determinable, and collection of the resulting receivable is probable. For license agreements which require customer acceptance, license revenues are recognized only when obligations under the license agreement are completed and the software has been accepted by the customer. For license agreements in which Prime Response participates in financing arrangements, the fee is not considered to be fixed or determinable and revenue is recognized as payments become due. Prime Response provides professional services to customers under service contracts and recognizes revenue on a time and materials basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. These services are not essential to the functionality of the software and are often performed by other parties. Support revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the maintenance period. In the event that a contract contains multiple elements, Prime Response allocates the aggregate of the contract value to each element based on relative fair values as established by vendor specific objective evidence. Vendor specific objective evidence is based on recent sales prices. Prime Response provides applications hosting services to customers and recognizes revenue as the services are performed.

    Revenues and profits under long-term fixed price contracts are recognized using percentage completion accounting. These contracts are assessed for losses and such losses are provided for in total in the period in which the losses become known.

    The following table illustrates our revenues for the years ended December 31, 1997, 1998 and 1999 by geographic region:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
                                                             (in thousands)
   United States........................................ $    65 $ 4,370 $ 3,487
   United Kingdom.......................................  10,117  12,025  15,758
   Rest of the world....................................     --      141   1,277
                                                         ------- ------- -------
     Total.............................................. $10,182 $16,536 $20,522
                                                         ======= ======= =======

    In January 1998, we acquired certain intellectual property rights and other intangible assets related to the MIND software product. Amortization of the $2.8 million of intangible assets related to this investment will be completed by December 31, 2000.

    During the year ended December 31, 1999, Prime Response recorded deferred compensation of $2.6 million in connection with the granting of options and the issuance of restricted stock upon the exercise of such options. This amount represents the difference between the estimated fair market value of the common stock on measurement date and the exercise price of the option. Compensation related to options which vest over time will be amortized over the vesting periods of the related options. We recognized an expense of $205,000 during the year ending December 31, 1999 relating to these options. We also expect to recognize an additional expense for the issuance of options to purchase an additional 311,182 shares at an exercise price of $10.80 since December 31, 1999.

    We do not believe that we have any material market risk exposure with respect to derivative or other financial instruments.

    As a result of our losses, we do not expect to pay United States income taxes in the foreseeable future.

  Andersen Consulting Relationship

    On December 6, 1999, Prime Response and Andersen Consulting entered into a joint marketing agreement and, along with an affiliate of Andersen Consulting, a stock and warrant purchase agreement. Pursuant to the stock and warrant purchase agreement, Andersen Consulting purchased 428,000 shares of common stock and Andersen Consulting received a warrant to purchase 682,000 shares of common stock. This warrant has an exercise price of $9.35 per share and vests upon the earlier to occur of September 9, 2000 or the date of an acquisition of Prime Response by another person or entity. Andersen Consulting also has a right of first refusal to participate in any equity issuances by Prime Response prior to its initial public offering in order to maintain its percentage ownership interest in Prime Response, subject to specified exceptions. The aggregate purchase price paid by Andersen Consulting for the shares of common stock and this warrant was $4.0 million. Andersen Consulting has no performance obligations under the stock and warrant purchase agreement or this warrant.

    Prime Response issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting. Of this amount, 300,000 shares will vest in share increments determined by the extent to which $2.0 billion exceeds Prime Response's market capitalization at the time of its initial public offering. An additional 75,000 shares will vest in increments of 7,500 shares for each $100.0 million that Prime Response's market capitalization exceeds $2.0 billion, up to a maximum market capitalization of $3.0 billion. This warrant has an exercise price of $9.35 per share. Prime Response also issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting which will vest in increments of 10,500 shares for each $1.0 million of sales resulting from joint marketing efforts up to $25.0 million and then in increments of 4,500 shares for each $1.0 million of sales from $25.0 million to $50.0 million. This warrant also has an exercise price of $9.35 per share.

    All warrants have a seven-year term. In the event that the marketing agreement is terminated as a result of a breach by Andersen Consulting, no further vesting under the warrants will occur, but those warrants already exercisable will remain exercisable during their term to the extent they are vested at the time of the termination.

    In the event that neither an initial public offering nor any other liquidity event occurs by January 1, 2001, Andersen Consulting or its affiliate will have the right to require Prime Response to repurchase the 428,000 shares for $4.0 million. The repurchase amount will be payable in three quarterly installments, plus 8.0% interest on the entire amount beginning on January 1, 2001, plus additional interest of 7.0% per annum in the event Prime Response fails to make any payment when due. The put right will terminate upon an initial public offering or other liquidity event.

    Prime Response is obligated to engage Andersen Consulting for consulting services of at least $1.0 million before December 31, 2001. If designated sales targets are met, Andersen Consulting is obligated to provide up to $1.0 million in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The expenditure of these funds will be controlled by a committee comprised of both Andersen Consulting and Prime Response personnel.


Results of Operations

    The following table sets out selected financial data as a percentage of revenue for the periods indicated:

                                                   Year Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
Revenues:
 Software licenses...............................     28.8 %    51.4 %    49.4 %
 Services and support............................     24.5      25.5      31.8
 Applications hosting............................     46.7      23.1      18.8
                                                   -------   -------   -------
  Total revenues.................................    100.0     100.0     100.0
                                                   -------   -------   -------
Cost of revenues:
 Software licenses...............................      0.8       0.9       --
 Services and support............................     30.0      39.2      22.0
 Applications hosting............................     18.9      15.0      13.5
 Non-cash cost of revenues.......................      --        --        0.6
                                                   -------   -------   -------
  Total cost of revenues.........................     49.7      55.1      36.1
                                                   -------   -------   -------
Gross profit.....................................     50.3      44.9      63.9
                                                   -------   -------   -------
Operating expenses:
 Sales and marketing.............................     27.4      57.2      64.8
 Non-cash sales and marketing....................      --        --        1.3
 Research and development........................     28.9      38.0      49.6
 Non-cash research and development...............      --        --        0.3
 General and administrative......................     13.7      29.3      20.0
 Non-cash general and administrative.............      --        --        8.4
 Amortization of goodwill and other intangible
   assets........................................      --        7.7       6.1
                                                   -------   -------   -------
  Total operating expenses.......................     70.0     132.2     150.5
Loss from operations.............................    (19.7)    (87.3)    (86.6)
Other income (expense):
 Interest income.................................      1.5       1.3       0.6
 Interest expense................................     (2.2)     (1.8)     (0.9)
 Interest expense related to beneficial
   conversion feature............................      --        --      (12.2)
 Loss on foreign exchange........................     (0.1)     (0.5)     (0.3)
                                                   -------   -------   -------
Loss before income taxes.........................    (20.5)    (88.3)    (99.4)
Provision for income taxes.......................     (1.6)      --       (0.1)
                                                   -------   -------   -------
Net loss.........................................    (22.1)%   (88.3)%   (99.5)%
                                                   =======   =======   =======

Years Ended December 31, 1999 and 1998

 Revenues

    Total revenues increased by $4.0 million, or 24.2%, to $20.5 million for the year ended December 31, 1999 from $16.5 million for the year ended December 31, 1998.

    Software Licenses. Software license revenues increased by $1.6 million, or 18.8%, to $10.1 million for the year ended December 31, 1999 from $8.5 million for the year ended December 31, 1998. Software license revenues decreased slightly to 49.3% of total revenues for the year ended December 31, 1999 from 51.5% of total revenues for the prior year. The dollar increase in software license revenues was due primarily to growing market acceptance of our Prime Vantage products.

    Services and Support. Revenues from services and support increased by $2.3 million, or 54.8%, to $6.5 million for the year ended December 31, 1999 from $4.2 million for the year ended December 31, 1998. These revenues increased to 31.7% of total revenues for the year ended December 31, 1999 from 25.5% of total revenues for the previous year. The increase in service and support revenues was due primarily to an increase in the number of sales of software licenses, which resulted in increased demand for services and sales of software maintenance and technical support.

    Applications Hosting. Revenues from applications hosting increased by $40,000 or 1.0%, to $3.9 million for the years ended December 31, 1999 from $3.8 million for the year ended December 31, 1998. These revenues represented 19.0% of total revenues for the year ended December 31, 1999 compared to 23.0% of total revenues for the prior year. We expect the proportion of revenues attributable to applications hosting to decline as a percentage of total revenues as we continue to focus on licensing our software products.

 Cost of Revenues

    Total cost of revenues decreased by $1.7 million, or 18.7%, to $7.4 million for the year ended December 31, 1999 from $9.1 million for the year ended December 31, 1998.

    Software Licenses. Software license costs consist primarily of expenses incurred to translate software products and prepare related documents as well as negligible expenses to manufacture, package and distribute our software products. Software license costs decreased by $152,000, or 100.0%, to zero in the year ended December 31, 1999 from $152,000 for the year ended December 31, 1998. Software license costs were zero percent of software license revenues for the year ended December 31, 1999 compared to 1.8% of such revenues for the prior year. The decrease in software license costs is primarily due to the fact that costs associated with the translation of software products and preparation of related documents occurred during 1997 and 1998.

    Services and Support. Services and support costs include salary expense and other related costs for our professional services, maintenance and telephone support staffs, as well as third-party contractor expenses. Services and support costs decreased by $2.0 million, or 30.8%, to $4.5 million in the year ended December 31, 1999 from $6.5 million in the year ended December 31, 1998. Services and support costs were 69.2% of services and support revenues for the year ended December 31, 1999 compared to 154.8% of such revenues for the prior year. The decrease in services and support costs was primarily due to an initial overstaffing in this area in 1998 and investment in services and support infrastructure. We reduced services and support staff in the fourth quarter of 1998 in order to more closely align expenses with revenues.

    Applications Hosting. Costs attributable to applications hosting consist primarily of personnel-related costs and equipment maintained for the provision of services to clients. These costs increased by $300,000, or 12.0%, to $2.8 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998. These costs were 72.4% of applications hosting revenues for the year ended December 31, 1999 compared to 65.3% of such revenues for the prior year. Typically these costs have been relatively fixed.

    The non-cash cost of revenues increased to $113,000 for the year ended December 31, 1999 from none for the year ended December 31, 1998. This expense represents the amortization of stock compensation expense in connection with the granting of stock options. The expense results from the difference between the estimated fair market value of the common stock on measurement date and the exercise price of the option which is being recognized over the vesting period.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and trade shows. Sales and marketing expenses increased by $3.8 million, or 40.0%, to $13.3 million for the year ended December 31, 1999 from $9.5 million for the year ended December 31, 1998. Sales and marketing expenses increased to 64.9% of total revenues for the year ended December 31, 1999, compared to 57.6% for the prior year. The increase in such expenses was due primarily to increases in staffing and personnel related costs, as we continued to expand our direct sales force and expand our presence in North America. We anticipate that sales and marketing expenses will continue to increase as we further expand our direct sales force and invest heavily in the marketing and promotion of our new generation of eMarketing management software products.

    The non-cash sales and marketing expense increased to $266,000 for the year ended December 31, 1999 from none for the year ended December 31, 1998. This expense represents (i) the amortization of stock compensation expense in connection with the granting of stock options, which results from the difference between the estimated fair market value of the common stock on measurement date and the exercise price of the option which is being recognized over the vesting period; and (ii) the amortization of the intangible asset recorded in connection with the Andersen Consulting agreement.

    Research and Development. Research and development expenses consist primarily of personnel and equipment-related costs directly associated with the development of both our existing and future products. Research and development expenses increased by $3.9 million, or 61.9%, to $10.2 million for the year ended December 31, 1999 from $6.3 million for the year ended December 31, 1998. Research and development expenses increased to 49.8% of total revenues in the year ended December 31, 1999 from 38.2% for the prior year. The dollar and percentage increase in costs was primarily due to significant investment in our new Prime@Vantage and Prime@Vantage.com products.

    The non-cash research and development expense increased to $63,000 for the year ended December 31, 1999 from none for the year ended December 31, 1998. This expense represents the amortization of stock compensation expense in connection with the granting of stock options. The expense results from the difference between the estimated fair market value of the common stock on measurement date and the exercise price of the option which is being recognized over the vesting period.

    General and Administrative. General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance and administrative personnel as well as external professional fees and certain centrally-borne costs. General and administrative expenses decreased by $700,000, or 14.6%, to $4.1 million for the year ended December 31, 1999 from $4.8 million for the year ended December 31, 1998. These expenses decreased to 20.0% of total revenues for the year ended December 31, 1999 from 29.1% for the prior year. This decrease was primarily attributable to a period of stability following the recruitment and development of a professional management team in 1998. After closing a financing in October 1997, we incurred significant costs in early 1998 creating an infrastructure to manage a larger company and establishing our North American operations.

    The non-cash general and administrative expense increased to $1.7 million for the year ended December 31, 1999 from none for the year ended December 31, 1998. This expense represents the amortization of stock compensation expense in connection with the granting of stock options and restricted shares. The expense results from the difference between the estimated fair market value of the common stock on measurement date and the exercise price of the option, primarily resulting from imputed interest on a non-interest bearing loan which is being recognized over the vesting period.

    Amortization of Goodwill and Other Intangible Assets. Amortization expense decreased by $30,000, or 2.3%, to $1.25 million for the year ended December 31, 1999 from $1.28 million for the year ended December 31, 1998. This expense is solely attributable to the acquisition of certain intellectual property rights and other intangible assets related to the MIND software product.

    Interest Income. Interest income decreased by $104,000, or 47.5%, to $115,000 for the year ended December 31, 1999 from $219,000 for the year ended December 31, 1998.

    Interest Expense. Interest expense decreased by $110,000, or 37.4%, to $184,000 for the year ended December 31, 1999 from $294,000 for the year ended December 31, 1998.

    Interest Expense Related to Beneficial Conversion Feature. Interest expense related to beneficial conversion feature increased to $2.5 million for the year ended December 31, 1999 from none for the year ended December 31, 1998. Interest expense related to beneficial conversion feature for the year ended December 31, 1999 results from the issuance of promissory notes which were immediately convertible into series C preferred stock with the conversion amount determinable by dividing the principal amount of the notes by $3.00, which represents a discount from the fair value of the common stock on the date of issuance. The values attributable to the conversion feature on each note represent an incremental yield, or a beneficial conversion feature, which are recognized as additional interest on the notes.

    Net Loss. As a result of the increases in revenue, operating expenses, depreciation and amortization, and net interest expense noted above, our net loss increased by $5.8 million, or 39.7%, to $20.4 million for the year ended December 31, 1999, compared with a net loss of $14.6 million for the year ended December 31, 1998.

Years Ended December 31, 1998 and 1997

 Revenues

    Total revenues increased by $6.3 million, or 61.8%, to $16.5 million for 1998 from $10.2 million for 1997. For 1998, the percent of total revenues attributable to sales in North America was 26.4% and to sales in Europe was 73.6%, compared with 0.6% and 99.4%, respectively, in 1997, reflecting the establishment of our North American based operations at the end of 1997 and increased sales in the United States in 1998.

    Software Licenses. Software license revenues increased by $5.6 million, or 193.1%, to $8.5 million in 1998 from $2.9 million in 1997. Software license revenues increased to 51.5% of total revenues in 1998 from 28.4% of total revenues in the prior year. The increase in software license fees was primarily due to growing market acceptance of our Prime Advantage products and the release of the Windows-based version of our Prime Vantage product.

    Services and Support. Services and support revenues increased by $1.7 million, or 68.0%, to $4.2 million in 1998 from $2.5 million in 1997. Services and support revenues represented 25.5% of total revenues in 1998 and 24.5% of total revenues in 1997. The dollar increase in services and support revenues was due primarily to an increase in the number of sales of software licenses, which resulted in increased demand for services and sales of software maintenance and technical support.

    Applications Hosting. Revenues attributable to applications hosting decreased by $1.0 million, or 20.8%, to $3.8 million in 1998 from $4.8 million in 1997. This decrease reflected the loss of a single client for whom we had provided database outsourcing services. Applications hosting revenues decreased to 23.0% of total revenues in 1998 from 47.1% of total revenues in the prior year.

 Cost of Revenues

    Total cost of revenues increased by $4.0 million, or 78.4%, to $9.1 million for 1998, from $5.1 million for 1997.

    Software Licenses. Software license costs increased by $69,000, or 83.1% to $152,000 in 1998 from $83,000 in 1997. Software license costs were 1.8% of software license revenues in 1998 compared to 2.9% of such revenues in 1997.

    Services and Support. Services and support costs increased by $3.4 million, or 109.7%, to $6.5 million for 1998, from $3.1 million for 1997. Services and support costs were 154.8% of services and support revenues in 1998 compared to 124% of such revenues in 1997. The increase in services and support costs was primarily due to increased staffing and personnel related costs.

    Applications Hosting. Applications hosting costs increased by $600,000, or 31.6%, to $2.5 million for the year ended December 31, 1998, from $1.9 million for the year ended December 31, 1997. Applications hosting costs were 65.2% of applications hosting revenues in 1998 compared to 39.6% of such revenues in 1997, reflecting increases in salary costs and investment in the operational infrastructure for the activities performed.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased by $6.7 million, or 239.3%, to $9.5 million in 1998, from $2.8 million in 1997. The increase in sales and marketing expenses resulted primarily from the continued investment in building a direct sales organization, establishing new sales offices, and building reseller channels, as well as increased marketing activities. Sales and marketing expenses grew to 57.6% of total revenues in 1998 compared to 27.5% of such revenues in 1997, reflecting our increased investment in these activities.

    Research and Development. Research and development expenses increased by $3.4 million, or 117.2%, to $6.3 million in 1998, from $2.9 million in 1997. Research and development expenses represented 38.2% of total revenues in 1998 and 28.4% in 1997. This increase in research and development expenditures reflected the significant investment we made during the period in developing the Windows based version of our Prime Vantage product and commencing our new generation of Prime@Vantage products, including the hiring of additional development personnel and acquisition of new equipment to support research and development activities.

    General and Administrative. General and administrative expenses increased by $3.4 million, or 242.9%, to $4.8 million in 1998 from $1.4 million in 1997. General and administrative expenses were 29.1% of revenues in 1998 and 13.7% of total revenues in 1997. The increase in general administrative expenditures was due to staffing and related costs, the establishment of our North American operations and other investments and expenses necessary to support our expanding operations.

    Amortization of Goodwill and Other Intangible Assets. Amortization costs increased to $1.3 million in 1998 from none in 1997. The increase is solely attributable to the acquisition of certain intellectual property rights and other intangible assets related to the MIND software product.

    Interest Income. Interest income increased by $64,000, or 41.3%, to $219,000 in 1998 from $155,000 in 1997.

    Interest Expense. Interest expense increased by $67,000, or 29.5%, to $294,000 in 1998 from $227,000 in 1997.

    Net Loss. Net loss increased by $12.4 million, or 563.6%, to $14.6 million for 1998, from $2.2 million for 1997.

Quarterly Results

    The following table sets forth certain unaudited financial data of Prime Response for each of the quarters in 1998 and 1999. This information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this quarterly information. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.

                                                        Quarter Ended
                          ------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31, Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                            1998      1998      1998      1998     1999      1999      1999       1999
                          --------  --------  --------- -------- --------  --------  ---------  --------
                                            (in thousands, except per share data)
Revenues:
 Software and licenses..  $ 1,203   $   348    $ 1,939   $5,005  $ 1,080   $ 2,544   $  1,654   $ 4,856
 Services and support...      771       723        847    1,873    1,711     1,543      1,455     1,810
 Applications hosting...      857       761        819    1,390      991       994      1,095       789
                          -------   -------    -------   ------  -------   -------   --------   -------
 Total revenues.........    2,831     1,832      3,605    8,268    3,782     5,081      4,204     7,455
                          -------   -------    -------   ------  -------   -------   --------   -------
Cost of revenues:
 Software licenses......      --        --          10      142      --        --         --        --
 Services and support...    1,769     1,149      1,498    2,061      850     1,167      1,230     1,275
 Applications hosting...      590       606        698      583      775       666        647       688
 Non-cash cost of
   revenues.............      --        --         --       --       --          5         84        24
                          -------   -------    -------   ------  -------   -------   --------   -------
 Total cost of
   revenues.............    2,359     1,755      2,206    2,786    1,625     1,838      1,961     1,987
                          -------   -------    -------   ------  -------   -------   --------   -------
Gross profit............      472        77      1,399    5,482    2,157     3,243      2,243     5,468
Operating expenses:
 Sales and marketing....    1,897     2,085      2,704    2,773    2,811     2,728      2,985     4,761
 Non-cash sales and
   marketing............      --        --         --       --        16         3         16       231
 Research and
   development..........    1,442     1,842      1,598    1,407    1,950     2,130      2,632     3,473
 Non-cash research and
   development..........      --        --         --       --       --        --          34        29
 General and
   administrative.......    1,326     1,227      1,032    1,258      847       853        959     1,453
 Non-cash general and
   administrative.......      --        --         --       --       --      1,678          8        46
 Amortization of
   goodwill and other
   intangible assets....      318       319        318      324      314       309        308       314
                          -------   -------    -------   ------  -------   -------   --------   -------
 Total operating
   expenses.............    4,983     5,473      5,652    5,762    5,938     7,701      6,942    10,307
                          -------   -------    -------   ------  -------   -------   --------   -------
Loss from operations....   (4,511)   (5,396)    (4,253)    (280)  (3,781)   (4,458)    (4,699)   (4,839)
Other income (expense):
 Interest income........      122        79         11        7        1        17         44        53
 Interest expense.......     (102)     (115)       (26)     (51)     (33)      (30)       (24)      (97)
 Interest expense
   related to beneficial
   conversion...........      --        --         --       --       --        --      (2,500)      --
 Loss on foreign
   exchange.............       (2)      (24)       (51)     (11)     (19)      (31)         1        (9)
                          -------   -------    -------   ------  -------   -------   --------   -------
Loss before income taxes
  ......................   (4,493)   (5,456)    (4,319)    (335)  (3,832)   (4,502)    (7,178)   (4,892)
Provision for income
  taxes ................      --        --         --       --        (1)       (1)        (7)       (6)
                          -------   -------    -------   ------  -------   -------   --------   -------
Net loss................   (4,493)   (5,456)    (4,319)    (335)  (3,833)   (4,503)    (7,185)   (4,898)
Preferred stock
  dividends and
  recognition of
  beneficial conversion
  feature on preferred
  stock ................     (474)     (474)      (504)    (563)    (611)     (677)    (3,068)     (678)
                          -------   -------    -------   ------  -------   -------   --------   -------
Net loss attributable to
  common stockholders...  $(4,967)  $(5,930)   $(4,823)  $ (898) $(4,444)  $(5,180)  $(10,253)  $(5,576)
                          =======   =======    =======   ======  =======   =======   ========   =======
Net loss per share--
  basic and diluted.....  $ (0.71)  $ (0.84)   $ (0.68)  $(0.13) $ (0.64)  $ (0.73)  $  (1.35)  $ (0.72)
                          =======   =======    =======   ======  =======   =======   ========   =======
Weighted average shares
  used in computing
  basic and diluted net
  loss per share........    7,035     7,035      7,035    7,035    7,035     7,247      7,671     7,846
                          =======   =======    =======   ======  =======   =======   ========   =======

    The following table sets forth the unaudited quarterly total expenses as a percentage of unaudited quarterly revenues.

                                                        Quarter Ended
                          --------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                            1998      1998      1998       1998      1999      1999      1999       1999
                          --------  --------  ---------  --------  --------  --------  ---------  --------
Revenues:
 Software licenses......     42.5%     19.0%     53.8%     60.5%      28.6%    50.1%      39.3%     65.1%
 Services and support...     27.2      39.5      23.5      22.7       45.2     30.4       34.6      24.3
 Applications hosting...     30.3      41.5      22.7      16.8       26.2     19.5       26.1      10.6
                           ------    ------    ------     -----     ------    -----     ------     -----
 Total revenues.........    100.0     100.0     100.0     100.0      100.0    100.0      100.0     100.0
                           ------    ------    ------     -----     ------    -----     ------     -----
Cost of revenues:
 Software licenses......      --        --        0.3       1.7        --       --         --        --
 Services and support...     62.5      62.7      41.6      24.9       22.5     23.0       29.2      17.1
 Applications hosting...     20.8      33.1      19.3       7.1       20.5     13.1       15.4       9.2
 Non-cash cost of
   revenues.............      --        --        --        --         --       0.1        2.0       0.3
                           ------    ------    ------     -----     ------    -----     ------     -----
 Total cost of
   revenues.............     83.3      95.8      61.2      33.7       43.0     36.2       46.6      26.6
                           ------    ------    ------     -----     ------    -----     ------     -----
Gross profit............     16.7       4.2      38.8      66.3       57.0     63.8       53.4      73.4
                           ------    ------    ------     -----     ------    -----     ------     -----
Operating expenses:
 Sales and marketing....     67.0     113.8      74.9      33.6       74.3     53.7       71.0      63.9
 Non-cash sales and
   marketing............      --        --        --        --         0.4      0.1        0.4       3.1
 Research and
   development..........     51.0     100.5      44.5      17.0       51.6     41.9       62.6      46.6
 Non-cash research and
   development..........      --        --        --        --         --       --         0.9       0.4
 General and
   administrative.......     46.8      67.0      28.6      15.2       22.4     16.8       22.8      19.5
 Non-cash general and
   administrative.......      --        --        --        --         --      33.0        0.2       0.6
 Amortization of
   goodwill and other
   intangible assets....     11.2      17.4       8.8       3.9        8.3      6.0        7.3       4.2
                           ------    ------    ------     -----     ------    -----     ------     -----
 Total operating
   expenses.............    176.0     298.7     156.8      69.7      157.0    151.5      165.2     138.3
                           ------    ------    ------     -----     ------    -----     ------     -----
Loss from operations....   (159.3)   (294.5)   (118.0)     (3.4)    (100.0)   (87.7)    (111.8)    (64.9)
Other income (expense):
 Interest income........      4.3       4.3       0.3       0.1        --       0.3        1.0       0.7
 Interest expense.......     (3.6)     (6.3)     (0.7)     (0.7)      (0.8)    (0.6)      (0.5)     (1.3)
 Interest expense
   related to beneficial
   conversion...........      --        --        --        --         --       --       (59.4)      --
 Loss on foreign
   exchange.............     (0.1)     (1.3)     (1.4)     (0.1)      (0.5)    (0.6)       --       (0.1)
                           ------    ------    ------     -----     ------    -----     ------     -----
Loss before income taxes
  ......................   (158.7)   (297.8)   (119.8)     (4.1)    (101.3)   (88.6)    (170.7)    (65.6)
Provision for income
  taxes ................      --        --        --        --         --       --        (0.2)     (0.1)
                           ------    ------    ------     -----     ------    -----     ------     -----
Net loss................   (158.7)%  (297.8)%  (119.8)%    (4.1)%   (101.3)%  (88.6)%   (170.9)%   (65.7)%
                           ======    ======    ======     =====     ======    =====     ======     =====

    Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of future performance. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

    Our quarterly revenue may fluctuate as a result of a variety of factors, including the following:

  . software license revenues in any quarter depend on contracts closed, orders shipped and the satisfaction of clients' acceptance criteria in that quarter;

  .   the market in which we compete is relatively new and evolving;

  . we expect that, for the foreseeable future, license revenues will come from licenses to a small number of clients, so delays, cancellations of orders, or acceptance of our software by a few clients can significantly impact revenues within a quarter;

  .   our sales cycle is relatively long; and

  . revenues will be affected by the timing of introduction of new products or product enhancements by us or our competitors.

    Many of the factors that could cause such variations are outside of our control. We plan our operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter could adversely affect our operating results for that quarter.

    For the quarter ended December 31, 1998, we recognized revenues from a disproportionately large number of licensing transactions, including a number involving significant license fees. We may in the future continue, for the factors noted above, to experience significant variations in license revenues from quarter to quarter. There can be no certainty that revenue levels will cover operating expenses, particularly as we continue to invest in our sales and marketing organizations and on expansion in the United States. We do, however, expect research and development expenditures to decrease as a percentage of total revenues, with the completion of the major investment made in the development of our Prime@Vantage and Prime@Vantage.com products.

Liquidity and Capital Resources

    Since October 1997, our primary source of funding has been through the private sale of convertible preferred stock and attached warrants, which totaled $39.1 million in aggregate net proceeds as of December 31, 1999.

    In early November 1999, we entered into a $5.0 million financing arrangement with Greyrock Capital, a Bank of America company, providing an upfront term loan of $2.0 million with the balance being funded against our receivables position within the United States and in the United Kingdom. The arrangement has a 12 month renewable term. To date, we have borrowed a total of $2.0 million under this arrangement at an interest rate of 10.5%.

    Cash and cash equivalents were $4.0 million at December 31, 1999 compared to $500,000 at December 31, 1998 and $22.1 million at December 31, 1997. The increase from December 31, 1998 is primarily attributable to equity financing provided by General Atlantic Partners, our primary investor and Andersen Consulting.

    Net cash used in operating activities was $11.2 million during 1999, $13.7 million during 1998 and $1.5 million during 1997.

    Working capital at December 31, 1999 was $(1.3) million compared to $(100,000) at December 31, 1998. We currently intend to raise cash through this offering, the proceeds of which are expected to exceed cash requirements for the next twelve months. If this offering is not successfully completed, we intend to obtain alternative financing through the private placement of debt or equity, and reduce expenditures so as to minimize requirements for additional financial resources. We believe that, if this offering is not completed, we will be able to successfully execute alternative plans. There can be no assurance that this offering will be successful or that additional financing will be available to us or, if available, that it can be obtained on a timely basis, on terms acceptable to us, and within the limitations contained in our commercial lending agreements. Failure to obtain such financing could result in the delay or abandonment of certain of our development and expansion plans and could have a material adverse effect on us. Furthermore, there can be no assurance that actual capital needs and expenditures will not be significantly higher than our current estimates.

    Capital expenditures were $1.4 million during 1999, $1.1 million during 1998 and $600,000 during 1997. We do not expect any major future expenditures on property, but intend to continue to invest in our systems infrastructure to better support our clients, improve the ongoing efficiency of our product development process and facilitate internal communications and virtual team working.

    Our strategic initiatives include the roll-out of our new web-enabled software products Prime@Vantage and Prime@Vantage.com and the expansion of our United States operations. These initiatives will require a substantial amount of capital as will personnel additions and the funding of operating losses and working capital.

    While we have historically generated a high proportion of our revenues outside of the United States, the vast majority of these have been earned in Pounds Sterling, so that any potential foreign exchange exposure would be limited to movements between the Pound Sterling and the Dollar. Because the cost profile has also been similarly structured, this has provided a natural currency hedge. Currently, we do not formally hedge any of our foreign currency exposure. We will continue to review this position in light of potential growth in Euro denominated revenues and expenditures. However, during the fiscal years 1998 and 1999, we incurred net foreign currency exchange losses due primarily to translation differences from customer payments.

    In November 1999, Prime Response agreed to refund amounts for a software license fee paid by a customer in 1998. The total amount of the refund is $500,000, which is payable in the amount of $125,000 per quarter for four quarters commencing in January 2000.

    In the event that neither an initial public offering nor any other liquidity event occurs by January 1, 2001, Andersen Consulting or its affiliates will have the right to require Prime Response to repurchase the 428,000 shares for $4.0 million. Such repurchase will be payable in three quarterly installments, plus 8.0% interest on the entire amount beginning on January 1, 2001, plus addition interest of 7.0% per annum in the event Prime Response fails to make any payment when due. The put right will terminate upon an initial public offering or other liquidity event.

    Prime Response is obligated to engage Andersen Consulting for consulting services of at least $1.0 million during the period from contract execution to December 31, 2001. If designated sales targets are met, Andersen Consulting is obligated to provide up to $1.0 million in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The expenditure of these funds will be controlled by a committee comprised of both Andersen Consulting and Prime Response personnel.

    As part of the reorganization in 1997, a shareholder issued an option to us to repurchase 1,249,500 of his shares at an exercise price of $3.42 per share. This option expires on September 30, 2000, on which date the shareholder has the right to put these shares to us at the same price.

    We do not have any derivative instruments.

 Recent Accounting Pronouncements

    In March 1998, the AICPA issued Statement of Position No. 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"). SOP 98-4 defers, for one year, the application of certain passages in SOP 97-2 which limit what is considered vendor-specific objective evidence ("VSOE") necessary to recognize revenue for software licenses on multiple-element arrangements when undelivered elements exist. In December 1998, the AICPA issued Statement of Position No. 98-9 "Modifications of SOP 97-2, Software Revenue Recognition, with Respect of Certain Transactions"
("SOP 98-9") which further extends the deferral of certain passages of SOP 97-2 relating to vendor specific objective evidence established in SOP 98-4 and also defines "residual value." The provisions of SOP 98-9 have been adopted for transactions entered during the fiscal year beginning January 1, 1999. The Company does not anticipate that this pronouncement will have a material effect on its results.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 19, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS 133. Prime Response does not anticipate that this pronouncement will have a material effect on its reported results or financial position.

Impact of Year 2000

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. To date, we have not experienced any material Year 2000 problems in our computer systems or operations. However, other companies, including us, could experience latent Year 2000 problems.

 State of Readiness

    We have assessed the impact that the Year 2000 problem may have on our information technology (IT) systems, including the hardware and software that enable us to provide and deliver our integrated eMarketing solutions, and our non-IT systems. Our assessment plan has consisted of (i) quality assurance testing of our internally developed proprietary software incorporated in our products; (ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our solutions to our clients; (iii) contacting vendors of material non-IT systems used by us; (iv) assessment of repair or replacement requirements; (v) repair or replacement; (vi) implementation; and (vii) creation of contingency plans in the event of Year 2000 failures.

    Using our Year 2000 Certification methodology we have executed tests which confirmed the suitability of the Prime Vantage software for Year 2000 operation. We have been informed by many of our vendors of material hardware and software components of our IT systems that the products used by us are currently Year 2000 compliant. We have requested that vendors of our other material hardware and software components of our IT systems provide assurances of their Year 2000 compliance. We have completed an assessment of the materiality of our non-IT systems and have obtained assurances of Year 2000 compliance from providers of material non-IT systems. At this time, we do not believe that any of our IT systems or non-IT systems will need to be revised or replaced.

 Costs

    To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our proprietary software should any revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that these expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

 Risks

    To date, we have not experienced, and we are not currently aware of any Year 2000 compliance problems relating to our proprietary software or our IT or non-IT systems that would have a material adverse effect on us without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 compliance problems in our proprietary software that will require substantial revisions. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive.

 Contingency Plan

    In the event of any Year-2000 problems, our contingency plan included the following components:

  . Deploying all necessary internal resources to tackle the issues as swiftly as possible;

  . Calling upon our relationships with our commercial partners, to enable suitable escalation of issues with any third party; and

  . Calling upon technical assistance from our technology partners-- including our disaster recovery service provider.

                                    BUSINESS

    Prime Response is a leading provider of integrated eMarketing software solutions that enable businesses with large customer bases to create, manage and execute highly targeted internet and traditional marketing campaigns that build more loyal and profitable customer relationships. Our software solutions leverage our 12 years of experience in the design, implementation and management of marketing campaigns to create tailored interactions that draw on all of our business data regarding its customers, including information generated by its sales, marketing, service and accounting organizations. Our products are designed to help our clients to more effectively market and sell to their customers by delivering more personalized marketing messages over the customers' preferred channel, whether internet or traditional.

Industry Background

    In today's competitive environment, businesses face intense pressure to improve their overall profitability. In recent years, businesses have addressed cost reduction and expense containment by adopting enterprise resource planning and other back-office software applications. Businesses realize that they must now also focus on ways to increase revenues in a cost effective manner. Today, businesses with large customer bases invest significant resources to attract, retain and sell to customers directly through telephone, direct mail and personal selling efforts and increasingly via the internet, or indirectly through use of media such as print, radio and television. Implementing and managing these marketing campaigns--called marketing management--is both a critical and challenging task because of the proliferation of customer purchasing options and increased customer sophistication coupled with the high costs associated with conducting marketing campaigns. Industry sources estimate that direct marketing expenditures in the United States alone totaled more than $160.0 billion in 1998 and will be more than $200 billion by 2003.

 Traditional Marketing Management Tools

    To improve the cost-effectiveness of marketing campaigns, businesses are focusing on ways to exploit information gathered from their multiple marketing activities. As part of marketing management, businesses are seeking to:

  .   automate the planning and implementation of their marketing campaigns;

  . tailor interaction with customers based on prior interactions between customers and businesses;

  .   identify profitable customer opportunities;

  . measure effectiveness of current marketing initiatives to plan more effective future campaigns; and

  . determine future marketing opportunities through consolidation and analysis of customer data.

    Industry sources estimate that the market for marketing management solutions to perform one or more of these tasks will grow from $2.3 billion in 1998 to $16.8 billion in 2003. Historically, these solutions have included:

  . Automated Customer Lists. For many years, businesses have used proprietary software, often developed by third-party service bureaus, to access customer information maintained in large external databases.

  . Database Mining Software. Database mining software permits businesses to analyze data generated within an organization to provide a more complete view of customer relationships.

    These traditional solutions do not fully manage the planning and implementation of marketing campaigns, do not allow for easy access to customer data, do not support focused one-on-one marketing efforts and are difficult to integrate across various departments within an organization. Because of these inherent limitations, traditional marketing management solutions generally do not enable businesses to achieve their overall goals for cost-effective marketing and efficient use of available customer data and generally do not address growing internet marketing needs.

 Emergence of eMarketing

    The widespread adoption of the internet by consumers and businesses is fundamentally changing the way businesses interact with their customers and is dramatically increasing the pressure on businesses to adopt new marketing management solutions. The number of users who buy and sell goods over the internet is expected to increase from 142 million worldwide in 1998 to 500 million worldwide by the end of 2003. Industry sources report that the value of goods bought and sold on the internet is expected to increase from $50.0 billion in 1998 to $1.3 trillion in 2003. The growth of the internet and e-commerce is stimulating businesses to implement new forms of internet advertising, such as banner ads, directed e-mail and personalized web pages. Worldwide spending on internet advertising is expected to grow from $3.3 billion in 1999 to $33.0 billion in 2004.

    On the internet, one-to-one, real-time marketing can occur each time a customer interacts with a business's website. Businesses can observe, record and analyze customer behavior, such as when and how often they visit a business's website and what content they view. This information allows businesses to generate a profile of a customer's preferences and offer a selection of products and services tailored to each specific customer. New opportunities exist for real-time, customized sales and marketing initiatives ranging from targeted e-mail to banner ads to personalized coupons. In addition to exploiting new opportunities, businesses must develop effective internet marketing strategies to protect their customer base and retain consumers who might otherwise decide to change vendors with the click of a button.

    Although many businesses have invested in internet infrastructure software to support their e-commerce initiatives, much of this effort has been limited to the development of their websites and other related back-office functions, such as transaction processing and security. Many of these businesses are only now beginning to focus on automating their internet marketing strategies so that they can better exploit the internet as a marketing medium in a more cost-effective fashion. internet marketing products to date have generally been point solutions, designed to address only one specific aspect of customer interaction, or touch-point, such as:

  . management of inbound e-mail, so that customer inquiries and complaints are efficiently and promptly handled; or

  . management of outbound e-mail, permitting businesses to generate business through direct e-mail campaigns over the internet; or

  . customized website content, with information tailored to specific dynamic customer profiles; or

  . management of internet advertising, designed to generate and manage the use of banner ads and other internet advertising.

    These marketing products typically address only internet marketing channels and often do not integrate with a business's existing traditional marketing channels, nor do they leverage cost-effectively a business's existing customer databases generated from non-internet based marketing activities.

    To more effectively market and sell to their customers, businesses increasingly realize the need to exploit both internet opportunities and traditional marketing initiatives. We believe that traditional businesses are increasingly utilizing the internet as a sales and marketing channel and internet retailers are increasingly utilizing more traditional media to reach and communicate with customers. Businesses need solutions that integrate internet and traditional marketing campaigns, through both direct and indirect channels, to draw on all of a business's data regarding its customers including information generated by its sales, marketing service and accounting organizations. Drawing on this data these businesses can learn more about their customers to develop effective marketing campaigns and build stronger relationships with their customers. Today, businesses are hampered by the fact that solutions designed exclusively for the internet generally do not integrate with traditional marketing solutions, and traditional marketing solutions generally do not integrate with internet marketing solutions. An integrated solution would allow businesses to gather accurate and comprehensive information about their customers and use that information throughout the organization to develop and implement effective direct and indirect marketing campaigns.

The Prime Response Solution

    We offer integrated eMarketing software solutions that enable businesses to create and manage highly targeted internet and traditional marketing campaigns to build more loyal and profitable customer relationships. We have drawn on over 12 years of experience in the design, implementation and management of marketing campaigns to develop products that draw on all of the business data regarding its customers, including information generated by its sales, marketing, service and accounting organizations to formulate highly targeted marketing campaigns. Using Prime@Vantage.com, our clients will be able to create and manage comprehensive marketing campaigns that utilize inbound and outbound e-mail, customized websites, banner advertising and other internet advertising together with traditional marketing media that utilizes customer information drawn from the business' sales, marketing, service and accounting departments.

    The Prime Response solution acts as a hub for the marketing organization to capitalize on three important trends in the marketplace: the expansion of customer data and tools to mine and understand that data, the continual evolution of lower cost customer touchpoints (such as the internet and e-mail), and the decline in marginal return for marketing dollars spent. By providing marketers with a solution that allows them to interact with customers over virtually any channel at any time, marketing organizations can take better advantage of their data and analysis, of the breadth of their marketing channels and thus gain better returns on their marketing spend.

    Our solutions are designed to provide our clients with critical business advantages in effectively managing the customer lifecycle from acquisition, through to retention and development, including the ability to:

    Lower the cost of acquiring and retaining customers. Our software can deliver process efficiencies, refined prospect and customer selection and marketing channel optimization, thereby contributing to reduced customer acquisition and retention costs.

    Target marketing efforts on the most profitable customers. Our software enables our clients to identify and cost-effectively focus and build on their relationships with their most profitable customers by:

  . quickly understanding and identifying who the most profitable customers are;

  . enabling the marketing professional to create and fine-tune the appropriate marketing offer; and

  . communicating the marketing offer over the most effective marketing channel.

    Optimize the use of marketing channels based on customer preferences. Because our software solution has been developed to design, plan, execute and track marketing campaigns over the internet and traditional channels, it permits clients to tailor and deliver marketing messages over the channel identified as each customer's preference.

    Increase customer retention and loyalty. By maintaining a history of all customer interactions, both inbound and outbound, and by giving the marketing professional access to all customer data, our software helps our clients build loyal and sustainable customer relationships.

    Maximize lifetime value of customers through cross-selling. Our software enables clients to get the most value out of their customers through enhanced cross-selling efforts to maximize a customer's revenue potential over the duration of the customer's relationship with a client.

    The Prime Response solution is supplemented by comprehensive service and professional support, so that our clients are able to maximize the benefits achieved with the use of our software on a turnkey basis.

Strategy

    Our strategy is to become the leading supplier of integrated eMarketing solutions. Key elements of our strategy include:

    Leverage expertise to offer leading integrated eMarketing solutions. We have built on our 12 years of experience in the design, implementation and management of marketing campaigns to create what we believe is the leading marketing solution specifically designed to operate as a web-enabled multi-channel solution addressing both internet and traditional campaigns. We intend to continue to apply our expertise to focus on those potential clients and industries that require an eMarketing solution that offers complete marketing functionality rather than a combination of disparate point solutions. We believe that our products' open architecture will allow them to be integrated with emerging interactive technologies, providing us with a continued competitive advantage as the market evolves.

    Expand operations in the United States. We believe that the United States market for integrated eMarketing solutions is larger and more rapidly growing than the European market, and although we plan to increase our international operations, our primary focus is to further expand in the United States. We started as a European business and in 1998 we began offering our products in the United States, and we have continued to aggressively expand our United States presence since January 1999. We relocated our corporate headquarters to Cambridge, Massachusetts in July 1999. We intend to continue to make a significant investment in this geographic expansion and plan to double our United States sales force over the next 12 months.

    Penetrate identified vertical markets. We intend to continue to focus our marketing and direct sales activities in our key existing vertical markets: communications and media, financial services, and retail and e-commerce. We believe these markets provide the greatest opportunity for rapid market penetration because of their critical need for flexible marketing management solutions to manage large, consumer-oriented marketing campaigns; their growing use of e-commerce; and the competitive challenges they face from e-commerce. In order to further expand our presence in these vertical markets, we have recently structured our sales and services organizations to provide dedicated and focused support to each industry that we target. We also intend to leverage our current success in our targeted industries to gain market share in other industries with similar characteristics.

    Expand direct sales force. We rely on a direct sales model because our products address critical business needs that require close relationships with our clients. During 1999, we increased the number of our direct sales personnel from 14 to 36 and increased the number of our sales offices from 6 to 9. We intend to continue to expand our direct sales force worldwide.

    Build key strategic alliances. We have established strategic relationships with key industry participants in order to broaden our market presence, reach new geographic and vertical markets, and increase our sales penetration by leveraging each partner's expertise in specific markets, industry reputation and sales and marketing resources. Today we have active marketing relationships with organizations including consultants, systems integrators and service providers such as Andersen Consulting, platform providers such as Hewlett Packard and Sun Microsystems, and complementary software providers such as SAS Institute and MicroStrategy. We intend to establish additional strategic alliances, and to continue to enhance our relationship with existing strategic partners in order to further broaden our market penetration.

    Expand and enhance professional services and customer support. We intend to continue to make a significant investment in our consulting staff and to build the expertise of the consulting organization along industry lines to facilitate the rapid adoption by clients of our solutions. We also believe that a high level of service and support is of critical importance to our clients, who require a highly reliable, turnkey solution. We intend to sustain our commitment to service and support through continued investment in those activities and by leveraging our strategic alliances to add greater depth to those services.

Products

    We began in 1987 as a marketing database service bureau. In 1995, we introduced our first data analysis and campaign management solution, one of the first client/server based, enterprise-wide, multi-channel marketing management software solutions configured to permit the analysis of large amounts of customer data and the automation of marketing strategies. In 1998, we introduced a windows-based, three-tier, client/server product that works on a client's own database and runs on Windows 95 and Windows NT. Today, our marketing management solutions are used by more than 70 businesses to manage millions of customer relationships.

    Our latest product offerings include Prime@Vantage, a web-based system that incorporates an advanced user interface and new software architecture to facilitate integration and product enhancements, and Prime@Vantage.com, which provides additional functionality, including the ability to generate immediate personalized marketing initiatives over the internet in response to information generated across an organization. Beta shipments of Prime@Vantage and Prime@Vantage.com commenced in September 1999 and were released in December 1999.

    Our solution features software architecture that makes it:

  . highly flexible, so that it can be used to implement marketing plans, regardless of complexity, channel or medium, and so that clients can respond to rapid developments in market conditions and technology;

  . scalable, so that it can continue to support major company-wide marketing campaigns effectively to target customers and potential customers, and so that it can handle rapid increases in data volume as media such as the internet are implemented and exploited;

  . comprehensive, to include all functions required by the end-users to effectively manage and automate major marketing campaigns; and

  . intuitive, so that it can be used in real-time, by personnel in various departments involved in marketing campaigns, without significant additional training or technical support.

 Prime Vantage

    Strategy Manager. Strategy Manager allows all departments of an organization to participate in its marketing campaigns. Our clients' marketing personnel can plan, execute, track and analyze marketing strategies, while marketing departments can evaluate and budget campaigns prior to implementation and measure the resulting return on investment. Strategy Manager also permits the generation and reporting of campaign results for real-time distribution throughout a business, allowing timely response to marketing data.

 Feature                   Benefit

--------------------------------------------------------------------------------
 Channel Selection         Allows users to select the most appropriate channel (for
                           example, direct mail or outbound call center) for a
                           particular campaign or customer.

--------------------------------------------------------------------------------
 Customer Selection        Allows users to target the appropriate audience for a
                           campaign by analyzing the customer history and related data.

--------------------------------------------------------------------------------
 Product Selection         Enables users to select the best product offering for a
                           customer.

--------------------------------------------------------------------------------
 Calculate Return on       Allows users to calculate return on investment based on
   Investment              specific campaign cost and response rates.

--------------------------------------------------------------------------------
 Results Analysis          Allows campaign planners to stage multi-event campaigns and embed response criteria that are automatically triggered for follow-up action.


    Campaign Manager. Campaign Manager provides users the functionality for operational planning and campaign execution. This function allows for comprehensive automated scheduling, rescheduling, execution and monitoring of all tasks associated with marketing campaigns. Users can define campaign targets and parameters, campaign components such as internet or e-mail, more efficiently than with traditional software solutions, using a variety of embedded tools and prompts.

 Feature                   Benefits

--------------------------------------------------------------------------------
 Campaign Builder          Pulls together all components of a campaign. Segmentation
                           tree structures can be used to build campaigns for targeted customers from various component menus.

--------------------------------------------------------------------------------
 Query Designer            Customer audiences can be targeted based on defined criteria and system data, such as details on previous communications and responses. Information can be stored for reuse, further analysis and integration with other third-party
                           applications.

--------------------------------------------------------------------------------
 Score Models              Provides a capability to score customers' responses based on user-defined criteria.

--------------------------------------------------------------------------------
 Derived Values            Calculates values, including averages and ranks, based on
                           customer data, which can be used within selection criteria.

--------------------------------------------------------------------------------
 Data Categorization       Allows users to personalize how data is displayed.

--------------------------------------------------------------------------------
 Treatments                Campaign descriptions and costs can be stored for future use in planning and budgeting potential campaigns through test and roll-out strategies.

--------------------------------------------------------------------------------
 Response Models           User-definable response models can measure customer
                           responses to campaigns, including direct responses as well as responses such as increased transactions over a defined time period.

--------------------------------------------------------------------------------
 Event-Driven Marketing    Multi-stage, multi-channel campaigns can be tailored based on customer events or behavioral changes.

--------------------------------------------------------------------------------
 Output Templates          Data can be integrated with third-party applications through a variety of output templates.

--------------------------------------------------------------------------------
 Communications History    All communications and responses are stored centrally. Users can include or exclude any campaign or treatment and can
                           establish communication frequency rules.


 Prime@Vantage and Prime@Vantage.com

    Building on our knowledge and expertise in the customer relationship management industry, we are introducing Prime@Vantage, which will feature a complete revision of product architecture to facilitate system flexibility, integration with customer databases, and integration of new features as required, without the investment or cost associated with significant code revisions. Its updated graphical user interface will use icons and cues typically used in web browsers, facilitating its use in an internet environment. Prime@Vantage and Prime@Vantage.com are founded on a comprehensive published data model that allows for windows or browser-based applications and a foundation for continued functional enhancements. Prime@Vantage.com will be offered as an add-on to our Prime@Vantage product. Prime@Vantage will offer the functions and features described above as well as additional functionality as described below:

    Segmentation Manager. The Segmentation Manager allows the definition and execution of a "decision tree," incorporating conditional, dependent and exclusivity processing. It provides the following functionality:

 Feature                   Benefits

--------------------------------------------------------------------------------
 Output Processing         Provides full support for splitting, sampling (random and
                           ranked) and applying multilevel criteria.

--------------------------------------------------------------------------------
 Control                   Allows user defined processing control (static/dynamic and live/test modes).

 Feature                   Benefits

--------------------------------------------------------------------------------
 Results                   Cascading gross and net quantities can be displayed when
                           decision tree is executed.

--------------------------------------------------------------------------------
 Segmentation              Multiple customer segments can be created from a single
                           process.

--------------------------------------------------------------------------------
 Base Population           Base segments (high level inclusion/exclusion criteria)
                           and/or other criteria can be included or excluded to create a "base population' against which the segmentation takes
                           place.


    Wizards and Assistants. The system incorporates a variety of intelligent wizards and agents that help to guide a user through the various system functions, such as building a marketing management campaign or defining a segmentation strategy. Incorporation of these user aids enables non-technical personnel to effectively utilize the Prime@Vantage solution.

    We are also introducing an add-on to our Prime@Vantage product offering, Prime@Vantage.com, which will offer web-based functions to support and integrate internet and traditional marketing efforts fully across an organization. Prime@Vantage.com will allow our clients to take advantage of the internet's ability to provide immediate, individualized responses to customer inquiries. Prime@Vantage.com will offer our clients a dynamic link to campaign strategies from the client's home page without requiring continual assistance from IT resources, enabling interactive, real-time control of web marketing strategies. Prime@Vantage.com enables our clients to personalize web-based marketing in real time based on their customers profiles and allows our clients to link their operational systems and data warehouses to e-mail, website, or traditional marketing channels. Prime@Vantage.com is designed to be a web-based, multi-channel marketing solution that integrates internet and other evolving channels--such as e-mail, the web, ATMs and mobile communication systems--with traditional marketing channels such as direct mail, call centers, point of sale, direct sales systems and mass market advertising.

    The following tables describe some of the additional capabilities of Prime@Vantage.com.

    Web Personalization Engine. The Web Personalization Engine allows clients instantaneously to personalize the websites that their customers view, based on the customer's web activity and centralized business and communication strategies. This allows clients to combine both internet data and feedback from traditional channels. As a result, marketing efficiency can be improved through real-time response analysis.


 Feature                       Benefit

--------------------------------------------------------------------------------
 Collateral Manager            Provides a user-definable library structure to view and
                               manipulate web marketing at the domain level, website level, web page level, or web page element level.

--------------------------------------------------------------------------------
 Template Designer             Using drag-and-drop technology, users can quickly and easily design personalized websites for target audiences.

--------------------------------------------------------------------------------
 Response Engine               Allows response criteria to drive subsequent marketing
                               communications and evaluate return on investment.

--------------------------------------------------------------------------------
 Logon Personalization         Personalization at the logon stage makes use of information gathered on the internet and off-line to further enhance and personalize the online experience.

--------------------------------------------------------------------------------
 Session-Variable              Permits user to generate real time personalization during,
   Personalization             and in response to, a customer session.


    E-mail Personalization Engine. With the E-mail Personalization Engine, relevant, timely and personalized e-mails can be constructed and delivered to target audiences. Outbound e-mails are distributed and response mail boxes can be set up for automatic routing of inbound e-mail to the most relevant parts of an organization. E-mails can include URL's that take the recipient back to a personalized web page.

 Feature                  Benefit

--------------------------------------------------------------------------------
 Collateral Manager       Provides a user-definable library structure to view and
                          manipulate e-mail marketing data.

--------------------------------------------------------------------------------
 Template                 Using drag-and-drop technology, users can quickly and easily design e-mails that include personalized content for target audiences.

--------------------------------------------------------------------------------
 Response Tracking        Mail boxes can be created to capture e-mail responses and
                          track campaign effectiveness.

--------------------------------------------------------------------------------
 E-mail Routing           Mail boxes can be created to forward incoming e-mails to
                          various departments within an organization.


Services

    In addition to our product offerings, we also provide a variety of services to our customers to enable them to become rapidly self-sufficient and to ensure rapid implementation and timely return on their investment. Our principal offerings include:

    Consulting Services. We offer comprehensive consulting services to facilitate implementation and to provide our clients with a complete marketing management solution. These consulting services cover:

  . Assessment Consulting. We offer our clients a full range of assessment services, which are designed to improve the clients' understanding of our product and service offerings. Clients can choose their preferred combination of products and services based on their particular needs.

  . Implementation Consulting. We provide implementation services which includes user, technical and systems administration training along with business consulting services linked to a client-selected pilot campaign. The objective of the implementation plan is to allow our clients to quickly and effectively deploy our products as well as to establish a customer-specific, repeatable process for end-to-end management of its marketing campaigns.

  . Business Consulting. We offer our clients a full-range of strategic business consulting services designed to assist them in optimizing their marketing management initiatives and use of our solutions. These services include development of their internet marketing strategies, customer segmentation models, event-driven campaign design, and effective market testing and measurement techniques.

  . eMarketing Consulting. We provide a set of service offerings to support our customers in effective management of web-based marketing automation through the lifecycle of analysis, planning, execution and tracking of marketing campaigns across multiple on and off-line customer touch points, including the web and e-mail. The focus of these offerings is to emphasize the importance of the internet as a new medium for building customer loyalty and the integration of this medium with traditional channels to enhance overall marketing results.

    Support and Maintenance Services. We offer internet and off-line support and maintenance services to our customers which provides them with hotline technical support, remote dial-in services for problem identification and access to maintenance releases.

    Applications Hosting Services. We provide outsourcing services to our clients who choose not to host their own applications, either directly through our service bureau or through business partners. These services also extend to customer management solutions including analytics, data management and mining, and consulting. We also continue to serve as a marketing database service bureau for customers who feel it cost-effective to outsource those activities.

Sales and Marketing

    We market our products and services through a combination of our direct sales force and strategic alliance partners. We rely on a direct sales model because our products address critical client needs that require close relationships with our clients. Our direct sales force is organized according to the primary vertical markets we target, including communications and media; financial services; and retail and e-commerce. As of December 31, 1999, our direct sales force includes 22 sales representatives based out of our United States offices in Cambridge, Massachusetts, Chicago, Illinois, Denver, Colorado and San Francisco, California. We also have, as of December 31, 1999, 11 sales representatives based out of our international offices in London, England; Frankfurt and Munich, Germany; Paris, France; Antwerp, Belgium; and Melbourne, Australia.

    We supplement our direct sales force through alliances with industry leaders, including consultants, systems integrators and service providers. We also market our products and services through relationships with hardware and software platform providers and with complementary software providers.

    We build market awareness through a variety of programs, including public relations and leadership activities such as media relations, analyst relations, and speaking engagements. We attract potential customers through lead generation activities that include telemarketing, direct mail programs, trade shows, seminars and conferences, webinars and website marketing. We also produce materials to help support sales to prospective customers such as brochures, product sheets, white papers, presentations and product demonstrations.

Strategic Alliance Partners

    We market our products and services through strategic alliances that enable us to leverage our partners' resources, expertise and customer base. We currently have strategic alliances with:

  .   platform providers that provide platforms on which our products run;

  . complementary software providers, including both generic and vertical industry software solutions in the areas of sales and contact management, call center support, data mining and analysis, decision support and other solutions that are related to, but not a part of Prime@Vantage's integrated eMarketing solution; and

  . consultants, systems integrators and service providers that implement and integrate our software for customers developing new comprehensive marketing solutions.

Some of our strategic partners include:

 Platform Providers        Complementary Software     Consultants, Systems
                           Providers                  Integrators and Service
 Hewlett Packard           SAS Institute              Providers
 Sun Microsystems          Metapath Software          Andersen Consulting
 NCR                       MicroStrategy              Naviant Technology
 IBM                       Sterling Software          Solutions
                           Customer Analytics         Tessera Enterprise
                           (formerly ActionSystems)   Systems (acquired by
                                                      IXL)
                                                      Fair, Isaac and Company
                                                      Responsys.com

 Andersen Consulting Relationship

    On December 6, 1999, Prime Response and Andersen Consulting entered into a joint marketing agreement and, along with an affiliate of Andersen Consulting, a stock and warrant purchase agreement. Pursuant to the stock and warrant purchase agreement, Andersen Consulting purchased 428,000 shares of common stock and Andersen Consulting received a warrant to purchase 682,000 shares of common stock. This warrant has an exercise price of $9.35 per share and vests upon the earlier to occur of September 9, 2000 or the date of an acquisition of Prime Response by another person or entity. Andersen Consulting also has a right of first refusal to participate in any equity issuance by Prime Response prior to its initial public offering in order to maintain its percentage ownership interest in Prime Response, subject to specified exceptions. The aggregate purchase price paid by Andersen Consulting for the shares of common stock and this warrant was $4.0 million. Andersen Consulting has no performance obligations under the stock and warrant purchase agreement or this warrant.

    Prime Response issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting. Of this amount, 300,000 shares will vest in share increments determined by the extent to which $2.0 billion exceeds Prime Response's market capitalization at the time of its initial public offering. An additional 75,000 shares will vest in increments of 7,500 shares for each $100 million that market capitalization exceeds $2.0 billion, up to a maximum market capitalization of $3.0 billion. This warrant has an exercise price of $9.35 per share. Prime Response also issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting which will vest in increments of 10,500 shares for each $1.0 million of sales resulting from joint marketing efforts up to $25.0 million and then in increments of 4,500 shares for each $1.0 million of sales from $25.0 million to $50.0 million. This warrant also has an exercise price of $9.35 per share.

    All warrants have a seven-year term. In the event that the marketing agreement is terminated as a result of a breach by Andersen Consulting, no further vesting under the warrants will occur, but those warrants already exercisable will remain exercisable during their term to the extent then vested.

    In the event that neither an initial public offering nor any other liquidity event occurs by January 1, 2001, Andersen Consulting or its affiliates will have the right to require Prime Response to repurchase the 428,000 shares for $4.0 million. The repurchase amount will be payable in three quarterly installments, plus 8.0% interest on the entire amount beginning on January 1, 2001, plus additional interest of 7.0% in the event Prime Response fails to make any payment when due. The put right will terminate upon an initial public offering or other liquidity event.

    Prime Response is obligated to engage Andersen Consulting for consulting services of at least $1.0 million before December 31, 2001. If designated sales targets are met, Andersen Consulting is obligated to provide up to $1.0 million in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The expenditure of these funds will be controlled by a committee comprised of both Andersen Consulting and Prime Response personnel.

Clients

    We target clients in those vertical markets that we believe have the most urgent requirements for advanced, integrated customer relationship management solutions, including financial services, communications and media, and retail and e-commerce. Within those vertical markets, we target businesses that have multi-channel requirements and large customer bases.

    Today, more than 70 clients use our products to manage millions of customer relationships. Some of the customers who have purchased licenses and/or professional services from us include:

 Financial              Communications & Media Retail and e-Commerce
 Services                                                          Other
                        Air Touch              Boots               British
 Allianz                KPN                    CVS Pharmacy        Airways
 Deutsche Bank          MediaOne                                   Dell
                                                                   Computer
                                               Edgars Stores Limited
 Provident              Rodgers Cantel         Yves Rocher
 Bank                   TeleDanmark                                Scottish
 The Royal Bank of      Telstra                                    Power
 Scotland                                                          Trusthouse
 Standard Life                                                     Forte
 United Bank of                                                    UPS
 Switzerland

Competition

    The market for our products and services is intensely competitive and rapidly evolving. Our primary competitors include:

  . vendors of internet-enabled marketing software, including E.piphany, Annuncio, Market First and Rubric;

  . vendors of inbound e-mail management systems, including eGain, Kana and Mustang.com;

  . vendors of outbound e-mail management systems, including Click Action, Exactis and Match Logic;

  . traditional marketing automation software companies such as Exchange Applications and Recognition Systems;

  . traditional marketing database vendors and service bureaus that provide a combination of service bureau capabilities and proprietary software such as Axciom, Epsilon, Experian and Harte-Hanks;

  . enterprise software vendors that are expanding their product lines to offer campaign management applications such as Oracle and Siebel; and

  . in-house development efforts by prospective customers to design their own systems.

    The principal competitive factors affecting the market are:

  . depth and breadth of functionality offered;

  . variety of marketing channels served;

  . scalability and flexibility of use;

  . speed and ease of implementation and use;

  . price; and

  . customer service and support.

    We believe that we have competitive advantages that differentiate our products and services from those of our competitors. We believe that our highly functional product offerings that serve multiple channels provide us an advantage over our competitors. We also believe that the features of our Prime@Vantage and Prime@Vantage.com offerings will be an important competitive advantage, permitting clients to integrate personalized internet content and e-mail with traditional marketing channels.

    Despite these advantages, many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to undertake more extensive promotional activities, offer more attractive pricing terms, and bundle their products in a manner that would put us at a competitive disadvantage.

Proprietary Rights and Licensing

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect its proprietary rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

    We pursue the registration of our trademarks in the United States and the United Kingdom. We may not be able to secure adequate protection of our trademarks in the United States and other countries. We have registered trademarks for Prime Response and Vantage in the United Kingdom and Prime Vantage in the United States. We currently have applied for trademark registrations in the United States for "Prime Response," "Prime Vantage," "Prime Vantage DCV," "Prime-Response.com," and "Prime-Vantage.com." There is no guarantee that we will be able to maintain our current or obtain additional trademark registrations in the United States or the United Kingdom, or both, for one or more of these trademarks, in which case we would be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we may decide to replace these trademarks with new trademarks. This could have a material adverse effect on our business, financial condition, and results of operations.

    There can be no assurance that the steps that we take to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets, trade dress and similar proprietary rights. Effective trademark protection may not be available in every country in which we conduct business, and policing unauthorized use of our marks is difficult and expensive. In addition, there can be no assurance that other parties will not independently develop substantially equivalent intellectual property.

    We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. There can be no assurance that such legal proceedings will not adversely affect our business.

    We may be required to obtain licenses from others to refine, develop, market and deliver new products and services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

Regulatory Environment

    A range of existing laws and regulations apply to transactions and other activities on the internet. However, the precise applicability of these laws and regulations to the internet is sometimes uncertain. Many were adopted prior to the advent of the internet and, as a result, do not contemplate or address the unique issues of the internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already been successful in promoting consumer protection and enforcing other regulatory and disclosure statutes on the internet. Additionally, due to the increasing use of the internet as a medium for commerce and communication, it is likely that new laws and regulations may be enacted with respect to the internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security.

    Congress has enacted quite a number of specific laws and regulations concerning the use of the internet. As directed by Congress in the Children's Online Privacy Protection Act, also known as COPPA, the Federal Trade Commission recently adopted regulations, effective April 21, 2000, prohibiting unfair and deceptive acts and practices in connection with the collection and use of personal information from children under 13 years old on the internet. The Child Online Protection Act of 1998, also known as COPA, prohibits harmful commercial communications over the World Wide Web that are available to any person under 17 years old. This act, however, was declared unconstitutional by a federal district court on February 1, 1999, and that decision is currently on appeal before a federal circuit court. If the district court's decision is overturned and that ruling is upheld upon further appeal, providing information to minors over the internet would be greatly limited. However, because our website is not directed at children and we do not anticipate its widespread use by children, COPPA and the FTC's regulations, as well as provisions under COPA, should they be enforceable, should not have a significant effect upon our business. Nevertheless, the FTC has strongly advocated that even general audience websites establish privacy policies that include procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, and provide users with the ability to access, correct and delete personal information stored by the company. While we have adopted a privacy policy regarding use of personal user information and have posted this policy on our website, our policies may not conform with regulations adopted or policies advocated by the FTC or any other federal or state governmental entity.

    The European Union recently enacted its own privacy regulations. The European Union Directive on the Protection of Personal Data, which became effective in October 1998, fosters electronic commerce by establishing a stable framework to ensure both a high level of protection for private individuals and the free movement of personal data within the European Union. The European Union and the U.S. Department of Commerce are currently negotiating an agreement under which the privacy policies of American businesses may be deemed to be adequate under the European Union Directive. Until an agreement is reached, the

European Union has voluntarily agreed to a moratorium on enforcement of the European Union Directive against U.S. businesses. The European legislation and its adoption through any agreement could adversely affect our ability to expand our sales efforts to Europe by limiting how information about us can be sent over the internet in the European Union restricting our ability to collect information from European users.

    It is also possible that "cookies" may become subject to laws limiting or prohibiting their use. Certain currently available internet browsers allow our clients' customers to modify their browser settings to remove cookies at any time or prevent cookies from being stored on their hard drives. In addition, a number of internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of the use of cookies could restrict the effectiveness of our targeting of advertisements.

    We retain on our website personal information about our customers that we obtain with their consent. We have a stringent privacy policy covering this information. As a matter of corporate policy, we do not supply customer lists to third parties. However, if third persons were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability and our reputation would be harmed. Liability could include claims for missuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources.

    Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information, such as stock quotes and sports scores. Such protection already exists in the European Union. If enacted, this legislation could result in an increase in the price of services that provide data to websites. In addition, such legislation could create potential liability for unauthorized use of such data.

Employees

    As of December 31, 1999, Prime Response had a total of 178 full-time employees in the United States and abroad, including 55 primarily engaged in research and development, 55 in sales and marketing, 46 in client services and support and 22 in finance and administration. We also had 21 contractors, primarily engaged in research and development. None of our employees is represented by a collective bargaining unit and, to date, we have not experienced a work stoppage. Our future depends on our ability to attract, retain and motivate highly-skilled employees. Competition for employees in our industry is intense.

Properties

    Our principal offices are located at 150 CambridgePark Drive in Cambridge, Massachusetts, where we lease approximately 4,705 square feet. Our lease for this facility expires in June, 2005. We also maintain regional sales offices and research and development facilities in Chicago, Illinois, Denver, Colorado, San Francisco, California, Melbourne, Australia, London, England, Frankfurt and Munich, Germany, Paris, France, and Antwerp, Belgium. Effective December 31, 1999, our office in Dublin, Ireland was closed and consolidated with our office in London, England.

Legal Proceedings

    We are not a party to any material legal proceedings. From time to time, we may become a party to legal proceedings incidental to the conduct of our business.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

    Our directors, executive officers and other key employees, their ages as of December 31, 1999 and their positions are as follows:

Name                        Age                    Position
----                        ---                    --------
Peter J. Boni.............   54 President, Chief Executive Officer and Director
Terence H. Osborne           61 Chairman of the Board
  (1)(2)..................
James Carling.............   39 Chief Technology Officer and Director
Richard S. Braddock, Sr.     58 Director
  (1)(2)..................
William E. Ford (1)(2)....   38 Director
Frederick H. Phillips.....   51 Senior Vice President, Chief Financial Officer,
                                 Treasurer and Secretary
Allen A. A. Swann.........   49 President, International
Paul B. Lavallee..........   45 President, the Americas
Gary Daniels..............   45 Vice President, Product Development
James P. Plantan..........   42 Vice President, Business Development
Richard S. Braddock, Jr...   31 Vice President, Product Marketing

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

    Mr. Boni has served as Chief Executive Officer, President and Director of the Company since February, 1999. Prior to joining Prime Response, Mr. Boni held executive management positions at several companies including President and Chief Executive Officer of Cayenne Software from August 1993 to January 1998, President of the Software and Information Services Group of Paramount Communications Inc., from April 1990 to July 1993 and President of On-line Software International, from March 1989 to March 1990. Mr. Boni had previously been chief executive officer at Summa Four, Inc., a provider of telecommunications equipment, and held executive positions at Data General Corporation.

    Mr. Osborne has served as a Director of Prime Response since November 1997, and as the Chairmanof the Board since February 1999. He also served as our Chief Executive Officer on an interim basisfrom September 1998 to February 1999. Mr. Osborne previously served as the Chairman of the Board ofDr. Solomon's Group PLC, a software company, from September 1996 to August 1998. From September 1994 to October 1996, Mr. Osborne served as President of System Software Associates Inc. Prior to that time,Mr. Osborne held a variety of positions with IBM in both the USA and Europe including Vice President General Systems Division and Vice President Marketing for Europe. Mr. Osborne is a director of Mapics Inc. and Dendrite International Inc. He also serves on the advisory boards of other US and European software companies and is a Special Adviser to General Atlantic Partners, LLC, an affiliate of Prime Response.

    Mr. Carling founded Prime Response's predecessor entity in 1990 and currently serves as the Company's Chief Technical Officer and as a Director. From 1990 to 1998, Mr. Carling served as the President and Chief Executive Officer of the Company. Prior to that time, Mr. Carling served as Director, Computer Services and as General Manager of Mailforce Limited, a direct marketing company. Mr. Carling has also held various positions as a developer of information technology with both American Express and the British Government.

    Mr. Braddock, Sr. has served as a Director of Prime Response since October 1997. Since August 1998, Mr. Braddock has served as the Chairman and Chief Executive Officer of Priceline.com, Inc., a provider of internet pricing systems. From December 1997 to January 1999, Mr. Braddock served as the non-executive Chairman of True North Communications Inc., an advertising and communications holding company. Prior to that time, Mr. Braddock served as Chief Executive Officer of Medco Containment Services Inc., a managed health care provider, and as a principal at Clayton Dubilier & Rice, Inc., a private equity investment firm. From

1973 to 1992, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of NewSub Services, Inc., Eastman Kodak Company, E*Trade Group, Inc., Cadbury Schweppes PLC, Amtec, Inc. and Walker Digital.

    Mr. Ford has served as a Director of Prime Response since October 1997. Mr. Ford has served as a managing member of General Atlantic Partners, LLC (or its predecessor), a private equity firm, and an affiliate of Prime Response, that invests globally in information technology companies, since 1991. Mr. Ford also serves as a director of Priceline.com, Inc., E*Trade Group, Inc., Eclipsys Corporation, LHS Group Inc., Tickets.com, Inc. Quintiles Transnational Corp. and several private information technology companies.

    Mr. Phillips joined Prime Response in October 1999 as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company, Mr. Phillips served as Vice President, Finance & Administration and Chief Financial Officer of Cayenne Software from July 1996 to November 1998. From October 1988 to February 1995, Mr. Phillips served as the Assistant Treasurer at Lotus Development Corporation. Prior to that time, Mr. Phillips held various positions, including Vice President, Corporate Development Division and Vice President, National Banking Department at Mellon Bank.

    Mr. Swann joined Prime Response in February 1998 as Senior Vice President, International Operations and has served as President, International, since October 1999. Prior to joining Prime Response, Mr. Swann served as the Director of Sales and the Director of Alliances at Oracle UK Ltd., from April 1986 to January 1998. Mr. Swann was previously employed at Comshare, a provider of financial and database modeling solutions, and at British Gas, where he worked in the operational research division.

    Mr. Lavallee joined Prime Response in October 1999 as President, the Americas. Prior to joining the Company, Mr. Lavallee served as an Executive Vice President at FirePond, Inc., an e-business, sales and marketing company, from May 1998 to March 1999. From May 1995 to May 1998, Mr. Lavallee served as President, Americas at System Software Associates, Inc. From February 1990 to May 1995. Mr. Lavallee served as the President of Effective Management Systems Inc., a provider of business management software.

    Mr. Daniels joined Prime Response in November 1998 as Vice President, Product Development. From October 1997 to November 1998, Mr. Daniels served as Senior Vice President of Product Development at Armature Ltd., a provider of integrated retail solutions. From December 1986 to October 1997, Mr. Daniels held various senior management positions at The Santa Cruz Operation Ltd., a provider of server software, including Vice President of the Platform Products Division and Vice President of the European Product Development Centre. Mr. Daniels previously served as Group Director of Logica Software Products Ltd.

    Mr. Plantan joined Prime Response in September 1999 as Vice President, Business Development. Prior to joining the Company, Mr. Plantan served as the Director of Strategic Alliances and Customer Relationship Management for Information Advantage, a software company, from July 1996 to August 1999. Mr. Plantan previously served as the Director of Partnership Marketing at Danmark International, an information based direct marketing company, from March 1990 to April 1996. Prior to that time, Mr. Plantan was employed as a manager at Andersen Consulting.

    Mr. Braddock, Jr. joined Prime Response in March 1998 as Director of Business Development and has served as Vice President, Product Marketing since August 1999. Prior to joining the Company, Mr. Braddock served as a Product Manager and Program Manager at Intel Corp. from June 1996 to February 1998. Mr. Braddock previously was employed as a consultant at Booz, Allen & Hamilton, a management and technology consulting firm, from August 1992 to July 1994.

    Mr. Marc McMorris has been designated to become a director of Prime Response following the closing of the initial public offering. Mr. McMorris is a Principal with General Atlantic Partners, LLC, an affiliate of

Prime Response, and has been with General Atlantic since July 1999. From May 1998 to August 1999, Mr. McMorris served as a Vice President in the High Technology Group of Goldman, Sachs & Co. From June 1996 to May 1998,
Mr. McMorris served as an Associate in that same group. From August 1994 to June 1996, Mr. McMorris served as an Associate in the Mergers, Acquisitions and Restructuring Department of Morgan Stanley Dean Witter. Prior to that time, Mr. McMorris worked in the Bank Supervision Group of the Federal Reserve Bank of New York.

Board Composition

    Upon the closing of this offering, our board of directors will be divided into three staggered classes, each of whose members will serve for a three-year term. The board will consist of one Class I Director (Mr. Boni), two Class II Directors (Messrs. Braddock and Ford) and two Class III Directors (Messrs. Carling and Osborne). Following the closing of the initial public offering, the Board intends to increase the total number of directors to seven, and to appoint Marc McMorris as a Class I director. The Board intends to fill the seventh vacancy with an individual familiar with e-commerce applications and experience in the United States market as promptly as practicable thereafter. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2001, 2002 and 2003, respectively.

    Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Richard S. Braddock, Sr. is the father of Richard S. Braddock, Jr. There are no other family relationships among any of the directors or executive officers of Prime Response.

Board Committees

    The board of directors has a compensation committee composed of Messrs. Braddock, Ford and Osborne, which makes recommendations concerning salaries and incentive compensation for our employees and administers and grants stock options under our stock option plans. The board also has an audit committee composed of Messrs. Braddock, Ford and Osborne, which reviews the results and scope of the audit and other services provided by our independent public auditors.

Director Compensation

    We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. Neither employee nor non-employee directors receive compensation for services performed in their capacity as directors. Non-employee directors will be eligible for formula option grants under our 1999 Non-Employee Director Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

    The current members of our compensation committee are Messrs. Braddock, Ford and Osborne. Mr. Osborne was our President and Chief Executive Officer from September 1998 to February 1999. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as a member of the compensation committee of our board of directors. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relative to the compensation of executive officers. For a description of transactions between us and certain entities affiliated with Messrs. Braddock and Ford, see "Certain Transactions" below.

Executive Compensation

    The following table presents the total compensation paid or accrued in 1999 for our chief executive officers and our other most highly compensated executive officers who were serving as executive officers on December 31, 1999 and whose total annual salary and bonuses were in excess of $100,000 in 1999.

                           Summary Compensation Table

                                                                    Long-term
                                Annual Compensation            Compensation Awards
                          ----------------------------------   -------------------
Name and Principal                              Other Annual       Securities
Position                   Salary      Bonus    Compensation   Underlying Options
------------------        ---------  ---------  ------------   -------------------
Peter J. Boni (1).......   $276,000   $ 72,500   $ 103,019(3)        636,225
 President and Chief Ex-
  ecutive Officer
James Carling...........   $248,543   $ 30,000         --                --
 Chief Technical Officer
Allen A. A. Swann.......   $231,000   $140,000         --             82,198
 President, Interna-
  tional
Gary Daniels............   $231,000   $ 62,500         --            105,000
 Vice President, Product
  Development
Richard S. Braddock,
 Jr. ...................   $112,179   $ 13,000   $  12,000(4)         16,875
 Vice President, Product
  Marketing
Terence H. Osborne (2)..        --         --          --             70,995
 Chief Executive Officer

--------
(1) Mr. Boni became Chief Executive Officer in February 1999.
(2) Mr. Osborne served as Chief Executive Officer on an interim basis from September 1998 to February 1999.
(3) Consists solely of imputed interest on a non interest bearing loan of $2,545,000 from the Company.
(4) Consists solely of commission earned on sales during the year ended December 31, 1999.

Option Grants in Last Fiscal Year

    The following table sets forth grants of stock options for the year ended December 31, 1999 to our chief executive officers and to each of our other most highly compensated executive officers whose salary and bonus for such fiscal year were in excess of $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,613,144 shares of common stock granted under our option plans.

                                     Individual Grants(1)
                         ---------------------------------------------
                                                                       Potential Realizable
                                                                               Value
                                                                         at Assumed Annual
                                                                               Rates
                                     Percent of                           of Stock Price
                         Number of  Total Options                        Appreciation for
                         Securities  Granted to                               Option
                         Underlying   Employees   Exercise                    Term(2)
                          Options     in Fiscal   Price Per Expiration ---------------------
                         Granted(1)     Year        Share      Date        5%        10%
                         ---------- ------------- --------- ---------- ---------- ----------
Peter J. Boni (3).......  636,225       39.4%       $4.00    02/01/09  $1,600,474 $4,055,915
James Carling...........      --          --          --                      --         --
Allen A. A. Swann.......   18,495        1.1%        4.00    02/11/09      46,525    117,905
                           15,846        0.9%        6.66    10/07/09      66,369    168,194
                           47,857        2.9%       10.80    11/17/09     325,047    823,734
Gary Daniels............   26,250        1.6%        4.00    03/31/09      66,033    167,342
                           26,250        1.6%        4.00    10/07/09      66,033    167,342
                           52,500        3.2%        6.66    10/07/09     219,892    557,251
Richard S. Braddock,
  Jr. ..................   16,875        1.0%        4.00    10/07/09      42,450    282,655
Terence H. Osborne......   70,995        4.4%        4.00    02/11/09     178,593    452,591

--------
(1) Each option represents the right to purchase one share of common stock. The options shown in this column were granted pursuant to our 1998 Stock Option/Stock Issuance Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25.0% annually over a four year period from the date of grant. The first 25.0% vests on the first anniversary of the date of grant, and the remainder vests in equal installments over the next 36 months.
(2) These assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent predictions as to actual stock performance.
(3) Pursuant to the terms of his employment agreement, Mr. Boni's option was immediately exercisable for shares of restricted common stock. The restrictions on Mr. Boni's stock lift at a rate of 25.0% annually over a four year period from the date of the grant of the option. The restrictions on the first 25.0% of the stock are removed on the first anniversary of the date of grant, and the remainder of the restrictions are removed in equal installments over the next 36 months.

Fiscal Year-End Option Values

    The following table sets forth information with respect to unexercised options held as of December 31, 1999 by our chief executive officers and to each of our other most highly compensated executive officers whose salary and bonus were in excess of $100,000 in 1999.

                             Number of Shares        Value of Unexercised
                          Underlying Unexercised         In-the-Money
                             Options at Fiscal         Options at Fiscal
                                 Year-End                 Year-End(1)
                         ------------------------- -------------------------
Name                     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------- ----------- -------------
Peter J. Boni...........      --            --           --           --
James Carling...........      --            --           --           --
Allen A. A. Swann.......   48,125       139,074     $355,483     $611,430
Gary Daniels............    7,109        97,891       48,341      525,659
Richard S. Braddock,
  Jr. ..................    2,734        23,516        9,332      135,167
Terence H. Osborne......   28,438        95,057      210,062      660,504

--------
(1) Calculated by determining the difference between the exercise price and the deemed fair market value of $10.80 per share of the securities underlying the options at December 31, 1999.

Stock Incentive Plans

    1998 Stock Option/Stock Issuance Plan. Our 1998 Stock Option/Stock Issuance Plan was adopted by our board of directors on April 22, 1998. As of December 31, 1999, options to purchase an aggregate of 1,387,473 shares of common stock at a weighted average exercise price of $4.88 per share were outstanding under the 1998 Plan. As of December 31, 1999, 668,006 shares of common stock had been issued upon exercise of options outstanding under the 1998 plan.

    The 1998 Plan is divided into two separate equity programs:

  . The option grant program under which eligible persons may be granted options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory options; and

  . The stock issuance program under which eligible persons may be issued shares of common stock directly, either through immediate purchase or as a bonus for services rendered (collectively, any such option or issuance is referred to herein as an "Award").

    Awards may be made to any employee, non-employee member of the board of either the company, or any subsidiary, or consultants and other independent advisors to the company or any subsidiary. Under present law, however, incentive stock options may only be granted to employees. No participant may receive an Award for more than 1,000,000 shares in any calendar year.

    We may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110.0% of the fair market value in the case of incentive stock options granted to optionees holding more than 10.0% of the voting power of our Company). The 1998 plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 1998 plan. It has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 plan. It may delegate authority under the 1998 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. The board of directors has authorized the compensation committee to administer the 1998 plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1998 plan, the board of directors, the compensation committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .   the exercise price of options;

  .   the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger or consolidation in which more than 50.0% of the combined voting power of our shares are transferred or the sale, transfer or disposition of all or substantially all of our assets, all Awards will automatically vest, except for shares subject to an outstanding option if:

  . The option is assumed by any successor company in the merger or consolidation; or

  . The option is replaced with a cash incentive program of the successor company which preserves the value of the spread existing on unvested options at the time of the transaction.

    No Award may be granted under the 1998 plan after April 22, 2008, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The board of directors may amend, suspend or terminate the 1998 plan or any portion thereof at any time.

    1999 Outside Director Stock Option Plan. Our 1999 Outside Director Stock Option Plan was adopted by our Board of Directors in November 1999 and approved by our stockholders in January 2000. Under the terms of the Director Plan, directors who are not employees of Prime Response or its subsidiaries receive nonstatutory options to purchase shares of our common stock. A total of 200,000 shares of our common stock may be issued upon exercise of options granted under the Director Plan.

    The Board of Directors administers the Director Plan. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Director Plan. Under the terms of the Director Plan, each non-employee director continuing as a director following this offering will receive an option to purchase 20,000 shares of our common stock on the effective date of this offering at a price per share equivalent to the public offering price. In addition, each such non-employee director will receive an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders commencing with the 2000 annual meeting of stockholders, at an exercise price per share equal to the closing price of our common stock on the date of grant. In addition, individuals who become directors after this offering and are not our employees will receive an option to purchase 20,000 shares of common stock on the date of his or her initial election to the Board of Directors and an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders after his or her election. The exercise price per share of such options will be the closing price per share of our common stock on the date of the grant. All options granted under the Director Plan will be fully vested upon grant.

    1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in November 1999, and approved by our stockholders in January 2000. The 1999 plan authorizes the issuance of up to a total of 300,000 shares of common stock to participating employees.

    All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, other than employees who are "highly compensated" within the meaning of Section 414(a) of the Code, whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the 1999 plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of December 31, 1999, approximately 26 of our employees would have been eligible to participate in the 1999 plan.

    On the first day of a designated payroll deduction period (the "offering period"), we will grant to each eligible employee who has elected to participate in the 1999 plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10.0% of such employee's base pay) to be deducted from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 1999 plan, the option price is an amount equal to 85% of the average market price (as defined) per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of (i) $2,083 and (ii) the number of months in the offering period by the closing market price of a share of common stock on the commencement date of the offering period or such other number as may be determined by the board prior to the commencement date of the offering period. The compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

    An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any other reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

    Because participation in the 1999 plan is voluntary, we cannot now determine the number of shares of common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

401(k) Plan

    We offer a 401(k) plan to our United States employees who meet certain defined requirements. Under the terms of the 401(k) plan, eligible employees may elect to make tax-deferred contributions, and we may match 25.0% of the lesser of the contributing employee's elective deferral or 4.0% of the contributing employee's total salary. During 1998 and 1999, we contributed approximately $11,000 and $20,000 respectively, to the 401(k) plan. We made no contributions during 1997.

    We offer comparable benefits to certain employees located outside the United States.

Employment Agreements

    On January 13, 1999, we entered into an employment agreement with Mr. Boni. Under the terms of that agreement, Mr. Boni receives an annual base salary of $290,000 and is eligible to receive an annual performance bonus of up to 50.0% of his annual base salary. The agreement also provides that Mr. Boni's employment may be terminated by either Mr. Boni or us at any time. If Mr. Boni's employment is terminated without cause, or in the event of an acquisition Mr. Boni is asked to take a position of lesser responsibility,Mr. Boni is entitled to receive twelve months of base salary and bonus. In addition, we granted Mr. Boni an option to purchase 636,225 shares of our common stock, subject to certain restrictions on its transfer, at a per share exercise price of $4.00. Mr. Boni also was granted an interest free loan to exercise his option. In the event of a change in control of Prime Response, all of the restrictions on Mr. Boni's stock will terminate.

    On November 10, 1999, we entered into an employment agreement with Mr. Carling. Under the terms of that agreement, Mr. Carling receives an annual base salary of $250,000 and is eligible to receive an annual performance bonus of up to 30.0% of his annual base salary.

    On February 2, 1998, we entered into an employment agreement with Mr. Swann. Under the terms of that agreement, Mr. Swann receives an annual base salary of (Pounds)140,000, approximately $231,000 at an exchange rate of $1.65 to (Pounds)1.00, and a discretionary bonus based primarily on sales performance. Mr. Swann's employment may be terminated by either party upon six months' notice, although we may elect to pay Mr. Swann in lieu of any notice period. Moreover, in lieu of any six-month notice period, we may place Mr. Swann on "gardening leave," during which time Mr. Swann would cease to perform his job responsibilities, but would nevertheless be prohibited from undertaking other employment. In addition, we granted Mr. Swann options to purchase up to 1% of our stock on a fully diluted basis as of the date of the closing of this initial public offering.

    On November 30, 1998, we entered into an employment agreement with Mr. Daniels. Under the terms of that agreement, Mr. Daniels receives an annual base salary of (Pounds)140,000, approximately $231,000 at an exchange rate of $1.65 to (Pounds)1.00, and a discretionary bonus paid primarily on company earnings. Mr. Daniels' employment may be terminated by either party upon six months' notice. We may elect to pay Mr. Daniels in lieu of any notice period or may place Mr. Daniels on "gardening leave," during which time Mr. Daniels would cease to perform his job responsibilities, but would nevertheless be prohibited from undertaking other employment.

    On October 22, 1999, we entered into an employment agreement with Mr. Lavallee. Under the terms of that agreement, Mr. Lavallee receives an annual base salary of $250,000 and is eligible for incentive compensation equal to 50.0% of his annual base salary. If Mr. Lavallee's employment is terminated without cause, or if Mr. Lavallee is asked to take a position of lesser responsibility or is not granted a promotion in the event that a higher position is created or vacated, he is entitled to receive twelve months of base salary and bonus, as well as his benefit package. In addition, we granted Mr. Lavallee an option to purchase 150,000 shares of our common stock at a per share exercise price of $6.66. Twenty percent of that option (30,000 shares) vested immediately. The remaining eighty percent of the option (120,000 shares) will vest in accordance with the terms of our 1998 Stock Option/Stock Issuance Plan. In the event of a change of control, if Mr. Lavallee's employment is terminated, or if he is asked to assume a position of lesser responsibility, Mr. Lavallee's option shall become 100.0% vested.

    On October 21, 1999, we entered into an employment with Mr Phillips. Under the terms of that agreement, Mr. Phillips receives an annual base salary of $180,000 and is eligible for an incentive bonus equal to 35.0% of his annual base salary. In the event that Mr. Phillips is terminated without cause, he is entitled to his base salary and bonus for a period of one year. In addition, we granted Mr. Phillips an option to purchase 93,750 shares of our common stock at a per share exercise price of $6.66. Should Mr. Phillips be terminated as a result of a change in control of Prime Response, his option shall become 100.0% vested.

    On August 5, 1999, we entered into an employment agreement with Mr. Richard
S. Braddock, Jr. Under the terms of that agreement, Mr. Braddock receives an annual base salary of $125,000 and is eligible to receive an annual performance bonus of up to 30.0% of his annual base salary. In addition, we granted Mr. Braddock an option to purchase 16,845 shares of our common stock at a per share exercise price of $5.33 per share.

    On August 11, 1999, we entered into an agreement with Mr. Plantan. Under the terms of that agreement, Mr. Plantan receives an annual base salary of $125,000 and is eligible to receive an annual performance bonus of up to 30.0% of his annual base salary. In the event that Mr. Plantan's employment is terminated without cause he is entitled to receive severance pay and medical benefits for a period of six months. In addition, we granted Mr. Plantan options to purchase 26,250 shares of our common stock at a per share price of $5.33 per share.

                              CERTAIN TRANSACTIONS

Sale of Series A Convertible Preferred Stock

    In October, 1997, we sold 1,155,000 shares of series A convertible preferred stock for $20.5169 per share, for an aggregate purchase price of $23,697,000. General Atlantic Partners 42, L.P. purchased 909,858 shares and GAP Coinvestment Partners, L.P. purchased 245,142 shares. Upon completion of this offering, each share of series A convertible preferred stock will automatically convert into 3.12819225 shares of common stock. Upon completion of this offering, holders of series A preferred stock will also receive an additional 0.546 shares of common stock in accordance with the terms of the series A preferred stock and an additional 0.1 shares of common stock in payment of accrued but unpaid dividends, for each share of series A preferred stock.

Sale of Series B Convertible Preferred Stock and Warrants for Common Stock

    In September, 1998, we sold 866,500 shares of series B convertible preferred stock for $6.00 per share, for an aggregate purchase price of $5,199,000. General Atlantic Partners 48, L.P. purchased 607,131 shares, GAP Coinvestment Partners, L.P. purchased 145,619 shares, Richard S. Braddock Sr., one of our directors, purchased 13,750 shares and Allen A.A. Swann, our President, Europe, purchased 100,000 shares.

    In March, 1999, we sold 833,334 shares of series B convertible preferred stock for $6.00 per share, for an approximate aggregate purchase price of $5,001,004. General Atlantic Partners 52, L.P. purchased 680,200 shares and GAP Coinvestment Partners II, L.P. purchased 153,134 shares.

    Upon completion of this offering, each share of series B convertible preferred stock will automatically convert into 0.78584925 shares of common stock. Upon completion of this offering, holders of series B preferred stock will receive either $6.00 or an additional 0.5 shares of common stock in accordance with the terms of the series B preferred stock and either $0.672 or an additional 0.056 shares of common stock in payment of accrued but unpaid dividends, for each share of series B preferred stock.

    In March, 1999, we also sold a warrant to General Atlantic Partners 52, L.P. to purchase 255,075 shares of our common stock at an exercise price of $3.4133 per share, subject to adjustment, and a warrant to GAP Coinvestment Partners II, L.P. to purchase 57,425 shares of our common stock at an exercise price of $3.4133 per share, subject to adjustment.

Sale of Series C Convertible Stock and Warrants for Common Stock

    In July, 1999, we sold 1,000,000 shares of series C preferred convertible stock for $3.00 per share for an aggregate price of $3,000,000. General Atlantic Partners 52, L.P. purchased 814,285 shares and GAP Coinvestment Partners II, L.P. purchased 185,715 shares. In July, 1999 we also sold a warrant to General Atlantic Partners 52, L.P. to purchase 204,824 shares of our common stock at an exercise price of $0.0133 per share, subject to adjustment, and a warrant to GAP Coinvestment Partners II, L.P. to purchase 46,714 shares of our common stock at an exercise price per share of $0.0133, subject to adjustment.

    Upon the completion of this offering, each share of series C convertible preferred stock will automatically convert into 0.75 shares of common stock. Upon completion of this offering, holders of series C preferred stock will also receive 0.333 additional shares of common stock in accordance with the terms of the series C preferred stock for each share of series C preferred stock.

    In each of August 1999 and September 1999 we issued a convertible promissory note to General Atlantic Service Corporation in the principal amounts of $1.0 million and $1.5 million, respectively. On October 19, 1999, these notes were transferred to General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P. On October 19, 1999, these notes were converted and an aggregate of 698,415 shares of series C preferred stock were issued to General Atlantic Partners 57, L.P. and an aggregate of 134,916 shares were issued to GAP

Coinvestment Partners II, L.P. On November 5, 1999, General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P. transferred an aggregate of 25,000 shares of series C preferred stock to Paul Lavallee.

    As of December 31, 1999, General Atlantic Partners, LLC and its affiliates owned approximately 59.6% of our capital stock on a fully diluted basis.

Option to Purchase Shares Owned By Kite Limited

    In October 1997, in connection with the sale of our series A convertible stock, one of our stockholders, Nevin Prakash, granted us an option to purchase from him 1,249,500 shares of our common stock at a price of approximately $3.42 per share. As of September 13, 1999, Mr. Prakash transferred these shares to a trust for which Kite Limited acts as trustee. We may exercise this option in part or in full at any time until September 30, 2000, at which time we are obligated to purchase any remaining shares that are subject to the option. Shares of common stock purchased in connection with this option are re-issued to optionees exercising stock options granted under our 1998 Stock Option/Stock Issuance Plan.

    We intend to exercise this option in full and deliver a promissory note to Mr. Prakash in the amount of approximately $4.3 million as payment for the shares and pay the promissory note in full with proceeds we receive from this offering.

Andersen Consulting

    On December 6, 1999, Prime Response and Andersen Consulting entered into a joint marketing agreement and, along with an affiliate of Andersen Consulting, a stock and warrant purchase agreement. Pursuant to the stock and warrant purchase agreement, Andersen Consulting purchased 428,000 shares of common stock and Andersen Consulting received a warrant to purchase 682,000 shares of common stock. This warrant has an exercise price of $9.35 per share and vests upon the earlier to occur of September 9, 2000 or the date of an acquisition of Prime Response. Andersen Consulting also has a right of first refusal to participate in any equity issuances by Prime Response prior to its initial public offering in order to maintain its percentage ownership interest in Prime Response, subject to specified exceptions. The aggregate purchase price paid by Andersen Consulting for the shares of common stock and this warrant was $4.0 million. Andersen Consulting has no performance obligations under the stock and warrant purchase agreement or this warrant.

    Prime Response issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting. Of this amount, 300,000 shares will vest in share increments determined by the extent to which $2.0 billion exceeds Prime Response's market capitalization at the time of its initial public offering. An additional 75,000 shares will vest in increments of 7,500 shares for each $100.0 million that market capitalization exceeds $2.0 billion, up to a maximum market capitalization of $3.0 billion. This warrant has an exercise price of $9.35 per share. Prime Response also issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting which will vest in increments of 10,500 shares for each $1.0 million of sales resulting from joint marketing efforts up to $25.0 million and then in increments of 4,500 shares for each $1.0 million of sales from $25.0 million to $50.0 million. This warrant also has an exercise price of $9.35 per share.

    All warrants have a seven-year term. In the event that the marketing agreement is terminated as a result of a breach by Andersen Consulting, no further vesting under the warrants will occur, but those warrants already exercisable will remain exercisable during their term to the extent then vested.

    In the event that neither an initial public offering nor any other liquidity event occurs by January 1, 2001, Andersen Consulting or its affiliates will have the right to require Prime Response to repurchase the 428,000 shares for $4.0 million. The repurchase amount will be payable in three quarterly installments, plus 8.0% interest on the entire amount beginning on January 1, 2001, plus additional interest of 7.0% per annum in the event Prime Response fails to make any payment when due. The put right will terminate upon an initial public offering or other liquidity event.

    Prime Response is obligated to engage Andersen Consulting for consulting services of at least $1.0 million before December 31, 2001. If designated sales targets are met, Andersen Consulting is obligated to provide up to $1.0 million in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The expenditure of these funds will be controlled by a committee comprised of both Andersen Consulting and Prime Response personnel.

Other Relationships

    Priceline.com, Inc., a provider of internet pricing systems, is currently one of our clients. Richard S. Braddock, Sr., one of our directors, is the Chairman and Chief Executive Officer of Priceline.com, Incorporated and William
E. Ford, another one of our directors, serves as a director of Priceline.com, Incorporated.

    Mr. Ford is also a managing member of General Atlantic Partners, LLC, which as of December 31, 1999 held approximately 17.4% of the outstanding Common Stock of Priceline.com, Incorporated.

Loan to Mr. Peter J. Boni

    In June 1999, Peter J. Boni, our Chief Executive Officer, purchased 636,225 shares of our common stock at a purchase price of $4.00 per share as part of a restricted stock award granted under our 1998 Stock Option/Stock Issuance Plan. In connection with that award, we loaned $2,545,000 to Mr. Boni for 10 years, interest-free, pursuant to a promissory note secured by the shares of common stock.

Stock Options Granted to Executive Officers

    For additional information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation," "-- Management Compensation," and "--1998 Stock Option/Stock Issuance Plan" and "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999, by:

  . each person or entity or group of affiliated persons or entities known by us to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock;

  . each director and each executive officer named in the summary compensation table; and

  .   all of our directors and executive officers as a group.

    Unless otherwise indicated, the address of each beneficial owner listed below is c/o Prime Response, Inc., 150 CambridgePark Drive, Cambridge, Massachusetts 02139.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, none of these persons or entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicted, each person or entity named in the table below has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 16,066,530 shares of common stock outstanding as of December 31, 1999, assuming the conversion of the outstanding shares of our preferred stock, and the payment of additional shares of common stock to the holders of preferred stock, as a result of this offering, and assuming completion of this offering on February 15, 2000. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                               Shares             Shares
                                            Beneficially       Beneficially
                                               Owned              Owned
                                         Prior to Offering    After Offering
                                         ------------------ ------------------
Name of Beneficial Owner                   Number   Percent   Number   Percent
------------------------                 ---------- ------- ---------- -------
General Atlantic Partners, LLC (1)......  9,586,933  59.6%   9,586,933  48.9%
 3 Pickwick Plaza
 Suite 200
 Greenwich, CT 06830
Peter J. Boni...........................    636,225   3.9      636,225   3.2
Terence H. Osborne (2)..................     35,248     *       35,248     *
James Carling...........................  5,260,500  32.7    5,260,500  26.8
Allen A.A. Swann (3)....................    217,557   1.3      184,497   1.1
Richard S. Braddock, Sr. (4)............     33,762     *       33,762     *
William Ford (1)........................  9,586,933  59.6    9,586,933  48.9
Richard S. Braddock, Jr. (2)............      4,491     *        4,491     *
Gary Daniels (2)........................      7,656     *        7,656     *
Nevin Prakash (5).......................  1,774,500  11.0    1,774,500   9.1
All directors and executive officers as
 a group (11 persons) (6)............... 15,645,981  97.4   15,837,373  80.1

--------
 *  Less than 1%
(1) Includes 4,698,381 shares held by General Atlantic Partners 42, L.P., 477,113 shares held by General Atlantic Partners 48, L.P., 1,348,818 shares and warrants to purchase 459,899 shares held by General Atlantic Partners 52, L.P., 677,461 shares held by General Atlantic Partners 57, L.P., 1,337,887 shares held by GAP Coinvestment Partners, L.P., and 436,923 shares and warrants to purchase 104,139 shares held by GAP Coinvestment Partners II, L.P. Also includes 15,312 shares subject to stock options held by

   Mr. Ford which are exercisable within 60 days of December 31, 1999. Mr. Ford is a managing member of General Atlantic Partners, LLC, which is the general partner of each of General Atlantic Partners 42, L.P., General Atlantic Partners 48, L.P. and General Atlantic Partners 52, L.P. and General Atlantic Partners 57, L.P. Mr. Ford is also a general partner of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. Mr. Ford disclaims beneficial ownership with respect to any of these shares, except to the extent of any pecuniary interest therein.
(2) Consists solely of shares subject to stock options exercised within 60 days of December 31, 1999.
(3) Includes 83,373 shares subject to stock options exercisable within 60 days of December 31, 1999.
(4) Includes 15,312 shares subject to stock options exercisable within 60 days of December 31, 1999.
(5) Includes 1,249,500 shares which Prime Response has the option to repurchase. Prime Response intends to exercise this option prior to completion of this offering.
(6) Includes the shares listed in notes 2 and 3, above and an additional 191,392 shares subject to stock options exercisable within 60 days of December 31, 1999.

    In December, 1999, we sold 427,806 shares of our common stock and issued warrants to purchase up to an aggregate of 1,432,282 shares of common stock to Andersen Consulting and one of its affiliates. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

General

    After this offering, our authorized capital stock of Prime Response will consist of 60,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

    As of December 31, 1999, there were outstanding (i) 8,130,813 shares of common stock and redeemable common stock held by 13 stockholders of record,
(ii) 4,688,165 shares of convertible preferred stock held by nine stockholders of record and (iii) options and warrants to purchase an aggregate of 2,633,792 shares of common stock.

    The following summary of certain provisions of our securities and various provisions of our amended and restated certificate of incorporation and our amended and restated by-laws, in each case in effect following this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated by-laws included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

Common Stock and Redeemable Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of redeemable common stock have the right to put common stock back to Prime Response at certain prices on certain dates. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Certain holders of common stock have the right to require us to register their shares of common stock under the Securities Act in certain circumstances. See "Shares Eligible for Future Sale."

Preferred Stock

    Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

    As of December 31, 1999 we had warrants outstanding to purchase an aggregate of 1,246,319 shares of our common stock at a weighted average exercise price of $5.98 per share. Certain holders of warrants are entitled to registration rights with respect to the shares of common stock issuable upon exercise of the warrants. See "Shares Eligible for Future Sale Registration Rights."

Delaware Anti-Takeover Law and Certain Charter and By-law Provisions

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of the corporation's voting stock.

    The amended and restated by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." Under the by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on and filling of vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from acquiring, control of our company.

    The amended and restated by-laws also provide that after this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated by-laws further provide that special meetings of the stockholders may only be called by our chairman of the board, the president or our board of directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide us with certain information. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Prime Response. These provisions could also discourage a third-party from making a tender offer for the common stock, because even if it acquired a majority of our outstanding voting securities, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75.0% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

    Our amended and restated certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our amended and restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We have also entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in our amended and restated by-laws. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time. Nevertheless, if a significant number of shares of common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

    Upon completion of this offering, we will have an aggregate of 19,566,530 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. Of the outstanding shares, the 3,500,000 shares sold in this offering will be freely tradeable, without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of Prime Response, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Substantially all of the remaining 16,066,530 shares of common stock outstanding will be "restricted securities" as that phrase is defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act.

    In connection with this offering, our directors, officers and stockholders, holding 16,066,530 shares in the aggregate, have agreed that, without the prior written consent of FleetBoston Robertson Stephens Inc. on behalf of the underwriters and EASDAQ, during the period ending 180 days after the date of this prospectus, they will not directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any right with respect to, any shares of common stock or any securities convertible into or exchangeable for shares of common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us.

    Subject to the foregoing and to the lock-up agreements, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1.0% of the then outstanding shares of the common stock (approximately 195,665 shares following the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Prime Response are satisfied.

    Immediately after the offering, based on the number of options outstanding on December 31, 1999, there will be options to purchase approximately 1,387,473 shares of common stock outstanding. Subject to the provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, Prime Response intends to file a registration statement on Form S-8 covering all options granted under the 1998 Stock Option/Stock Issuance Plan, 1999 Director Plan and Employee Stock Purchase Plan. Shares of common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with Prime Response or the lock-up agreements described above. See "Management--Stock Plans--1998 Stock Incentive Plan."

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1998 Stock Option/Stock Issuance Plan.

    Following this offering, under specified conditions and subject to customary exceptions, holders of shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. We are not required to effect more than two demand registrations on behalf of these holders.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, SG Cowen Securities Corporation, and DLJdirect Inc. have severally agreed with us to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   FleetBoston Robertson Stephens Inc.................................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................
   DLJdirect Inc. ....................................................
   International Underwriter
   -------------------------
   FleetBoston Robertson Stephens International Limited...............
   Dain Rauscher Incorporated.........................................
   Societe Generale...................................................
                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

    The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not in excess of $     per share, of
which $     may be reallowed to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    An electronic prospectus will be made available on the Web site maintained by DLJdirect. Other than the prospectus in electronic format, the information on the Web site maintained by DLJdirect relating to this offering is not part of this prospectus and has not been approved and/or endorsed by us or any underwriter, other than DLJdirect.

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 525,000 additional shares of common stock at the same price per share as we will be paid for the 3,500,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,500,000 shares offered hereby. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to company
will be $    million, $    million and $    million, respectively.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

    Lock-Up Agreements. Each director, officer and stockholder of Prime Response has agreed, during the period ending 180 days after the date of this prospectus (the "lock-up period"), subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exercisable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. and EASDAQ. The are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc. and EASDAQ, subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans provided such options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

    Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "PRME." Application has also been made to list the shares on EASDAQ under the symbol "PRME."

    Stabilization. The underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives of the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives of the underwriters have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The following table summarizes the compensation to be paid to the underwriters by Prime Response:

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                      Per    Over-     Over-
                                                     Share allotment allotment
                                                     ----- --------- ---------
     Underwriting discounts and commissions payable
      by Prime Response............................  $       $         $

    Prime Response estimates expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.2 million.

    Directed Share Program. At our request, the underwriters have reserved up to 175,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to Prime Response. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                         MATERIAL UNITED STATES FEDERAL

                   TAX CONSEQUENCES FOR NON-U.S. HOLDERS

    The following is a general summary of material United States federal income and estate tax consequences relating to the ownership and disposition of common stock by "Non-U.S. Holders" (as defined below). This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not address all federal income and estate tax consequences that may be relevant to a Non-U.S. Holder in light of such holder's particular circumstances, or to certain Non-U.S. Holders that may be subject to special treatment under U.S. federal income tax laws, such as life insurance companies, tax-exempt organizations, banks or other financial institutions or certain expatriates or former long-term residents of the United States. For purposes of this summary, the term "Non-U.S. Holder" means a beneficial owner of common stock that for federal income tax purposes is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (b) the trust was in existence on August 20, 1996 and, in general, would have been treated as a U.S. Holder under rules applicable prior to such time, provided the trust elects to continue such treatment thereafter.

    EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

    Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form W-8ECI to the payor. If the dividends are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, such dividends will not be subject to the withholding tax described above and will instead be subject to U.S. federal income tax on a net income basis as if such Non-U.S. Holder were a U.S. resident. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed above and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of an income tax treaty rate. However, under recently issued Treasury regulations (the "New Regulations"), that generally will be effective for distributions after December 31, 2000, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate generally would be required to provide an Internal Revenue Service Form W-8 (or suitable substitute form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. Special procedures are provided in the New Regulations for payments through qualified intermediaries. In addition, under the New Regulations, in the case of a Non-U.S. Holder that is fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the certification requirements generally would be applied to each of the ultimate beneficial owners of the entity. Non-U.S. Holders are advised to consult their tax advisors regarding the effect, if any, of the New Regulations.

    Disposition of Common Stock. A Non-U.S. Holder of common stock generally will not be subject to United States federal income tax withholding tax on any gain realized on the sale, exchange, retirement or other disposition of common stock, unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and who holds the common stock as a capital asset, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates whose loss of U.S. citizenship had as one of its principal purposes the avoidance of U.S. taxes, or (iv) Prime Response is then or has been within a specified period a United States real property holding corporation. Prime Response does not believe that it is, or is likely to become, a United States real property holding corporation. To the extent that the amount of cash and the fair market value of any property received upon the sale or other disposition of common stock is deemed a dividend distribution, the Non-U.S. Holder may be subject to tax on such cash or other property as described above under "Dividends."

    Federal Estate Tax. An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

    U.S. Information Reporting Requirements and Backup Withholding Tax. The Company must report annually to the IRS and to each Non-U.S. Holder any dividend that is subject to withholding, or that is exempt from U.S. withholding tax (pursuant to a tax treaty or the exceptions described above), and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

    U.S. backup withholding, which is imposed at the rate of 31.0% on certain payments to persons that fail to furnish information under the U.S. information reporting requirements, generally will not apply to dividends paid to Non-U.S. Holders that are subject to the 30.0% withholding tax described above or that are subject to treaty reduction, or, under current law, to a Non-U.S. Holder at an address outside the United States.

    Under the rules in effect for payments made on or before December 31, 2000, payment of the proceeds of the sale or other disposition of common stock to or through a United States office of a broker, U.S. or foreign, will be subject to information reporting and possible backup withholding at a rate of 31.0% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption (provided the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). Payment of the proceeds of the sale of common stock to or through a foreign office of a foreign broker that is not a "U.S. related person" generally will not be subject to information reporting or backup withholding tax. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50.0% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business. In the case of the payment of proceeds from the disposition of common stock to or through a foreign office of a broker that is either a United States person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

    With respect to payments made after December 31, 2000, the New Regulations, subject to certain transition rules, alter the foregoing rules in certain respects. Those regulations provide presumptions under which a Non-U.S. Holder is subject to information reporting and backup withholding at a rate of 31.0% unless Prime Response receives certification from the holder (or the Non-U.S. Holder satisfies certain documentary evidence requirements) establishing non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax provided that the required information is furnished to the IRS. Non-U.S. Holders of Common Stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    U.S. Federal Estate Tax Consequences. Non-U.S. Holders should be aware that their gross estate for purposes of U.S. estate taxes generally will include the value of common stock held by them at the date of their death. Relief from U.S. estate taxes may be available under an estate tax treaty between the U.S. and the Non-U.S. Holder's country of residence.

                               EASDAQ INFORMATION

Belgium Restrictions

    Prior to trading on EASDAQ the common stock shall not, whether directly or indirectly, be offered, sold, transferred or delivered in Belgium to any individual or entity other than institutional investors referred to in Article
3.2 of the Belgian Royal Decree of July 7, 1999 on the public nature of financial transactions, acting on their own account.

Approval by the Banking and Finance Commission

    On [     ], the Banking and Finance Commission (Commission bancaire et financiere/Commissie voor het Bank- en Financiewezen) approved this prospectus in accordance with article 29 ter, (S) 1 of the royal decree 185 of July 9, 1935 on the supervision of banks and the issue of securities as supplemented by the law of March 9, 1989. This approval does not imply any judgement as to the appropriateness or the quality of this initial public offering and the admission to trading of our common stock on EASDAQ, nor of our situation. The notice required by article 29 ter, (S) 1 will be published in the press on the first day of trading on EASDAQ.

Approval of the Offering

    On November 15, 1999, the Board of Directors of Prime Response approved the issuance of the shares to be offered in this offering.

Responsibility for the Prospectus

    Prime Response takes responsibility for the contents of this prospectus.

    Prime Response, having made all reasonable enquiries, accepts responsibility for, and confirms that this prospectus contains, all information with regard to us and our common stock that is material in the context of the offering and sale of our common stock, that the information contained in this prospectus is true and correct in all material respects and is not misleading, that the opinions and our intentions expressed herein are honestly held and that there are no other facts the omission of which makes this prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading.

    Copies of the Registration Statement, along with copies of our certificate of incorporation and other (corporate) documents, will be available for review at the offices of Robertson Stephens International, 39 Victoria Street, London, England SW1H OED.

Belgian Taxation

    The following generally summarises the Belgian income and stamp tax consequences of the acquisition, direct ownership and disposition of our common stock by Belgian residents. It is based on tax law applicable in Belgium as in effect on the date of this prospectus, and is subject to changes to Belgian law, including changes that could have retroactive effect. The following summary does not take into account or discuss tax laws of any country other than Belgium nor does it take into account the individual circumstances of each investor.

    Prospective Belgian investors are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of our common stock.

 Belgian withholding tax

    Dividends distributed on our common stock (gross of Belgian taxation but net of any foreign withholding tax deducted) are subject to Belgian dividend withholding tax at the rate of 25.0%. when paid or attributed through a financial intermediary in Belgium. However, no Belgian dividend withholding tax is due if the Belgian resident is a company subject to Belgian corporate income tax.

    To the extent that dividends on our common stock are attributed or paid outside Belgium, without the intervention of a paying agent or any other financial intermediary in Belgium, no Belgian dividend withholding tax is due. However, Belgian resident entities subject to Belgian legal entities tax (such as pension funds) must pay the dividend withholding tax to the Belgian Treasury.

    The withholding tax may be subject to exemptions or reductions provided by Belgian law. For instance, in certain cases the above-mentioned 25.0% rate of dividend withholding tax will be reduced to 15.0%. The reduced rate applies in particular to:

    1. dividends distributed on shares publicly issued on or after January 1, 1994;

    2. dividends distributed on shares that have been privately issued on or after January 1, 1994 in exchange for cash contributions, provided the shares are registered, or are bearer shares placed in open custody, to a financial institution in Belgium as of the date of their issuance.

 Income tax for Belgian resident individuals

    The Belgian dividend withholding tax is a final tax for Belgian resident individuals holding our common stock as a private investment, and the dividends need to be reported in such individuals' annual income tax returns. If no withholding tax has been levied (for example where payment or attribution is made outside Belgium), such individuals are required to report the dividends in their tax returns, and will be taxed at the rate of either 25.0% or 15.0%, in each case increased by a municipal surcharge (generally varying from 5.0% to 8.0% of the tax due).

    Belgian resident individuals whose holdings of our common stock are connected with a business will be taxed on the dividends at the ordinary rates for business income, varying from 25.0% to 55.0% and increased by the appropriate municipal surcharge and a 3.0% crisis contribution. Any Belgian withholding tax is creditable against the final income tax due, provided the holder of our common stock has full ownership of that stock at the time of attribution or payment of the dividends and the dividend distribution does not entail a reduction in value or capital loss on the shares.

 Corporate income tax for companies resident in Belgium

    Dividends received by companies resident in Belgium are, in principle, subject to corporate income tax at the rate of 40.1%, i.e. the standard rate of 39.0%, increased by the additional tax of 3.0% of the corporate income tax due. Lower rates may be applicable to Belgian resident companies which, among other conditions, are not 50.0% or more owned by another company and whose taxable income is below certain thresholds fixed by law.

    Belgian resident companies which satisfy the minimum holding requirement of either a participation of at least 5.0% in Prime Response or an acquisition value of at least BEF 50 million at the time of attribution or payment of dividends will be taxed on only 5.0% of the dividends received (so-called dividends-received deduction or DRD), unless Prime Response falls within one of the categories expressly excluded from the DRD. DRD entitlement is assessed on a case by case basis at the time of attribution by reference to the origin of our revenue used to distribute the dividend. If our common stock is traded on EASDAQ, and we continue to have an active business in the US, it is highly unlikely that DRD would be denied.

 Income tax for Belgium resident entities subject to Belgian legal entities tax

    The Belgian dividend withholding tax is a final tax for Belgium resident entities subject to the Belgian legal entities tax.

 Belgian capital gains taxation

    (a) Income tax for individuals resident in Belgium

    Individuals holding our common stock as a private investment will not be subject to Belgian capital gains taxation on the disposal of that stock. Individuals may, however, be subject to a 33.0% tax (increased by the appropriate municipal surcharge and the 3.0% crisis contribution) if the capital gain is deemed to be "speculative" in nature as defined by Belgian case law.

    (b) Corporate income tax for companies resident in Belgium

    Capitals gains realised by companies resident in Belgium on the disposal of our common stock are exempt from Belgian capital gains taxation if our dividends qualify for the DRD. It is not necessary to satisfy the minimum holding requirement for DRD to benefit from this exemption.

    Capital losses are only tax-deductible on a liquidation and distribution of all our assets and liabilities. In that event, capital losses are tax-deductible to the extent that they represent fully paid-up capital.

    (c) Belgium resident entities subject to the Belgian legal entities tax

    Entities subject to the Belgian legal entities tax are not subject to Belgian capital gains taxation on the disposal of our common stock.

 Belgian indirect taxes

    (a) Stamp tax on securities transactions

    In principle, a Belgian stamp tax is levied upon the subscription or purchase or sale of our common stock in Belgium through a professional intermediary. The rate applicable to subscriptions for new shares is 0.35% subject to an upper limit of BEF 10,000 or (Euro) 248 per transaction. The rate applicable to sales and purchases of existing shares in Belgium through a professional intermediary is 0.17% subject to an upper limit of BEF 10,000 or
(Euro) 248 per transaction.

    An exemption is available to professional intermediaries (such as credit institutions), insurance companies, pension funds and collective investment vehicles acting for their own account. Non-Belgian resident holders of our common stock acting for their own account will also be entitled to an exemption from this stamp tax if they deliver to the issuer or the professional intermediary in Belgium, as the case may be, an affidavit confirming non-Belgian resident status.

    (b) Tax on physical delivery of bearer securities

    A tax is levied upon the physical delivery of our common stock pursuant to their subscription or acquisition for consideration in Belgium. This tax is also due on the delivery of our common stock pursuant to a withdrawal of such stock from "open custody" in Belgium. An exemption is available if the acquisition for consideration does not take place through a professional intermediary.

    This tax is due, at the rate of 0.2% on the sums payable by the subscriber or acquirer on a subscription of acquisition of the sales value of our common stock, as estimated by the custodian, on a withdrawal form "open custody".

    If Belgian residents hold our common stock in book-entry form, such stock will not be physically delivered and the Belgian tax on the physical delivery of bearer securities will not apply.

Settlement and Clearance

    The following summarizes our understanding of the operation of the clearing system which will be in place. Persons proposing to trade the common stock on EASDAQ should inform themselves about the costs of such trading.

    Transactions in the common stock executed in the United States generally will be settled by book-entry through financial institutions that are participants in DTC.

    DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, "DTC Participants") and to facilitate the clearance settlements of transactions in such securities between participants through electronic book-entry changes in accounts of DTC Participants. DTC Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations, Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "DTC Indirect Participants") that clear through or maintain a custodial relationships with a DTC Participant, either directly or indirectly. Persons which are DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or DTC Indirect Participants.

    Our common stock is expected to be quoted on EASDAQ in USD. Transactions in the common stock on EASDAQ will be settled in USD or any other Euroclear or Clearstream eligible currency through the Euroclear or Cedelbank Systems. Investors in the common stock on EASDAQ must have a securities account with a financial institution which directly or indirectly has access to Euroclear or Clearstream. Euroclear and Clearstream are DTC Indirect Participants.

    Euroclear and Clearstream hold securities and book-entry interests in securities for their direct participants, which include banks, securities brokers and dealers, other professional intermediaries and foreign depositories and facilitate the clearance and settlements of securities transactions between their respective participants, and between their participants and participants of certain other securities intermediaries, including DTC, through electronic book-entry changes in accounts of such participants or other securities intermediaries.

    Euroclear and Clearstream provide their respective participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear and Clearstream participants are investment banks, securities brokers and dealers, banks central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and include certain of the underwriters.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Prime Response by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements of Prime Response, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a Registration Statement on Form S-1. This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Prime Response, such references are not necessarily complete and you should refer to the exhibits attached to the

Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

    We will also file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

    Our Commission filings and the Registration Statement can also be reviewed by accessing the Commission's internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Quarterly and annual earnings releases, along with any price sensitive information, will be made available to investors in Europe through the EASDAQ Regulatory Company Reporting System and international information vendors.

                              PRIME RESPONSE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999............. F-3
Consolidated Statements of Operations for the Years Ended December 31,
  1997, 1998  and 1999................................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
  Ended December 31, 1997, 1998 and 1999................................. F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
  1997, 1998 and 1999.................................................... F-6
Notes to Consolidated Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Prime Response, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Prime Response, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operations since its reorganization in 1997, which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 2, 2000

                              PRIME RESPONSE, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                    December 31,       Pro Forma
                                                  ------------------  December 31,
                                                    1998      1999        1999
                                                  --------  --------  ------------
                                                                      (unaudited)
                     ASSETS
 Current assets:
  Cash and cash equivalents....................   $    530  $  3,999    $    --
  Accounts receivable, net of allowance for
    doubtful accounts of $43 and $147,
    respectively...............................      4,815     9,057      9,057
  Prepaid and other current assets.............      1,163     2,595      2,595
                                                  --------  --------    -------
   Total current assets........................      6,508    15,651     11,652
 Property and equipment, net...................      2,111     2,602      2,602
 Goodwill and other intangible assets, net.....      1,533     7,262      7,262
                                                  --------  --------    -------
   Total assets................................   $ 10,152  $ 25,515    $21,516
                                                  ========  ========    =======
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
  Accounts payable.............................   $  1,692  $  3,920    $ 3,920
  Short-term debt and capital lease
    obligations................................        443     2,289      2,289
  Accrued expenses and other liabilities.......      2,702     4,472     10,782
  Accrued interest income......................         --       176        176
  Deferred revenue.............................      1,609     6,074      6,074
                                                  --------  --------    -------
   Total current liabilities...................      6,446    16,931     23,241
 Long-term debt and capital lease obligations..        530       311        311
 Long-term accrued interest income.............         --     1,398      1,398
 Other long-term liabilities...................        500        --         --
 Commitments and contingencies (Note 6)
 Redeemable common stock, $0.01 par value,
   1,249,500 shares issued and outstanding at
   December 31, 1998; 1,677,307 shares issued
   and outstanding at December 31, 1999 and
   1,249,500 shares issued and outstanding on a
   pro forma basis.............................      4,275     8,295      4,275
 Series A redeemable convertible preferred
   stock, $0.01 par value, 1,155,000 shares
   authorized; 1,155,000 shares issued and
   outstanding at December 31, 1998 and 1999,
   and 0 shares issued and outstanding on a pro
   forma basis (liquidation value:
   $51,546,000)................................     25,946    27,842         --
 Series B redeemable convertible preferred
   stock, $0.01 par value; 1,700,000 shares
   authorized; 866,500 issued and outstanding
   at December 31, 1998, 1,699,834 shares
   issued and outstanding at December 31, 1999,
   and 0 shares issued and outstanding on a pro
   forma basis (liquidation value:
   $21,263,000)................................      5,315    10,343         --
 Series C redeemable convertible preferred
   stock, $0.01 par value, 3,000,000 shares
   authorized; 1,833,331 shares issued and
   outstanding at December 31, 1999, and 0
   shares issued and outstanding on a pro forma
   basis (liquidation value: $11,000,000)......         --     4,891         --
 Stockholders' equity (deficit):
  Common stock, $0.01 par value: 27,750,000
    shares authorized (including redeemable
    common stock); 5,785,500 shares issued and
    outstanding at December 31, 1998; 6,453,506
    issued and outstanding at December 31,
    1999, and 16,046,663 shares issued and
    outstanding on a pro forma basis...........         58        65        161
  Additional paid-in capital...................    (12,232)    6,520     83,936
  Accumulated other comprehensive income.......        (12)      (12)       (12)
  Accumulated deficit..........................    (20,674)  (46,127)   (86,852)
  Note receivable from shareholder.............         --    (2,545)    (2,545)
  Deferred compensation........................         --    (2,397)    (2,397)
                                                  --------  --------    -------
   Total stockholders' equity (deficit)........    (32,860)  (44,496)    (7,709)
                                                  --------  --------    -------
   Total liabilities and stockholders' equity
     (deficit).................................   $ 10,152  $ 25,515    $21,516
                                                  ========  ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              PRIME RESPONSE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                      Year Ended December 31,
                                                  ----------------------------------
                                                     1997        1998        1999
                                                  ----------  ----------  ----------
Revenues:
  Software licenses.............................  $    2,933  $    8,495  $   10,134
  Services and support..........................       2,495       4,214       6,519
  Applications hosting..........................       4,754       3,827       3,869
                                                  ----------  ----------  ----------
     Total revenues.............................      10,182      16,536      20,522
                                                  ----------  ----------  ----------
Cost of revenues:
  Software licenses.............................          83         152          --
  Services and support..........................       3,052       6,477       4,522
  Applications hosting..........................       1,923       2,477       2,776
  Non-cash cost of revenues.....................          --          --         113
                                                  ----------  ----------  ----------
     Total cost of revenues.....................       5,058       9,106       7,411
                                                  ----------  ----------  ----------
Gross profit....................................       5,124       7,430      13,111
                                                  ----------  ----------  ----------
Operating expenses:
  Sales and marketing...........................       2,788       9,459      13,285
  Non-cash sales and marketing..................          --          --         266
  Research and development......................       2,947       6,289      10,185
  Non-cash research and development.............          --          --          63
  General and administrative....................       1,396       4,843       4,112
  Non-cash general and administrative...........          --          --       1,732
  Amortization of goodwill and other intangible
   assets.......................................          --       1,279       1,245
                                                  ----------  ----------  ----------
     Total operating expenses...................       7,131      21,870      30,888
                                                  ----------  ----------  ----------
Loss from operations............................      (2,007)    (14,440)    (17,777)
Other income (expense):
  Interest income...............................         155         219         115
  Interest expense..............................        (227)       (294)       (184)
  Interest expense related to beneficial
   conversion feature...........................          --          --      (2,500)
  Loss on foreign exchange......................          (7)        (88)        (58)
                                                  ----------  ----------  ----------
Loss before income taxes........................      (2,086)    (14,603)    (20,404)
Provision for income taxes......................        (159)         --         (15)
                                                  ----------  ----------  ----------
  Net loss......................................      (2,245)    (14,603)    (20,419)
Preferred stock dividends and recognition of
 beneficial
 conversion feature on preferred stock..........        (607)     (2,015)     (5,034)
                                                  ----------  ----------  ----------
Net loss attributable to common stockholders....  $   (2,852) $  (16,618) $  (25,453)
                                                  ==========  ==========  ==========
Net loss per share-basic and diluted............  $    (2.43) $    (2.36) $    (3.44)
                                                  ==========  ==========  ==========
Weighted average shares used in computing basic
 and diluted net loss per share.................   1,173,000   7,035,000   7,405,000
                                                  ==========  ==========  ==========
Unaudited pro forma net loss per share-basic and
 diluted........................................                          $    (1.71)
                                                                          ==========
Weighted average shares used in computing
 unaudited pro forma basic and diluted net loss
 per share......................................                          14,906,000
                                                                          ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRIME RESPONSE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                                   Accumulated    Retained                               Total
                   Ordinary Shares      Common Stock   Additional     Other       Earnings                           Stockholders'
                   -----------------  ----------------  Paid-in   Comprehensive (Accumulated    Note      Deferred      Equity
                   Shares    Amount    Shares   Amount  Capital      Income       Deficit)   Receivable Compensation   (Deficit)
                   -------   -------  --------- ------ ---------- ------------- ------------ ---------- ------------ -------------
Balance, December
 31, 1996........       100        --        --   --         --       $(40)       $   (825)        --          --      $   (865)

 Net loss........        --        --        --   --         --         --          (2,245)        --          --        (2,245)
 Foreign currency
  translation
  adjustments....        --        --        --   --         --         46              --         --          --            46
                                                                                                                       --------
 Total
  comprehensive
  income.........                                                                                                        (2,199)

 Dividends
  declared.......        --        --        --   --         --         --            (385)        --          --          (385)
 Reorganization..      (100)       -- 5,785,500   58    (12,232)        --              --         --          --       (12,174)
 Accrual of
  dividends on
  redeemable
  convertible
  preferred stock
  and accretion
  to redemption
  value..........        --        --        --   --         --         --            (604)        --          --          (604)
                    -------   ------- ---------  ---    -------       ----        --------    -------     -------      --------
Balance, December
 31, 1997........        --        -- 5,785,500   58    (12,232)         6          (4,059)        --          --       (16,227)

 Net loss........        --        --        --   --         --         --         (14,603)        --          --       (14,603)
 Foreign currency
  translation
  adjustments....        --        --        --   --         --        (18)             --         --          --           (18)
                                                                                                                       --------
 Total
  comprehensive
  income.........                                                                                                       (14,621)

 Accrual of
  dividends on
  redeemable
  convertible
  preferred stock
  and accretion
  to redemption
  value..........        --        --        --   --         --         --          (2,012)        --          --        (2,012)
                    -------   ------- ---------  ---    -------       ----        --------    -------     -------      --------
Balance, December
 31, 1998........        --        -- 5,785,500   58    (12,232)       (12)        (20,674)        --          --       (32,860)

 Net loss and
  total
  comprehensive
  income.........        --        --        --   --         --         --         (20,419)        --          --       (20,419)

 Issuance of
  common stock
  and warrants...        --        --        --   --      8,467         --              --         --          --         8,467
 Recognition of
  beneficial
  conversion
  feature on
  preferred
  stock..........        --        --        --   --      2,391         --          (2,391)        --          --            --
 Recognition of
  beneficial
  conversion
  feature on
  convertible
  debt...........        --        --        --   --      2,500         --              --         --          --         2,500
 Accrual of
  dividends on
  redeemable
  convertible
  preferred stock
  and accretion
  to redemption
  value..........        --        --        --   --         --         --          (2,643)        --          --        (2,643)
 Exercise of
  stock options..        --        --    31,781    1        109         --              --         --          --           110
 Exercise of
  stock options
  in exchange for
  notes
  receivable.....        --        --   636,225    6      2,539         --              --     (2,545)         --            --
 Compensation
  related to
  grants of stock
  options........        --        --        --   --      2,746         --              --         --      (2,602)          144
 Amortization of
  deferred
  compensation...        --        --        --   --         --         --              --         --         205           205
                    -------   ------- ---------  ---    -------       ----        --------    -------     -------      --------
Balance, December
 31, 1999........        --   $    -- 6,453,506  $65    $ 6,520       $(12)       $(46,127)   $(2,545)    $(2,397)     $(44,496)
                    =======   ======= =========  ===    =======       ====        ========    =======     =======      ========

  The accompanying notes are an integral part of these financial statements.

                              PRIME RESPONSE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1997      1998       1999
                                                 --------  ---------  --------
Cash flows used in operating activities:
 Net loss....................................... $ (2,245) $ (14,603) $(20,419)
 Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
  Depreciation and amortization of property and
    equipment...................................      304        654     1,032
  Amortization of goodwill and intangibles......       --      1,279     1,394
  Gain on sale of fixed assets..................       --        (12)       --
  Compensation expense related to stock
    options.....................................       --         --     2,025
  Interest expense related to beneficial
    conversion feature..........................       --         --     2,500
  Changes in assets and liabilities:
   Accounts receivable..........................   (1,106)    (1,739)   (4,313)
   Prepaid and other current assets.............     (442)      (560)   (1,448)
   Accounts payable.............................    1,098        (98)    2,258
   Accrued expenses and other liabilities.......      877      1,426     1,329
   Deferred revenue.............................      (34)       (94)    4,492
                                                 --------  ---------  --------
     Net cash used in operating activities......   (1,548)   (13,747)  (11,150)
                                                 --------  ---------  --------
Cash flows used in investing activities:
 Purchase of property and equipment.............     (575)    (1,086)   (1,428)
 Proceeds from sale of fixed assets.............       --         20        --
 Payment for acquired business..................       --     (2,812)       --
                                                 --------  ---------  --------
     Net cash used in investing activities......     (575)    (3,878)   (1,428)
                                                 --------  ---------  --------
Cash flows provided by (used in) financing
  activities:
 Proceeds from issuance of redeemable common
   stock and warrants...........................    4,275         --     4,000
 Proceeds from issuance of preferred stock
   (Series A, B and C) and warrants, net of
   issuance costs...............................   19,171      5,199     8,001
 Proceeds from credit facility..................       --         --     2,000
 Repayment of bank loans........................     (110)      (275)     (162)
 Proceeds from shareholder loans................       --         --     2,500
 Repayment of capital lease.....................     (112)      (197)     (329)
 Repayment of directors' loans..................       --     (8,113)       --
 Increase (decrease) in line of credit..........      728       (561)       --
 Dividends paid.................................     (227)        --        --
 Proceeds from exercise of stock options........       --         --       110
                                                 --------  ---------  --------
     Net cash provided by (used in) financing
       activities...............................   23,725     (3,947)   16,120
                                                 --------  ---------  --------
Effect of exchange rate on cash.................       46         (4)      (73)
                                                 --------  ---------  --------
Net increase (decrease) in cash and cash
  equivalents...................................   21,648    (21,576)    3,469
Cash and cash equivalents, beginning of year....      458     22,106       530
                                                 --------  ---------  --------
Cash and cash equivalents, end of year.......... $ 22,106  $     530  $  3,999
                                                 ========  =========  ========
Supplemental disclosure of non-cash
  transactions:
 Assets acquired under capital leases........... $    229  $     710  $    132
                                                 ========  =========  ========
 Promissory note issued for directors'
   shareholdings in connection with group
   reorganization............................... $  7,899         --        --
                                                 ========  =========  ========
 Issuance of restricted common stock in exchange
   for note receivable from shareholder.........       --         --  $  2,545
                                                 ========  =========  ========
 Conversion of shareholder loan to Series C
   preferred stock..............................       --         --  $  2,500
                                                 ========  =========  ========
Supplemental cash flow disclosure:
 Interest paid.................................. $    227  $     294  $    147
                                                 ========  =========  ========
 Income taxes paid.............................. $    256         --  $     15
                                                 ========  =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PRIME RESPONSE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

 The Company

    Prime Response, Inc. ("PRI") together with its consolidated subsidiaries ("Prime Response") is a leading provider of integrated eMarketing software solutions that enable businesses with large customer bases to create, manage and execute highly targeted internet and traditional marketing campaigns to build more loyal and profitable customer relationships. Prime Response's customers consist primarily of Fortune 1000 businesses as well leading e-commerce businesses primarily based in the United States and Europe. Prime Response sells its products through multiple distribution channels including direct sales and resellers.

 Basis of Presentation

    The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

    These financial statements represent the consolidated results of PRI and its predecessor, Prime Response Limited ("PRL"). PRI was formed as a holding company on September 26, 1997 and acquired 100% of the outstanding ordinary shares of PRL (a company incorporated in the United Kingdom in 1987) on October 23, 1997. Refer to Note 5 for discussion of the reorganization of Prime Response.

    Prime Response is subject to risks and uncertainties common to growing technology-based companies, including rapid technological developments, reliance on continued development and acceptance of the internet, intense competition and a limited operating history. Prime Response has sustained losses and negative cash flows from its operations since its reorganization in October 1997 (see Note 5). These matters raise substantial doubt about Prime Response's ability to continue as a going concern for at least the next twelve months. Management currently intends to raise cash through a firm commitment underwritten initial public offering, the proceeds of which are expected to exceed cash requirements for the next twelve months. If the initial public offering is not successfully completed, management intends to obtain alternative financing through the private placement of debt or equity, and reduce expenditures so as to minimize requirements for additional financial resources. Management believes that, if this offering is not completed, Prime Response will be able to successfully execute its alternative plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    Prime Response declared a 0.75 for 1 reverse common stock split on February 2, 2000. All share and per share amounts presented relating to common stock have been restated to reflect the common stock split.

 Principles of Consolidation

    The consolidated financial statements include the accounts of PRI and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated.

 Use of Estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              PRIME RESPONSE, INC.

 Concentration of Credit Risk

    Prime Response's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Prime Response's accounts receivable result primarily from operations and reflect a broad customer base both in the United States and Europe. Prime Response does not require collateral for its receivables.

 Fair Value of Financial Instruments

    Prime Response's financial instruments consist of cash, cash equivalents and debt and redeemable instruments. The carrying amounts of these instruments at December 31, 1999 approximate their fair values.

 Cash and Cash Equivalents

    Prime Response considers all highly liquid investments which have an original maturity of three months or less when acquired to be cash equivalents.

 Software Development Costs

    Software development costs are included in research and development expenses and are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" (SFAS 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which Prime Response has defined as the establishment of a working model, and the general availability of such software has been short and software development costs qualifying for capitalization have not been material. Accordingly, Prime Response has not capitalized any software development costs.

 Property and Equipment

    Property and equipment is stated at cost. Depreciation is provided using the straight line method over the assets' estimated useful lives, based on the following asset lives:

      Motor vehicles.................................................... 4 years
      Computer equipment................................................ 3 years
      Furniture and equipment........................................... 6 years

    The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

 Goodwill and Other Intangible Assets

    Prime Response amortizes goodwill and related intangible assets over estimated useful lives. Prime Response performs impairment reviews whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability Prime Response estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

                              PRIME RESPONSE, INC.

 Revenue Recognition

    Prime Response sells software licenses under master license agreements and recognizes revenue when the agreement has been signed, the software has been shipped (or software has been electronically delivered), the license fee is fixed or determinable, and collection of the resulting receivable is probable. For license agreements which require customer acceptance, license revenues are recognized only when obligations under the license agreement are completed and the software has been accepted by the customer. For license agreements in which Prime Response participates in financing arrangements, the fee is not considered to be fixed or determinable and revenue is recognized as payments become due. Prime Response provides professional services to customers under service contracts and recognizes revenue on a time and materials basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. These services are not essential to the functionality of the software and are often performed by other parties. Support revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the support period. In the event that a contract contains multiple elements, Prime Response allocates the aggregate of the contract value to each element based on relative fair values as established by vendor specific objective evidence. Vendor specific objective evidence is based on recent sales prices. Prime Response provides applications hosting services to customers and recognizes revenue as the services are performed.

    Revenues and profits under long-term fixed price contracts are recognized using percentage completion accounting. These contracts are assessed for losses and such losses are provided for in total in the period in which the losses become known.

    Prime Response typically does not grant to its customers a contractual right to return software products. When approved by management, however, Prime Response has accepted returns of certain software products and has provided an allowance for those specific products. Prime Response also provides reserves for customer receivable balances which are considered potentially uncollectible. Prime Response's allowances amounted to $112,000, $43,000 and $147,000 as of December 31, 1997, 1998 and 1999, respectively. The provision charged to the statement of operations was $92,000, $147,000 and $104,000 in 1997, 1998 and 1999, respectively, and write-offs against the allowances were $0, $216,000, and $0 in 1997, 1998 and 1999 respectively.

 Cost of Revenues

    All costs associated with software license production and distribution, primarily preparation and translation of user manuals, are recorded as cost of revenues for license fees. All costs associated with the services and support, comprising mainly labor and overhead costs, are recorded as cost of revenues for services and support. Services and support cost of revenues include any unbillable time related to the personnel associated with the professional services group. All costs associated with applications hosting, comprising mainly labor, equipment and overhead costs, are recorded as cost of revenues for applications hosting.

 Foreign Currency Translation

    Prime Response has determined that the functional currency of each foreign operation is the respective local currency. Transactions in a foreign currency are recorded at the rate of exchange on the date of the transaction. Assets and liabilities at year end are translated at the rate of exchange in effect at the period end. Translation gains or losses are included as a component of accumulated other comprehensive income in stockholders' equity.

 Income Taxes

    Prime Response recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities

                              PRIME RESPONSE, INC.

and assets are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. Prime Response provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized.

 Net Loss per Share

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are antidilutive for all periods presented. For the year ended December 31, 1996, basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of ordinary shares outstanding during the period.

    Pro forma net loss per share for the years ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of Prime Response's Series A, B and C convertible preferred stock into shares of common stock effective upon the closing of Prime Response's initial public offering as if such conversion occurred at the date of the original issuance. The number of shares to be issued for the participation payment is calculated based on $12.00 per share market value.

    Options to purchase 737,000 and 1,387,000 shares of common stock at exercise prices ranging from $3.41 to $10.80 per share, respectively, and warrants to purchase none and 1,246,000 shares of common stock at exercise prices ranging from $0.01 to $9.35 per share, respectively, have been excluded from the computation of diluted net loss per share for the years ended December 31, 1998 and 1999, respectively.

 Pro Forma Balance Sheet (Unaudited)

    Upon the closing of Prime Response's initial public offering, all shares of Series A, B and C convertible preferred stock outstanding at December 31, 1999 will automatically convert into 6,324,000 shares of Prime Response's common stock, 428,000 shares of redeemable common stock will convert into 428,000 shares of common stock, 2,841,000 shares of common stock will be issued to holders of the preferred stock in payment of accrued dividends and participation feature and an aggregate cash payment of $10.3 million will be made to some holders of preferred stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the preferred stock into common stock and issuance of common stock for the participation and dividend payments as of December 31, 1999.

 Stock Based Compensation

    Prime Response accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

 Segment Information

    Prime Response has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for

                              PRIME RESPONSE, INC.

making operating decisions and assessing performance. Prime Response has determined that it conducts its operations in three business segments, software licenses, applications hosting and services and support.

 Comprehensive Income

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"). Prime Response adopted SFAS 130 on January 1, 1998. SFAS 130, established standards for reporting comprehensive income and its components, and is presented in the consolidated statements of stockholders' equity. The measurement and presentation of net income did not change. Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income, such as translation adjustments.

 Recent Accounting Pronouncements

    In March 1998, the AICPA issued Statement of Position No. 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"). SOP 98-4 defers, for one year, the application of certain passages in SOP 97-2 which limit what is considered vendor-specific objective evidence ("VSOE") necessary to recognize revenue for software licenses on multiple-element arrangements when undelivered elements exist. In December 1998, the AICPA issued Statement of Position No. 98-9 "Modifications of SOP 97-2, Software Revenue Recognition, with Respect of Certain Transactions" ("SOP 98-9") which further extends the deferral of certain passages of SOP 97-2 relating to vendor specific objective evidence established in SOP 98-4 and also defines "residual value." The provisions of SOP 98-9 have been adopted for transactions entered during the fiscal year beginning January 1, 1999. Prime Response does not anticipate that this pronouncement will have a material effect on its results.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 19, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS 133. Prime Response does not anticipate that this pronouncement will have a material effect on its reported results or financial position.

2. Balance Sheet Components

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Property and equipment (in thousands):
     Furniture and equipment...................................  $  561  $  621
     Furniture and equipment under capital lease...............     504     560
     Computer equipment........................................   2,668   3,698
     Computer equipment under capital lease....................     438     760
     Motor vehicles under capital lease........................      96      94
                                                                 ------  ------
                                                                  4,267   5,733
   Accumulated depreciation on owned assets....................  (1,879) (2,561)
   Accumulated amortization on assets under capital lease......    (277)   (570)
                                                                 ------  ------
                                                                 $2,111  $2,602
                                                                 ======  ======

                              PRIME RESPONSE, INC.

    Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $250,000, $439,000, and $724,000, respectively.

    Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $55,000, $215,000, and $308,000, respectively.

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
   Accrued expenses and other liabilities (in thousands):
     Accrued compensation and related payroll taxes..............  $1,263 $1,917
     Dividends payable...........................................      --     --
     Accrued reseller commissions................................     466     --
     VAT payable.................................................      --    276
     Amounts due to customer* ...................................      --    500
     Other creditors and accruals................................     973  1,779
                                                                   ------ ------
                                                                   $2,702 $4,472
                                                                   ====== ======

* In November 1999 Prime Response agreed to refund amounts for a software license fee paid by a customer in 1998. This amount is payable in the amount of $125,000 per quarter for four quarters commencing in January 2000. No revenue was recognized in relation to this sale.

3. Debt

    Debt consists of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----  ------
     Bank line of credit.........................................  $167  $   --
     Term loans..................................................    --   2,000
                                                                   ----  ------
     Total debt..................................................   167   2,000
                                                                   ----  ------
     Less: short-term debt and current maturities of
        long-term debt...........................................  (167) (2,000)
                                                                   ----  ------
     Long-term debt..............................................  $ --  $   --
                                                                   ====  ======

 Bank Line of Credit

    The Line of Credit expired on December 1, 1999. At December 31, 1998, borrowings under the Line of Credit bore interest, payable quarterly, at the lender's base rate plus 2.75% (9.00% at December 31, 1998). Borrowings under the Line of Credit were collateralized by a security interest in substantially all of the assets of Prime Response. The Line of Credit also required Prime Response to comply with certain affirmative and negative covenants, including the maintenance of specified financial ratios.

 Term Loans

    On October 28, 1999, Prime Response entered into an agreement with Greyrock Capital which provided for a term loan of $2,000,000 which was received by Prime Response upon execution of the agreement. This term loan is payable in quarterly installments for one year beginning on February 28, 2000. Interest accrues at

                              PRIME RESPONSE, INC.

prime plus 2.00% (10.50% at December 31, 1999) and is payable monthly. The agreement also will allow Prime Response to borrow against outstanding receivable balances up to $3,000,000. This agreement will automatically renew on November 30, 2000 and each year thereafter unless terminated by either party.

4. Redeemable Convertible Preferred Stock

 Issuance

    The following table sets forth the redeemable convertible preferred stock ("preferred stock") activity (in thousands):

                            Series A        Series B        Series C          Total
                         --------------- --------------- --------------- ---------------
                                Carrying        Carrying        Carrying        Carrying
                         Shares  Value   Shares  Value   Shares  Value   Shares  Value
                         ------ -------- ------ -------- ------ -------- ------ --------

Issuance October 1997    1,155  $23,446     --  $    --     --   $   --  1,155  $23,446
Accrual of cumulative
  dividends and
  accretion to
  redemption value          --      604     --       --     --       --     --      604
                         -----  -------  -----  -------  -----   ------  -----  -------
Balance December 31,
  1997                   1,155   24,050     --       --     --       --  1,155   24,050
Issuance September 1998     --       --    867    5,199     --       --    867    5,199
Accrual of cumulative
  dividends and
  accretion to
  redemption value          --    1,896     --      116     --       --     --    2,012
                         -----  -------  -----  -------  -----   ------  -----  -------
Balance December 31,
  1998                   1,155   25,946    867    5,315     --       --  2,022   31,261
Issuance March 1999         --       --    833    4,281     --       --    833    4,281
Issuance July 1999          --       --     --       --  1,000    2,391  1,000    2,391
Issuance October 1999       --       --     --       --    833    2,500    833    2,500
Accrual of cumulative
  dividends and
  accretion to
  redemption value          --    1,896     --      747     --       --     --    2,643
                         -----  -------  -----  -------  -----   ------  -----  -------
Balance December 31,
  1999                   1,155  $27,842  1,700  $10,343  1,833   $4,891  4,688  $43,076
                         =====  =======  =====  =======  =====   ======  =====  =======

 Redemption

    The holders of Series A, B and C preferred stock are entitled to receive a payment of $20.52, $6.00 and $3.00, respectively, to be paid in cash or, at the option of Prime Response or the surviving entity, in securities of Prime Response or the surviving entity or other consideration received by the holders of shares of common stock in the event of a merger.

    Prime Response is required to reserve and keep available for issuance upon the conversion of the Series A, B and C preferred stock, such number of its authorized but unissued shares of common stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A, B and C preferred stock, and is required to take all action to increase the authorized number of share of common stock if at anytime there shall be insufficient authorized but unissued share of common stock to permit such reservation or to permit the conversion of all outstanding share of Series A, B and C preferred stock.

    These contractual terms make the Series A, B and C preferred stock redeemable.

    When issued, each share of Series C preferred stock in the July 1999 issuance was convertible into 0.75 shares of common stock, which represents a discount from the fair value of common stock on the date of the

                              PRIME RESPONSE, INC.

Series C issuance. The value attributable to this conversion feature represents an incremental yield, or a beneficial conversion feature, which will be recognized as a return to the preferred stockholders. This amount, equal to the net proceeds from the Series C offering of approximately $2,391,000, has been recorded as accretion of preferred stock to redemption value in the consolidated statement of operations in the year ended December 31, 1999, and represents a non-cash charge in the determination of net loss attributable to common stockholders.

    In August and September 1999, Prime Response obtained loans of $1,000,000 and $1,500,000, respectively, from a shareholder which were converted into 833,000 shares of Series C preferred stock in October 1999. When issued, both the August and September loans were immediately convertible into Series C preferred stock at the option of the holder. The number of shares of Series C preferred stock to be issued is calculated by dividing the principal amount of the notes by $3.00, which represents a discount from the fair value of common stock on the date of issuance. The values attributable to the conversion feature on each loan represent an incremental yield, or a beneficial conversion feature, which are recognized as additional interest on the loans. These amounts, equal to the proceeds from each loan of $1,000,000 and $1,500,000, respectively, have been charged to interest expense in the consolidated statement of operations in the year ended December 31, 1999, reflecting a non-cash expense.

 Conversion

    Each share of Series A, B and C are convertible into 3.1282, 0.7858 and
0.75 shares, respectively, of common stock ("common stock") at the option of the holders of the preferred stock or automatically upon closing of an initial public offering.

    At December 31, 1999, the Series A, B and C preferred shares were convertible into a total of 6,324,000 shares of common stock. Prime Response has reserved 3,613,000, 1,336,000 and 1,375,000 shares for the conversion of Series A, B and C preferred stock, respectively.

 Liquidation

    In the event of any liquidation of Prime Response, the holders of Series A, B and C preferred stock are entitled to receive, in preference to common stockholders and all others, on a pro-rata basis, $20.52, $6.00 and $3.00 per share, respectively, plus all accrued and unpaid dividends whether or not declared.

 Dividends

    The holders of Series A and B preferred stock are entitled to receive cumulative dividends in the amount of $3.59 and $0.51 per share, respectively, accruing daily, whether or not declared by the Board of Directors. These dividends are payable upon initial public offering, liquidation or merger of Prime Response. Cumulative and unpaid dividends on the Series A and B preferred stock at December 31, 1999 were $4,145,000 and $863,000, respectively. The holders of Series C preferred stock are not entitled to dividends. Dividends awarded to holders of Series A preferred stock are payable in shares of common stock. Dividends awarded to holders of Series B preferred stock are payable in cash or in shares of common stock, at the option of the preferred stock holder.

 Participation Payment

    In the event of an initial public offering the holders of Series A and C preferred stock are entitled to receive, in addition to accrued dividends and the common stock conversion feature, $20.52 and $3.00 per share,

                              PRIME RESPONSE, INC.

respectively, to be paid in shares of common stock. The number of shares of common stock to be issued will be calculated based on the valuation of the initial public offering. In the event of an initial public offering, the holders of Series B preferred stock are entitled to receive, in addition to accrued dividends and the conversion payment, $6.00 per share to be paid in shares of common stock or cash, as elected by the holder. If payment in common stock is elected, the number of shares of common stock to be issued will be calculated based on the valuation of the initial public offering.

    In the event of a merger or sale prior to an initial public offering, the holders of Series A, B and C preferred stock are entitled to receive, in addition to accrued dividends and the liquidation payment, a cash payment of $20.52, $6.00 and $3.00 per share, respectively.

 Voting

    The holders of preferred stock shares are entitled to vote, together with holders of common stock on all matters submitted to stockholders for vote. Each preferred stock holder is entitled to a number of votes equal to the number of shares of common stock into which each preferred stock share is convertible at the time of such vote.

5. Common Stock

 Reorganization

    Prime Response Group Inc. was incorporated on September 26, 1997. In October 1997 Prime Response Group Inc. affected a reorganization involving an exchange of common stock in Prime Response Group Inc. and a Promissory Note ("Note") for all of the outstanding ordinary shares of PRL. Additionally certain subsidiary companies of PRL became direct subsidiaries of Prime Response Group Inc. Prior to this reorganization, Prime Response Group Inc. had no operating activities of its own, all operations were conducted by PRL and its subsidiaries.

    In order to effect this reorganization, on October 23, 1997 Prime Response Group Inc. issued 7,035,000 shares of common stock and a Note for $7,899,000 to the former shareholders of PRL, a company incorporated in the United Kingdom in 1987 and PRI's principal operating subsidiary. The Note was repaid in July 1998. In exchange, the former shareholders of PRL transferred their shares in that company to Prime Response Group Inc. and issued an option to Prime Response Group Inc. to repurchase 1,249,500 of these shares at an exercise price of $3.42 per share and expires on September 30, 2000 on which date the shareholder has the right to put these shares to Prime Response at the same price. Prime Response has recorded the 1,249,500 as redeemable common stock and the remaining 5,785,500 as common stock.

    The shares in PRL are held by Prime Response Group Inc. as an investment in that subsidiary and are eliminated in consolidation. The exchange of shares in PRL for those in Prime Response Group Inc. represents various equity and debt transactions executed to facilitate investment by a U.S. venture capitalist and to allow an existing investor to liquidate a portion of his interest and therefore no change in control was recorded.

    Holders of PRI's common stock are entitled to one vote per share.

 Employee Stock Option Plan

    In April 1998 Prime Response's Board of Directors adopted, and the stockholders subsequently approved the 1998 Stock Option/Stock Issuances Plan (the "1998 Plan"). The 1998 Plan serves as the successor equity incentive program to the Company's 1997 Employee Stock Option Plan under which no options were issued.

                             PRIME RESPONSE, INC.

    The 1998 Plan is divided into two separate components: (i) the Discretionary Option Grant Program; and (ii) the Stock Issuance Program. The 1998 Plan will terminate on April 21, 2008 unless terminated earlier by the Board. The number of shares authorized in the 1998 Plan document of 1,250,000 was increased to 1,512,000 on September 30, 1998 and further increased to 2,148,000 on July 10, 1999. In October, 1999, Prime Response's Board of Directors authorized an increase in the number of shares authorized for grant to 2,898,000 and in November 1999, the Board of Directors further increased the number of shares authorized to 3,273,000.

    Options for common stock granted under the 1998 Plan are for exercise within periods not to exceed ten years and must be issued at prices not less than 100% and 85%, for incentive and non-qualified stock options, respectively, of the fair value of the stock on the date of grant, unless a lower value is approved by the Board of Directors. Incentive stock options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant.

    Options granted under the 1998 Plan vest in steps over a four-year period, from commencement date, with the first 25% vesting after one year, and the remainder vesting in 36 equal monthly installments.

    Prime Response accounts for stock options granted to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25. In connection with the grant of certain stock options to employees during the period from commencement of the 1998 Plan (April 1998) to December 31, 1998 and during the year ended December 31, 1999, Prime Response recorded deferred stock compensation of none and $2,602,000, respectively, representing the difference between the estimated fair market value of the common stock on measurement date and the exercise price. Compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options. Prime Response recorded compensation expense of none, none and $205,000 in 1997, 1998 and 1999, respectively in relation to these options. Compensation expense related to restricted shares was recorded on grant date. Prime Response recorded compensation expense of none, none and $1,677,000 in 1997, 1998 and 1999, respectively, in relation to these options. Compensation expense related to remeasurement of stock options due to extensions of exercise periods was recognized on the remeasurement date. Prime Response recorded compensation expense of none, none and $143,000 in 1997, 1998 and 1999, respectively, in relation to these options. Compensation expense is disclosed as a non-cash expense in the related Statement of Operations line items.

 Valuation of Stock Options

    Had compensation expense for the Plans been determined based upon the estimated grant date fair value pursuant to SFAS 123, Prime Response's net loss for years ended December 31, 1998 and 1999 would have been as follows:

                                                Year Ended        Year Ended
                                             December 31, 1998 December 31, 1999
                                             ----------------- -----------------
     Net loss (in thousands):
       As reported.........................      $(14,603)         $(20,419)
       Pro forma...........................      $(14,710)         $(20,574)
     Net loss per share attributable to
       common stockholders--basic and
       diluted:
       As reported.........................      $  (2.36)         $  (3.44)
       Pro forma...........................      $  (2.38)         $  (3.46)

                              PRIME RESPONSE, INC.

    The fair value of these stock awards at the date of grant was estimated using the minimum value method with the following assumptions:

                                                Year Ended        Year Ended
                                             December 31, 1998 December 31, 1999
                                             ----------------- -----------------
     Risk free interest rate................        5.24%             5.43%
     Dividend yield.........................           0%                0%
     Expected volatility....................           0%                0%
     Expected life..........................     10 years          10 years

    The determination of the fair value of all options granted should Prime Response become a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1999, and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

 Summary of Stock Options

  A summary of the status of Prime Response's options as of December 31, 1998 and 1999 and changes during the periods then ended are presented below.

                                           Year Ended           Year Ended
                                       December 31, 1998    December 31, 1999
                                       ------------------- ---------------------
                                                 Weighted-             Weighted-
                                                  Average               Average
                                                 Exercise              Exercise
                                        Shares     Price     Shares      Price
                                       --------  --------- ----------  ---------
Outstanding at beginning of period...        --       --      736,538    $3.41
  Granted............................   783,600    $3.41    1,613,144     4.92
  Exercised..........................        --       --     (668,006)    3.97
  Cancelled..........................   (47,062)    3.41     (294,203)    3.49
                                       --------    -----   ----------    -----
Outstanding at end of period.........   736,538    $3.41    1,387,473    $4.88
                                       ========    =====   ==========    =====
Options available for grant at end of
  period.............................   775,462             1,217,746
                                       ========            ==========
Options granted at fair value:
  Weighted average exercise price....  $   3.41            $     4.31
                                       ========            ==========
  Weighted average fair value........  $   1.42            $     1.72
                                       ========            ==========
Options granted below fair value:
  Weighted average exercise price....  $   3.41            $     6.09
                                       ========            ==========
  Weighted average fair value........  $   1.82            $     7.45
                                       ========            ==========

                              PRIME RESPONSE, INC.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                Vested and Exercisable
                                               ------------------------
                                    Weighted-
                                     Average
                                    Remaining
                                   Contractual Number
                         Number     Life (in     of    Weighted-Average
      Exercise Price   Outstanding   Years)    Shares   Exercise Price
      --------------   ----------- ----------- ------- ----------------
          $3.41           452,593     7.53     251,382      $ 3.41
           4.00           450,052     8.82      87,828        4.00
           6.67           436,970     9.82         --         6.67
          10.80            47,858     9.92         --        10.80
                        ---------     ----     -------      ------
                        1,387,473     8.75     339,210      $ 3.56
                        =========     ====     =======      ======

 Issuance of Warrants

    During 1999, Prime Response issued warrants to purchase up to 313,000 and 251,000 shares of Prime Response's Common Stock at an exercise price of $3.41 and $.01 per share, respectively, in conjunction with the Series B and Series C preferred stock issuance, respectively. The warrants have terms of five years and seven years, respectively. The fair value of these warrants was determined to be $2.69 and $11.84 per share, respectively, using the Black-Scholes option pricing model, based on the following assumptions: 85.00% volatility, a term of five and seven years, respectively, and interest rates of 5.87% and 6.07%, respectively. The value of the warrants have been recorded as $720,000 and $609,000, respectively, and have been included in additional paid in capital.

    Also during 1999, Prime Response issued 682,000 warrants to Andersen Consulting. See details of this warrant issuance in Note 6.

 Shareholder Note Receivable and Restricted Stock

    At December 31, 1999, Prime Response held a note receivable in the amount of $2,545,000 from an employee shareholder in consideration for the issuance of restricted stock. The note is non-interest bearing and is due on January 31, 2009. Imputed interest of $1,678,000 has been recognized for this note and will be amortized as income over the life of the loan. Compensation expense of $1,678,000 for the discount from fair value due to imputed interest was recognized at the time the shares were issued. Shares vest and restrictions lapse in accordance with the terms of the 1998 Stock Option/Stock Issuance Plan. In the event employment is terminated, Prime Response can elect to repurchase, and the employee is obligated to sell, any of the vested shares for fair market value and any unvested shares for the original purchase price. During 1999, 636,000 shares of common stock were issued subject to such time-based restrictions and all remain unvested at December 31, 1999.

6. Andersen Consulting Relationship

    On December 6, 1999, Prime Response and Andersen Consulting entered into a joint marketing agreement and, along with an affiliate of Andersen Consulting, a stock and warrant purchase agreement. Pursuant to the stock and warrant purchase agreement, Andersen Consulting purchased 428,000 shares of common stock and Andersen Consulting received a warrant to purchase 682,000 shares of common stock. This warrant has an exercise price of $9.35 per share and vests upon the earlier to occur of September 9, 2000 or the date of an acquisition of Prime Response. Andersen Consulting also has a right of first refusal to participate in any equity issuances by Prime Response prior to its initial public offering in order to maintain its percentage

                              PRIME RESPONSE, INC.

ownership interest in Prime Response, subject to specified exceptions. The aggregate purchase price paid by Andersen Consulting for the common stock and this warrant was $4,000,000. Andersen Consulting has no performance obligations under the stock and warrant purchase agreement or this warrant.

    Prime Response has recorded the stock at fair value and based on a value equal to 90% of the estimated mid-point of the initial public offering range. The fair value of the stock is $4,622,400. Prime Response calculated the fair value of the warrants on date of grant using Black Scholes model with the following assumptions: 7 year useful life (life of warrant), 6.07% risk-free interest rate, zero dividends and 85.19% volatility. Based on this calculation, the extended fair value of the warrants is $6,536,080. Prime Response has recorded an intangible asset of $7,010,000 which is equal to the excess of the aggregate fair values of the common stock and warrants over the purchase price. This asset is being amortized as a non-cash sales and marketing expense over its estimated useful life of four years, which reflects the term of the marketing agreement.

    Prime Response issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting. Of this amount, 300,000 shares will vest in share increments determined by the extent to which $2.0 billion exceeds Prime Response's market capitalization at the time of its initial public offering. An additional 75,000 shares will vest in increments of 7,500 shares for each $100.0 million that market capitalization exceeds $2.0 billion, up to a maximum market capitalization of $3.0 billion. This warrant has an exercise price of $9.35 per share. Prime Response will measure the fair value of the warrants when achievement of the market capitalization targets is probable. No subsequent remeasurement will be necessary. Achievement of these targets was not considered probable at December 31, 1999.

    Prime Response also issued a performance warrant to purchase 375,000 shares of common stock to Andersen Consulting which will vest in increments of 10,500 shares for each $1.0 million of sales resulting from joint marketing efforts up to $25 million and then in increments of 4,500 shares for each $1.0 million of sales from $25 million to $50 million. This warrant also has an exercise price of $9.35 per share. Prime Response will measure the value of these warrants at the time such targets are probable and will record an expense for the value of the warrant at that time. This charge will be adjusted to the final value of the warrant at the time the sales targets are met. Achievement of these targets was not considered probable at December 31, 1999.

    All warrants have a seven-year term. In the event that the marketing agreement is terminated as a result of a breach by Andersen Consulting, no further vesting under the warrants will occur, but those warrants already exercisable will remain exercisable during their term to the extent then vested.

    In the event that neither an initial public offering nor any other liquidity event occurs by January 1, 2001, Andersen Consulting or its affiliates will have the right to require Prime Response to repurchase the 428,000 shares of common stock for $4,000,000. The repurchase amount will be payable in three quarterly installments, plus 8% interest on the entire amount beginning on January 1, 2001, plus additional interest of 7% per annum in the event Prime Response fails to make any payment when due. This put right will terminate upon an initial public offering or other liquidity event. As a result of this put right, the common stock recorded in relation to this transaction was classified as mandatorily redeemable common stock.

    Prime Response is obligated to engage Andersen Consulting for consulting services of at least $1.0 million before December 31, 2001. Services under this agreement will be expensed as incurred; any short-fall from the $1.0 million obligation will be expensed when considered probable.

                              PRIME RESPONSE, INC.

    If designated sales targets are met, Andersen Consulting is obligated to provide up to $1.0 million in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The expenditure of these funds will be controlled by a committee comprised of both Andersen Consulting and Prime Response personnel. This obligation has not been recorded, as the probability of achieving the designated sales targets is uncertain as of December 31, 1999.

7. Commitments and Contingencies

 Leases

    Prime Response has several operating lease agreements primarily involving real estate and computers and equipment. These leases are noncancelable and expire on various dates through 2013. Rent expense for operating leases totaled $897,000, $2,291,000, and $2,465,000 for the years ended December 31, 1997,
1998, and 1999, respectively. Future minimum rental payments under leases with initial or remaining terms of one year or more are as follows:

                                                               Operating Capital
                                                               --------- -------
                                                                (in thousands)
   Year ending December 31,
   2000.......................................................  $1,847    $347
   2001.......................................................   1,149     213
   2002.......................................................     653     116
   2003.......................................................     564      --
   2004.......................................................     321      --
   Thereafter.................................................   1,468      --
                                                                ------    ----
   Total future minimum lease payments........................  $6,002    $676
                                                                ------    ----
   Less: portion representing interest........................             (76)
                                                                          ----
                                                                          $600
                                                                          ====


8. Income Taxes

    Prime Response, Inc.'s statutory and effective tax rates were 34% and 0%, respectively, for each of the years ended December 31, 1998 and 1999. The effective tax rate was 0% due to net operating losses ("NOL") and nonrecognition of any deferred tax asset. For December 31, 1997 there was a provision for income taxes relating to non-U.S. operations of $159,000 resulting in an effective tax rate of 7.6%.

    Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                              December 31,
                                                          ----------------------
                                                           1998      1999
                                                          -------  --------
  Net operating loss carryforwards......................  $ 4,049  $  8,708
  Other deferred tax assets.............................      768     1,412
                                                          -------  --------
  Gross deferred tax asset..............................    4,817    10,120
  Valuation allowance...................................   (4,817)  (10,120)
                                                          -------  --------
  Net deferred taxes....................................  $    --  $     --
                                                          =======  ========

                              PRIME RESPONSE, INC.

    Prime Response, Inc. has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If Prime Response, Inc. achieves profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

    At December 31, 1999, Prime Response, Inc. has federal and state net operating loss carryforwards of approximately $9,000,000 available to reduce future federal and state income taxes payable. These net operating loss carryforwards begin to expire in 2017 for federal purposes and 2003 for state purposes. Prime Response, Inc. also has non-US net operating loss carryforwards of $16,000,000, some of which begin to expire in 2003.

    Under the Internal Revenue Code, certain substantial changes in Prime Response, Inc.'s ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

    Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of common stock in connection with an initial public offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with
Section 382 of the Internal Revenue Code.

9. Segment Analysis

    Prime Response earned all of its revenue from external customers. Prime Response is organized into three segments, software licenses, services and support and applications hosting, to reflect the key sales lines. The distribution of revenues and total assets by geographic location is as follows (in thousands):

                                                        Year Ended December 31, 1999
                         ------------------------------------------------------------------------------------------------
                                     1997                            1998                               1999
                         ------------------------------  --------------------------------  ------------------------------
                                          Rest                             Rest                             Rest
                                           of                               of                               of
                           US      UK     World  Total     US      UK     World    Total     US      UK    World   Total
                         ------- -------  ----- -------  ------  -------  ------  -------  ------- ------- ------ -------
Revenues:
 Software licenses.....  $    65 $ 2,868   $--  $ 2,933  $3,295  $ 5,094  $  106  $ 8,495  $ 1,462 $ 7,797 $  875 $10,134
 Services and support..       --   2,495    --    2,495   1,075    3,104      35    4,214    2,025   4,092    402   6,519
 Applications hosting..       --   4,754    --    4,754      --    3,827      --    3,827       --   3,869     --   3,869
                         ------- -------   ---  -------  ------  -------  ------  -------  ------- ------- ------ -------
  Total revenues.......  $    65 $10,117   $--  $10,182  $4,370  $12,025  $  141  $16,536  $ 3,487 $15,758 $1,277 $20,522
                         ======= =======   ===  =======  ======  =======  ======  =======  ======= ======= ====== =======
Gross profit:
 Software licenses.....  $    59 $ 2,791   $--  $ 2,850  $3,290  $ 4,947  $  106  $ 8,343  $ 1,462 $ 7,797 $  875 $10,134
 Services and support..       --    (557)   --     (557)   (631)  (1,597)    (35)  (2,263)     118   1,745     21   1,884
 Applications hosting..       --   2,831    --    2,831      --    1,350      --    1,350       --   1,093     --   1,093
                         ------- -------   ---  -------  ------  -------  ------  -------  ------- ------- ------ -------
  Total gross profit...  $    59 $ 5,065   $--  $ 5,124  $2,659  $ 4,700  $   71  $ 7,430  $ 1,580 $10,635 $  896 $13,111
                         ======= =======   ===  =======  ======  =======  ======  =======  ======= ======= ====== =======
  Total assets.........  $21,573 $ 5,149   $--  $26,722  $3,847  $ 3,555  $2,750  $10,152  $13,481 $11,392 $  643 $25,515
                         ======= =======   ===  =======  ======  =======  ======  =======  ======= ======= ====== =======

10. Acquisitions

    On January 19, 1998, Prime Response acquired certain intellectual property rights and other intangible assets related to the MIND software business from an Irish company, Admiral IT Services Limited, for consideration of $2,812,000. The acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired based upon the fair market values as determined by Prime Response at the date of acquisition and will be amortized on a straight-line basis over the estimated economic lives of two years, principally for goodwill.

                             PRIME RESPONSE, INC.

    At December 31, 1999, Prime Response had accumulated amortization relating to this intangible asset of $2,560,000.

11. Related Party Transactions

    During the year ended December 31, 1999, Prime Response made sales totaling $540,000 to a company which is partly owned by a significant shareholder of Prime Response. At December 31, 1999, $110,000 remained outstanding from this related party.

    During the year ended December 31, 1999, Prime Response made sales totaling $27,000 to a company which is partly owned by a significant shareholder and which two of our Directors hold management and directorship positions, respectively. At December 31, 1999, $27,000 remained outstanding from this related party.

    There were no material related party transactions during the years ended December 31, 1997 and 1998.

12. Employee Benefit Plan

    Prime Response offers a 401(k) plan to its our United States employees who meet certain defined requirements. Under the terms of the 401(k) plan, eligible employees may elect to make tax-deferred contributions, and Prime Response may match 25% of the lesser of the contributing employee's elective deferral or 4% of the contributing employee's total salary. During 1998 and the year ended December 31, 1999, Prime Response contributed approximately $11,000 and $20,000, respectively, to the 401(k) plan. Prime Response made no contributions during 1997.

    Prime Response offers comparable benefits to certain employees located outside the United States.

Prime@Vantage.com(TM), the name of our principle product, followed by:

Prime@Vantage.com(TM) can help our clients to build more profitable and loyal customer relationships by developing and deploying immediate, personalized marketing messages to existing and potential customers.

Underneath this description is a picture of a computer screen shot depicting other carrier's marketing campaign and offering links to descriptions of the Company's Marketing Strategies.

Below the screen shot is the following description:

This Event Logic Tree visually illustrates a multi-stage, multi-channel marketing campaign aimed to help reduce customer "churn" for a fictitious telcom company. The campaign segments the audience, allowing consistent marketing messages to be delivered through various channels.

                       [PRIME RESPONSE LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee.......................................  $   13,813.80
      NASD filing fee............................................      57,325.50
      Nasdaq National Market listing fee.........................      95,000.00
      Blue Sky fees and expenses.................................      10,000.00
      Transfer Agent and Registrar fees..........................      30,000.00
      Accounting fees and expenses...............................     500,000.00
      Legal fees and expenses....................................     200,000.00
      Director and Officer Liability Insurance...................     143,860.70
      Printing and mailing expenses..............................     150,000.00
                                                                   -------------
        Total....................................................  $1,200,000.00
                                                                   =============

Item 14. Indemnification of Directors and Officers

    Article EIGHTH of the Registrant's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

    Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since November 1, 1996. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

    (a) Issuances of Capital Stock.

    In October, 1997, we issued and sold an aggregate of 1,155,000 shares of Series A convertible preferred stock in a private financing for an aggregate price of $23,697,000.

    On September 21, 1998, we issued and sold an aggregate of 866,500 shares of Series B convertible preferred stock in a private financing for an aggregate purchase price of $5,199,000.

    On March 2, 1999, we issued and sold an aggregate of 833,334 shares of Series B convertible preferred stock in a private financing for an aggregate purchase price of $5,001,004.

    In March, 1999, we issued two warrants to purchase an aggregate of 312,500 shares of common stock at an exercise price of $3.4133 per share.

    In June, 1999, we issued 636,225 shares our common stock to our chief executive officer, Peter Boni, at a purchase price of $4.00 per share.

    On July 15, 1999, we issued and sold 1,000,000 shares of Series C convertible preferred stock in a private financing for an aggregate purchase price of $3,000,000.

    On July 15, 1999, we issued two warrants to purchase an aggregate of 251,539 shares of common stock at an exercise price of $0.01 per share.

    On October 19, 1999, we issued 833,331 shares of Series C convertible preferred stock to two of our investors upon conversion of promissory notes totaling $2,500,000.

    On December 9, 1999, we issued warrants to purchase up to 1,432,282 shares of common stock to Andersen Consulting. Of these, a warrant to purchase 682,233 shares of common stock was immediately exercisable, a warrant to purchase up to 375,000 shares of common stock vests upon market valuation on certain dates, and a warrant to acquire 375,000 shares of common stock vests upon the achievement of certain marketing goals. The exercise price of all such warrants is $9.346 per share.

    On December 9, 1999, we issued 427,806 shares of common stock to an affiliate of Andersen Consulting for $4,000,000.

    (b) Certain Grants and Exercises of Stock Options. As of December 31, 1999, options to purchase 668,006 shares of common stock had been exercised for a consideration of $2,655,000 under the Registrant's 1998 Stock Option/Stock Issuance Plan and options to purchase 1,387,473 shares of common stock were outstanding under the Registrant's 1998 Stock Option/Stock Issuance Plan. No options to purchase shares of common stock are outstanding under the Registrant's 1999 Non-Employee Director Stock Option Plan.

    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
      1.1    Form of Underwriting Agreement

     +3.1    Amended and Restated Certificate of Incorporation of Prime
             Response, as amended

      3.2    Second Amended and Restated Certificate of Incorporation of Prime
             Response, to be filed with the Secretary of State of the State of Delaware on February 2, 2000

      3.3    Form of Third Amended and Restated Certificate of Incorporation of
             Prime Response to be filed with the Secretary of State of the State of Delaware and effective upon the closing of the offering

     +3.4    By-laws of Prime Response, as amended, as currently in effect

      3.5 Form of Amended and Restated By-laws of Prime Response to be effective upon the effectiveness of the offering

      4.1    Specimen Certificate for shares of Common Stock of Prime Response

      5.1    Opinion of Hale and Dorr LLP

    +10.1    1998 Stock Option/Stock Issuance Plan, with United Kingdom
             Addendum

    +10.2    Amendment No. 1 to 1998 Stock Option/Stock Issuance Plan

    +10.3    Amendment No. 2 to 1998 Stock Option/Stock Issuance Plan

 Exhibit No.                             Description
 -----------                             -----------
   +10.4     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Notice of Grant of Stock Option

   +10.5     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Stock Option Agreement, with Addendum

   +10.6     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Stock Purchase Agreement

   +10.7     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Notice of Grant of Stock Option

   +10.8     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Option Agreement, with Addendum

   +10.9     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Purchase Agreement, with Addendum

   +10.10    1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Issuance Agreement, with Addendum

   +10.11    1999 Outside Director Stock Option Plan

   +10.12    1999 Employee Stock Purchase Plan

   +10.13    Stock Purchase Agreement dated as of October 1, 1997 by and among
             Prime Response, General Atlantic Partners 42, L.P. and GAP
             Coinvestment Partners, L.P.

   +10.14    Amendment No. 1 to Stock Purchase Agreement dated as of October
             23, 1997

   +10.15 Stock Purchase Agreement dated as of September 21, 1998 by and among Prime Response and certain other stockholders

   +10.16 Stock and Warrant Purchase Agreement dated as of March 2, 1999 among Prime Response, General Atlantic Partners 52, L.P. and GAP
             Coinvestment Partners II, L.P.

   +10.17 Stock and Warrant Purchase Agreement dated as of July 15, 1999 among Prime Response, General Atlantic Partners 52, L.P. and GAP
             Coinvestment Partners II, L.P.

   +10.18    Common Stock Purchase Warrant of Prime Response issued to General
             Atlantic Partners 52, L.P. dated February 28, 1999

   +10.19    Common Stock Purchase Warrant of Prime Response issued to GAP
             Coinvestment Partners II, L.P. dated February 28, 1999

   +10.20    Common Stock Purchase Warrant of Prime Response issued to General
             Atlantic Partners 52, L.P. dated July 15, 1999

   +10.21    Common Stock Purchase Warrant of Prime Response issued to GAP
             Coinvestment II, L.P. dated July 15, 1999

   +10.22    Amended and Restated Registration Rights Agreement among Prime
             Response, General Atlantic Partners 42, L.P., GAP Coinvestment
             Partners, L.P. and the Stockholders named therein dated December
             6, 1999

   +10.23    Common Stock and Warrant Purchase Agreement dated as of December
             6, 1999 by and among Prime Response, Andersen Consulting LLP and
             AC Ventures B.V.

   +10.24 Warrant Purchase Agreement dated as of December 6, 1999 by and between Prime Response and Andersen Consulting LLP

   +10.25    Common Stock Purchase Warrant No. AC-1 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999

   +10.26    Common Stock Purchase Warrant No. AC-2 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999


   +10.27    Common Stock Purchase Warrant No. AC-3 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999


 Exhibit No.                             Description
 -----------                             -----------
   +10.28    Marketing Agreement dated December 6, 1999 between Prime Response and Andersen Consulting LLP

   +10.29    Consulting Services Agreement dated as of December 6, 1999 between
             Prime Response and Andersen Consulting LLP

   +10.30 Loan and Security Agreement, with schedule, dated October 28, 1999 between Greyrock Capital and Prime Response U.S., Inc. (formerly,
             Prime Response Inc.)

   +10.31    Security Agreement dated October 28, 1999 between Prime Response
             U.S., Inc. (formerly, Prime Response Inc.) and Greyrock Capital

   +10.32    Continuing Guaranty dated October 28, 1999 by Prime Response U.S.,
             Inc. (formerly, Prime Response Inc.) in favor of Greyrock Capital

   +10.33    Streamlined Facility Agreement dated October 28, 1999 between
             Greyrock Capital and Prime Response U.S., Inc. (formerly, Prime
             Response, Inc.)

   +10.34    Letter of Credit Agreement dated November 24, 1999 between
             Greyrock Capital and Prime Response U.S., Inc.

   +10.35    Employment Agreement between Prime Response and Peter Boni dated
             January 13, 1999

    10.36 Employment Agreement between Prime Response and James Carling dated November 10, 1999

    10.37    Employment Agreement between Prime Response Limited and Allen
             Swann dated February 2, 1998

    10.38    Employment Agreement between Prime Response and Gary Daniels dated
             November 30, 1998

    10.39 Employment Agreement between Prime Response and Paul Lavallee dated October 22, 1999

    10.40    Employment Agreement between Prime Response and Frederick H.
             Phillips dated October 21, 1999

    10.41 Employment Agreement between Prime Response and James P. Plantan dated August 10, 1999

    10.42 Employment Agreement between Prime Response and Brad Braddock dated August 5, 1999

    10.43 Office Lease and License Agreements for Denver Place Plaza Tower between Prime Response U.S., Inc. (formerly, Prime Response Inc.)
             and Denver-Stellar Associated Limited Partnership dated January
             20, 1999

    10.44    Office Lease, Subordination Agreement and Subsequent Amendments
             for China Basin Landing Premises between Prime Response U.S., Inc.
             (formerly, Prime Response Inc.) and BRE/CBL, LLC dated March 25,
             1999

    10.45    Office Lease for Goat Wharf Premises between Prime Response
             Limited and PDFM Limited dated December 29, 1995

    10.46    Office Lease for Cambridge Park Drive premises between Prime
             Response and Spaulding and Slye Services Limited Partnership commencing June 1, 1999

    10.47    Lease Agreement for Collins Street Business Centre between Prime
             Response Pty. Ltd. and Merdene Pty. Ltd. dated November 24, 1999

    21.1     List of Subsidiaries

    23.1     Consent of PricewaterhouseCoopers LLP

    23.2     Consent of Hale and Dorr LLP (included in Exhibit 5.1)

   +24.1 Powers of Attorney (included on the signature page of the registration statement)

    27.1     Financial Data Schedule

   +99.1     Consent of Marc McMorris

--------
+ Previously filed

    (b) Financial Statement Schedules

    Schedule II Valuation and Qualifying Accounts

    All other schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 18th day of February, 2000.

                                          Prime Response, Inc.

                                                     /s/ Peter J. Boni
                                          By: _________________________________
                                                       Peter J. Boni
                                               President and Chief Executive
                                                          Officer

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Prime Response, Inc., hereby severally constitute and appoint Peter J. Boni and John A. Burgess, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Prime Response, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Peter J. Boni            President, Chief Executive  February 18, 2000
______________________________________  Officer and Director
            Peter J. Boni               (principal executive
                                        officer)

                  *                    Chief Financial Officer     February 18, 2000
______________________________________  (principal accounting
        Frederick H. Phillips           officer)

                  *                    Director                    February 18, 2000
______________________________________
         Richard S. Braddock

                  *                    Director                    February 18, 2000
______________________________________
            James Carling

                  *                    Director                    February 18, 2000
______________________________________
           William E. Ford

                  *                    Director                    February 18, 2000
______________________________________
            Terry Osborne

        *By: /s/ Peter J. Boni
______________________________________
            Peter J. Boni
         As Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
    +1.1     Form of Underwriting Agreement

    +3.1     Amended and Restated Certificate of Incorporation of Prime
             Response, as amended

    +3.2     Second Amended and Restated Certificate of Incorporation of Prime
             Response, to be filed with the Secretary of State of the State of Delaware on February 2, 2000

    +3.3     Form of Third Amended and Restated Certificate of Incorporation of
             Prime Response to be filed with the Secretary of State of the State of Delaware and effective upon the closing of the offering

    +3.4     By-laws of Prime Response, as amended, as currently in effect

    +3.5 Form of Amended and Restated By-laws of Prime Response to be effective upon the effectiveness of the offering

    +4.1     Specimen Certificate for shares of Common Stock of Prime Response

    +5.1     Opinion of Hale and Dorr LLP

   +10.1     1998 Stock Option/Stock Issuance Plan, with United Kingdom
             Addendum

   +10.2     Amendment No. 1 to 1998 Stock Option/Stock Issuance Plan

   +10.3     Amendment No. 2 to 1998 Stock Option/Stock Issuance Plan

   +10.4     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Notice of Grant of Stock Option

   +10.5     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Stock Option Agreement, with Addendum

   +10.6     1998 Stock Option/Stock Issuance Plan (United Kingdom) Form of
             Stock Purchase Agreement

   +10.7     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Notice of Grant of Stock Option

   +10.8     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Option Agreement, with Addendum

   +10.9     1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Purchase Agreement, with Addendum

   +10.10    1998 Stock Option/Stock Issuance Plan (United States) Form of
             Stock Issuance Agreement, with Addendum

   +10.11    1999 Outside Director Stock Option Plan

   +10.12    1999 Employee Stock Purchase Plan

   +10.13    Stock Purchase Agreement dated as of October 1, 1997 by and among
             Prime Response, General Atlantic Partners 42, L.P. and GAP
             Coinvestment Partners, L.P.

   +10.14    Amendment No. 1 to Stock Purchase Agreement dated as of October
             23, 1997

   +10.15 Stock Purchase Agreement dated as of September 21, 1998 by and among Prime Response and certain other stockholders

   +10.16 Stock and Warrant Purchase Agreement dated as of March 2, 1999 among Prime Response, General Atlantic Partners 52, L.P. and GAP
             Coinvestment Partners II, L.P.

   +10.17 Stock and Warrant Purchase Agreement dated as of July 15, 1999 among Prime Response, General Atlantic Partners 52, L.P. and GAP
             Coinvestment Partners II, L.P.

   +10.18    Common Stock Purchase Warrant of Prime Response issued to General
             Atlantic Partners 52, L.P. dated February 28, 1999

 Exhibit No.                             Description
 -----------                             -----------
   +10.19    Common Stock Purchase Warrant of Prime Response issued to GAP
             Coinvestment Partners II, L.P. dated February 28, 1999

   +10.20    Common Stock Purchase Warrant of Prime Response issued to General
             Atlantic Partners 52, L.P. dated July 15, 1999

   +10.21    Common Stock Purchase Warrant of Prime Response issued to GAP
             Coinvestment II, L.P. dated July 15, 1999

   +10.22    Amended and Restated Registration Rights Agreement among Prime
             Response, General Atlantic Partners 42, L.P., GAP Coinvestment
             Partners, L.P. and the Stockholders named therein dated December
             6, 1999

   +10.23    Common Stock and Warrant Purchase Agreement dated as of December
             6, 1999 by and among Prime Response, Andersen Consulting LLP and
             AC Ventures B.V.

   +10.24 Warrant Purchase Agreement dated as of December 6, 1999 by and between Prime Response and Andersen Consulting LLP

   +10.25    Common Stock Purchase Warrant No. AC-1 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999

   +10.26    Common Stock Purchase Warrant No. AC-2 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999

   +10.27    Common Stock Purchase Warrant No. AC-3 of Prime Response issued to
             Andersen Consulting LLP dated December 9, 1999

   +10.28 Marketing Agreement dated December 6, 1999 between Prime Response and Andersen Consulting LLP

   +10.29    Consulting Services Agreement dated as of December 6, 1999 between
             Prime Response and Andersen Consulting LLP

   +10.30 Loan and Security Agreement, with schedule, dated October 28, 1999 between Greyrock Capital and Prime Response U.S., Inc. (formerly,
             Prime Response Inc.)

   +10.31    Security Agreement dated October 28, 1999 between Prime Response
             U.S., Inc. (formerly, Prime Response Inc.) and Greyrock Capital

   +10.32    Continuing Guaranty dated October 28, 1999 by Prime Response U.S.,
             Inc. (formerly, Prime Response Inc.) in favor of Greyrock Capital

   +10.33    Streamlined Facility Agreement dated October 28, 1999 between
             Greyrock Capital and Prime Response U.S., Inc. (formerly, Prime
             Response, Inc.)

   +10.34    Letter of Credit Agreement dated November 24, 1999 between
             Greyrock Capital and Prime Response U.S., Inc.

   +10.35    Employment Agreement between Prime Response and Peter Boni dated
             January 13, 1999

   +10.36 Employment Agreement between Prime Response and James Carling dated November 10, 1999

   +10.37    Employment Agreement between Prime Response Limited and Allen
             Swann dated February 2, 1998

   +10.38    Employment Agreement between Prime Response and Gary Daniels dated
             November 30, 1998

   +10.39 Employment Agreement between Prime Response and Paul Lavallee dated October 22, 1999

   +10.40    Employment Agreement between Prime Response and Frederick H.
             Phillips dated October 21, 1999

   +10.41 Employment Agreement between Prime Response and James P. Plantan dated August 10, 1999

   +10.42 Employment Agreement between Prime Response and Brad Braddock dated August 5, 1999

   +10.43 Office Lease and License Agreements for Denver Place Plaza Tower between Prime Response U.S., Inc. (formerly, Prime Response Inc.)
             and Denver-Stellar Associated Limited Partnership dated January
             20, 1999


 Exhibit No.                             Description
 -----------                             -----------
   +10.44    Office Lease, Subordination Agreement and Subsequent Amendments
             for China Basin Landing Premises between Prime Response U.S., Inc.
             (formerly, Prime Response Inc.) and BRE/CBL, LLC dated March 25,
             1999

   +10.45    Office Lease for Goat Wharf Premises between Prime Response
             Limited and PDFM Limited dated December 29, 1995

   +10.46    Office Lease for Cambridge Park Drive premises between Prime
             Response and Spaulding and Slye Services Limited Partnership commencing June 1, 1999

   +10.47    Lease Agreement for Collins Street Business Centre between Prime
             Response Pty. Ltd. and Merdene Pty. Ltd. dated November 24, 1999

   +21.1     List of Subsidiaries

   +23.1     Consent of PricewaterhouseCoopers LLP

   +23.2     Consent of Hale and Dorr LLP (included in Exhibit 5.1)

   +24.1 Powers of Attorney (included on the signature page of the registration statement)

   +27.1     Financial Data Schedule

   +99.1     Consent of Marc McMorris

--------
+ Previously filed